Registration No. 333-________
================================================================================
       Filed with the Securities and Exchange Commission on July 29, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        SYMONS INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

        Indiana                    6331                         35-1707115
   (State or other       (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of         Classification Code No.)        Identification No.)
    incorporation
  or organization)

            4720 Kingsway Drive                     Alan G. Symons
        Indianapolis, Indiana 46205               4720 Kingsway Drive
              (317) 259-6300                  Indianapolis, Indiana 46205
                                                    (317) 259-6300


                                    Copy to:
  Catherine L. Bridge, Esq.                   Lars Bang-Jensen, Esq.
     Barnes & Thornburg                      Robert S. Rachofsky, Esq.
1313 Merchants Bank Building          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    11 S. Meridian Street                      125 West 55th Street
 Indianapolis, Indiana 46204              New York, New York  10019-5389


Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                          Proposed              Proposed Maximum            Amount of
    Title of each Class of        Amount to be        Maximum Offering         Aggregate Offering         Registration
  Securities to be Registered      Registered          Price Per Unit               Price (1)                  Fee

Common Stock, without par value     3,450,000             $12.00                    $41,400,000.00          $14,276.00
=========================================================================================================================

(1)  Estimated solely for the purpose of computing the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                        SYMONS INTERNATIONAL GROUP, INC.

                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K
                     for Registration Statements on Form S-1
                             and Form of Prospectus

       Item in Form S-1                                     Caption in Prospectus
       -----------------------------------------------------------------------------------------------------
1.     Forepart of Registration Statement
       and Outside Front Cover Page
       of Prospectus........................................Forepart of Registration Statement; Outside
                                                            Front Cover Page of Prospectus

2.     Inside Front and Outside Back
       Cover Pages of Prospectus............................Inside Front and Outside Back Cover Pages of
                                                            Prospectus

3.     Summary Information, Risk Factors,
       and Ratio of Earnings to Fixed Charges..............."Prospectus Summary;" "Risk Factors;"
                                                            "The Company"

4.     Use of Proceeds......................................"Use of Proceeds"

5.     Determination of Offering Price......................Front Cover Page of Prospectus; "Underwriting"

6.     Dilution............................................."Dilution"

7.     Selling Security Holders.............................Not Applicable

8.     Plan of Distribution.................................Outside Front Cover of Prospectus; "Prospectus
                                                            Summary;" "Underwriting"

9.     Description of Securities to be Registered..........."Prospectus Summary;" "Description of Capital Stock;"
                                                            "Shares Eligible for Future Sale"

10.    Interests of Named Experts and Counsel..............."Legal Matters;" "Experts"

11.    Information with Respect to the Registrant..........."Organization Structure of SIG and Its Principal
                                                            Subsidiaries;" "Prospectus Summary;" "The
                                                            Company;" "Dividend Policy;" "Capitalization;"
                                                            "Unaudited Pro Forma Consolidated Financial
                                                            Statements;" "Selected Consolidated Historical
                                                            Financial Data of Symons International Group, Inc.;"
                                                            "Management's Discussion and Analysis of  Financial
                                                            Condition and Results of Operations of the Company;"
                                                            "Selected Consolidated Historical Financial Data of
                                                            Superior Insurance Company;" "Management's Discussion
                                                            and Analysis of Financial Condition and Results of
                                                            Operations of Superior;" "Business;" "Management;"
                                                            "Certain Relationships and Related  Transactions;"
                                                            "Securities Ownership of Management and Goran;"
                                                            "Shares Eligible for Future Sale;" Index to Financial
                                                            Statements
12.    Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities.......Not Applicable

[RED LANGUAGE DOWN LEFT SPINE]

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JULY ____, 1996
Prospectus
                                3,000,000 Shares
                        SYMONS INTERNATIONAL GROUP, INC.
                                  Common Stock


     All 3,000,000 shares of Common Stock, no par value (the "Common Stock"), are being offered by Symons International Group, Inc. ("SIG" or the "Company").

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $_____ and $_____ per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     After giving effect to the Offering, Goran Capital Inc. ("Goran"), a Canadian federally chartered corporation and presently the sole shareholder of the Company, will own approximately 70% of the outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. A portion of the proceeds of the Offering will be used to repay certain indebtedness to Goran and to pay a dividend to Goran. See "Use of Proceeds."

     The Company intends to apply for listing of the Common Stock on The Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "SIGC." There can be no assurance that an active public market for the Common Stock will develop or be maintained after the Offering.


     See "Risk Factors" beginning on page 9 of this Prospectus for a discussion of certain factors that should be considered by prospective investors in the Common Stock.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================================
                                                            Underwriting
                                     Price to               Discounts and                     Proceeds
                                     Public                Commissions (1)                 to Company (2)
Per Share    ..................     $ ______                  $ ______                      $ ________
Total (3)    ..................   $ ___________             $ ___________                 $ _____________
==========================================================================================================

(1) The Company and Goran have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $__________.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock from the Company at the Price to Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $______, $______ and $______, respectively. See "Underwriting."

     The Common Stock is being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. It is expected that delivery of the certificates representing the Common Stock will be made to the Underwriters on or about September ____, 1996.


ADVEST, INC.                                             MESIROW FINANCIAL, INC.

                  The date of this Prospectus is _______, 1996

                                   ----------
         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   ----------
         FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                                   ----------
         THE COMPANY IS A HOLDING COMPANY WHICH OWNS DIRECTLY OR INDIRECTLY SHARES OF CAPITAL STOCK OF CERTAIN INSURANCE COMPANIES DOMICILED IN INDIANA AND FLORIDA. THE INDIANA AND FLORIDA INSURANCE LAWS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF THESE INSURANCE COMPANY SUBSIDIARIES, UNLESS SUCH PERSON HAS GIVEN PRIOR WRITTEN NOTICE TO SUCH INSURANCE COMPANY SUBSIDIARIES AND RECEIVED THE PRIOR APPROVAL OF THE COMMISSIONER OF INSURANCE OF THE STATES OF INDIANA AND FLORIDA. ANY PURCHASER OF 10% OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY WOULD BE PRESUMED TO HAVE ACQUIRED CONTROL OF IGF (AS DEFINED HEREIN) UNLESS THE
COMMISSIONER OF INSURANCE OF THE STATE OF INDIANA, UPON APPLICATION, HAS DETERMINED OTHERWISE. IN ADDITION, ANY PURCHASER OF APPROXIMATELY 19% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY WILL BE PRESUMED TO HAVE ACQUIRED CONTROL OF PAFCO (AS DEFINED HEREIN) AND SUPERIOR (AS DEFINED HEREIN) UNLESS THE COMMISSIONERS OF INSURANCE OF THE STATES OF INDIANA AND FLORIDA, UPON APPLICATION, HAVE DETERMINED OTHERWISE.

                                   ----------
                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including any amendment, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this Prospectus regarding the contents of any contract or any other document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement and the full text of such statement is qualified in its entirety by reference to such contract or document. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is: http://www.sec.gov.

         The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Such information can be inspected and copied after the Offering at the public reference facilities maintained by the Commission. The Company plans to make application to list the Common Stock on the Nasdaq National Market under the symbol "SIGC." Any such material will also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. In addition, the Company intends to furnish its shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

          ORGANIZATIONAL STUCTURE OF SIG AND ITS PRINCIPAL SUBSIDIARIES

[CHART]

         [At the top of the chart there is a rectangular box with "Symons International Group, Inc." and footnote number one noted inside. Coming from this box are two lines; the left line has the figure of 100% while the right line has the figure of 52%. The left line runs into a smaller rectangular box with "IGF Holdings, Inc." inside. One line, with a 100% figure, runs from this box to another rectangular box with "IGF Insurance" inside. The right line runs into a smaller rectangular box with "GGS Management Holdings, Inc.," inside. There is a line towards the right with a 48% figure running up from this box and a line with a 100% figure running down from this box. The line running up runs into another rectangular box with "Funds Affiliated with Goldman, Sachs & Co." and footnote number two noted inside. The line running down from the GGS Management Holdings box runs into a rectangular box with "GGS Management, Inc." inside. There is one line running from this box with two branches each with a 100% figure. The left branch runs into a rectangular box with "Pafco General Insurance Company" inside and the right branch runs into a rectangular box with "Superior Insurance Company" inside. From this box runs one line with two branches, each with a 100% figure. The left branch runs into a rectangular box with "Superior American Insurance Company" inside and the right branch runs into a rectangular box with "Superior Guaranty Insurance Company" inside.]

- ----------
(1) Symons International Group, Inc. is a wholly-owned subsidiary of Goran Capital Inc., a Canadian federally chartered corporation. Goran's common stock is traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol of "GNCNF."

(2) The ownership percentages of the funds affiliated with Goldman, Sachs & Co. in GGS Management Holdings, Inc. are as follows: 30.1% by GS Capital Partners II, L.P., a Delaware limited partnership, 12.0% by GS Capital Partners II Offshore, L.P., a Cayman Islands limited partnership and 5.9% collectively by the following investors: Stone Street Funds L.P., Bridge Street Funds L.P., and Goldman Sachs & Co. Verwaltungs GmbH. These funds are collectively referred to in this Prospectus as the "GS Funds."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, (i) the "Company" or "SIG" refers to Symons International Group, Inc., an Indiana corporation, and its subsidiaries, (ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company,
(iii) the "Insurers" refer to IGF Insurance Company, an Indiana property and casualty insurance company and a wholly-owned subsidiary of the Company ("IGF"), and, through the Company's 52% ownership interest in GGS Management Holdings, Inc. ("GGS Holdings"), Pafco General Insurance Company, an Indiana property and casualty insurance company ("Pafco"), and Superior Insurance Company, a Florida property and casualty insurance company, together with its subsidiaries ("Superior") and (iv) "Goran" refers to Goran Capital and its subsidiaries, other than the Company and the Subsidiaries. See "Glossary of Selected Terms" for the definitions of certain insurance and other terms used herein.

         Unless otherwise  indicated,  all data in this Prospectus  assumes that
(i) a 7,000-to-1 stock split of the Company's Common Stock was effected, (ii) the Underwriters' over-allotment option is not exercised and (iii) all financial information and operating statistics applicable to the Company and Superior set forth in this Prospectus are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC") sources, generally used herein for industry comparisons, are based on prescribed SAP.

                                   The Company

         Symons International Group, Inc. ("SIG" or the "Company"), a specialty property and casualty insurer, underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company believes that it has demonstrated an ability to acquire under-performing niche insurance businesses and develop them toward their full potential. Through its Subsidiaries, the Company writes business in the U.S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology based services for its agents and policyholders. For the twelve months ended March 31, 1996, the Company (excluding Superior) had consolidated gross premiums written of approximately $137.8 million and Superior, which was acquired on April 30, 1996, had consolidated gross premiums written of approximately $105.1 million for the same twelve month period.

         The Company writes nonstandard automobile insurance through approximately 4,500 independent agencies in 18 states and writes crop insurance through approximately 1,200 independent agencies in 29 states. Based on gross premiums written as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the thirteenth largest underwriter of nonstandard automobile insurance in the United States. Based on premium information compiled in 1995 by the Federal Crop Insurance Corporation ("FCIC") and National Crop Insurance Services, Inc. ("NCIS"), the Company believes that IGF is the sixth largest crop insurer in the United States.

         Nonstandard automobile insurance products are designed for drivers who are unable to obtain coverage from standard market carriers. These drivers are normally charged higher premium rates than the rates charged for preferred or standard risk drivers and generally purchase lower liability limits than preferred or standard risk policyholders. Based on statistical information derived from insurer annual statements compiled by A.M. Best, the Company estimates that the nonstandard automobile market accounted for $15 billion in annual premium volume for 1994.

         In June, 1995, the Company entered into a letter of intent to acquire Superior from Fortis, Inc. ("Fortis") and, in January, 1996, obtained a commitment from the GS Funds to invest the equity capital needed to finance the acquisition of Superior (the "Acquisition"). GGS Holdings, which is 52% owned by the Company and 48% owned by the GS Funds, was formed (the "Formation
Transaction") to focus on the growth and development of the nonstandard automobile insurance business. As part of this strategy, the Company contributed

Pafco and its right to acquire Superior to GGS Holdings, which completed the Acquisition on April 30, 1996. The Acquisition will allow the Company to expand its nonstandard automobile business through wider geographic distribution and a broader range of products. Pafco writes business primarily in the Midwest and Colorado, and Superior writes business primarily in the Southeast (particularly Florida) and in California. GGS Holdings plans to seek additional acquisition opportunities to take advantage of a consolidation trend in the nonstandard automobile insurance industry. There can be no assurance that any suitable acquisition opportunities will arise.

         IGF Insurance Company ("IGF") is a wholly-owned subsidiary of the Company located in Des Moines, Iowa. IGF underwrites Multi-Peril Crop Insurance ("MPCI") and crop hail insurance. MPCI is a federally-subsidized program which is designed to provide farmers who suffer an insured crop loss due to the weather or other natural perils with the funds needed to continue operations and plant crops for the next growing season. For the year ended December 31, 1995, the Company wrote approximately $53.4 million in MPCI Premiums (as defined herein) and $17.0 million in crop hail gross premiums. In addition to premium revenues, for the same period, the Company received from the FCIC: (i) CAT Coverage Fees (as defined herein) in the amount of $1.3 million, (ii) Buy-up Expense Reimbursement Payments (as defined herein) in the amount of $16.4 million and (iii) CAT LAE Reimbursement Payments (as defined herein) and MPCI Excess LAE Reimbursement Payments (as defined herein) in the aggregate amount of $3.4 million. IGF uses proprietary software to write and service policies, and the Company believes that IGF is a pioneer in the use of employee claims adjusters in the MPCI business. Management believes that the innovative approaches adopted by IGF's management team in information technology, claims handling and the underwriting aspects of its business provide IGF with a competitive advantage in the crop insurance industry. For a discussion of the accounting treatment of MPCI and the Company's CAT business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview."

         The Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act") required farmers for the first time to purchase at least a basic level of MPCI coverage ("CAT Coverage") in order to be eligible for other federally sponsored farm benefits, including acreage "set aside" programs in which farmers are paid to leave a portion of their land unplanted and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by local United States Department of Agriculture ("USDA") offices. Partly as a result of the increase in the size of the MPCI market resulting from the 1994 Reform Act, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and commissions received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the Federal Agriculture Improvement and Reform Act of 1996 (the "1996 Reform Act"), recently signed into law by President Clinton, eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits and also limits the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which is the commencement of the 1997 crop year. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. The Company believes that any potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters as ad hoc disaster relief programs are reduced or eliminated. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

         The Company has multiple strategies to achieve profitable growth including the following:

          o The Company will continue to develop its two niche product lines: nonstandard automobile insurance and crop insurance.

          o    Through GGS Holdings,  the Company  intends to take  advantage of
               acquisition   opportunities  in  the  consolidating   nonstandard
               automobile insurance industry.

          o The Company will use the Superior acquisition to market its automobile insurance products to additional markets and to expand the multi-tiered marketing approach currently employed by Superior.

          o The Company will continue to emphasize providing quality, cost efficient services to its independent agencies together with a commission structure designed to encourage those agencies to place a high volume of profitable business with its insurance subsidiaries.

          o The Company will continue to develop and enhance its relationship with its crop agencies by using an electronic communications network that enables agencies to communicate directly with the Company's central computer system, thereby limiting agencies' handling costs.

          o The Company will seek to enhance the underwriting profits and reduce the volatility of its crop insurance business through geographic diversification and the effective use of federal and third-party catastrophic reinsurance arrangements.

         The Company is a wholly-owned subsidiary of Goran. The ordinary shares of Goran are traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol "GNCNF." Following the Offering, Goran will hold approximately 70% of the Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran engages, through subsidiaries other than the Company, in certain reinsurance and surplus lines underwriting operations. These subsidiaries of Goran have certain business relationships with the Company, which the Company expects will continue after consummation of the Offering.



                                  The Offering

Common Stock being
      offered  by the Company..............  3,000,000 shares

Common Stock outstanding (1)
      Before the Offering..................  7,000,000 shares

     After the Offering....................  10,000,000 shares

Use of Proceeds............................  The  Company  intends  to apply the net  proceeds  from the Offering as
                                             follows:    (i)    to    contribute
                                             approximately  $9  million  to  IGF
                                             Holdings to increase the  statutory
                                             surplus of IGF to  provide  support
                                             for the writing of additional  crop
                                             insurance coverages;  (ii) to repay
                                             certain  bank  indebtedness  of the
                                             Company   in  the  amount  of  $7.5
                                             million;  (iii) to retire a note in
                                             the     principal     amount     of
                                             approximately  $3.5 million  issued
                                             to  Pafco  by one of the  Company's
                                             wholly-owned Subsidiaries;  (iv) to
                                             apply   $4.0   million   to   repay
                                             indebtedness   to  Goran   with  an
                                             aggregate   outstanding   principal
                                             balance  and  accrued  interest  of
                                             approximately   $7.3  million  (the
                                             "Parent Indebtedness");  (v) to pay
                                             a  dividend  to Goran in the amount
                                             of $3.5 million;  and (vi) to apply
                                             the  remainder of the net proceeds,
                                             if  any,  to  repay  the  remaining
                                             balance of the Parent  Indebtedness
                                             and for general corporate purposes,
                                             including  acquisitions.  See  "The
                                             Company" and "Use of Proceeds."

Proposed Nasdaq National Market Symbol...... SIGC

(1) Based on shares of Common Stock outstanding as of ____________, 1996 and excluding _____ shares reserved for issuance pursuant to the Company's Stock Option Incentive Plan. See "Management -- Executive Compensation -- Stock Option Plans -- SIG Stock Option Incentive Plan."

                   SUMMARY COMPANY CONSOLIDATED FINANCIAL DATA


                                                            Year Ended December 31,
                                     ----------------------------------------------------------------------------
                                                                                                       Pro Forma
                                                                                                        for the
                                                                                                     Transactions
                                                                                                        and the
                                                                                                       Offering
                                         1991         1992        1993         1994          1995       1995(1)
                                            (in thousands, except per share amounts and ratios)
Consolidated Statement
of Operations Data:
Gross premiums written ...........   $  91,974    $ 109,219    $  88,936     $ 103,134     $ 124,634   $ 214,275
Net premiums written .............      31,543       35,425       31,760        35,139        53,447     142,978
Net premiums earned ..............      30,388       35,985       31,428        32,126        49,641     143,682
Net investment income ............       1,370        1,319        1,489         1,241         1,173       8,262
Other income .....................          --           --          886         1,622         2,174       6,345
Net realized capital gain (loss) .         381          486         (119)         (159)         (344)      1,610
                                        ------       ------       ------        ------        ------     -------
    Total revenues ...............      32,139       37,790       33,684        34,830        52,644     159,889
                                        ------       ------       ------        ------        ------     -------
Income (loss) before
   discontinued operations,
   extraordinary item, cumulative
   effect of an accounting
   change and minority interest ..   $   1,904    $     808    $  (1,389)    $   2,093     $   4,825   $   6,498
Net income (loss) ................   $   1,770    $     817    $    (323)    $   2,117     $   4,821   $   6,450
Per common share data:
   Income (loss) before
     discontinued operations,
     extraordinary item, and
     cumulative effect of
     an accounting change ........   $    0.27    $    0.12    $   (0.20)    $    0.30     $    0.69   $    0.65
     Net income (loss) ...........   $    0.25    $    0.12    $   (0.05)    $    0.30     $    0.69   $    0.65
Weighted average
    shares outstanding ...........       7,000        7,000        7,000         7,000         7,000      10,000
GAAP Ratios: (2)
Loss and LAE ratio ...............        76.1%        76.6%        79.8%         82.4%         72.5%       73.4%
Expense ratio ....................        20.8         23.4         31.5          21.7          18.6        31.2
                                        ------       ------       ------        ------        ------     -------
Combined ratio ...................        96.9%       100.0%       111.3%        104.1%         91.1%      104.6%

                                                    Three Months
                                                   Ended March 31,
                                      ---------------------------------------
                                                                  Pro Forma
                                                                   for the
                                                                 Transactions
                                                                   and the
                                                                   Offering
                                          1995         1996        1996(1)
                                          ----         ----        -------

Consolidated Statement
of Operations Data:
Gross premiums written ...........    $  28,272     $  41,422     $  73,711
Net premiums written .............       10,300        18,730        50,857
Net premiums earned ..............        8,649        13,785        42,444
Net investment income ............          319           558         2,365
Other income .....................          592           977         2,450
Net realized capital gain (loss) .          (45)          (36)           (7)
                                          -----        ------        ------
    Total revenues ...............        9,515        15,284        47,252
                                          -----        ------        ------
Income (loss) before
   discontinued operations,
   extraordinary item, cumulative
   effect of an accounting
   change and minority interest ..    $   1,050     $   1,586     $   3,799
Net income (loss) ................    $   1,066     $   1,586     $   2,517
Per common share data:
   Income (loss) before
     discontinued operations,
     extraordinary item, and
     cumulative effect of
     an accounting change ........    $    0.15     $    0.23     $    0.25
     Net income (loss) ...........    $    0.15     $    0.23     $    0.25
Weighted average
    shares outstanding ...........        7,000         7,000        10,000
GAAP Ratios: (2)
Loss and LAE ratio ...............         65.3%         65.0%         67.1%
Expense ratio ....................         26.8          28.4          30.7(3)
                                          -----        ------        ------
Combined ratio ...................         92.1%         93.4%         97.8%



                                                             December 31,                                          March 31, 1996
                                       --------------------------------------------------------------               Pro Forma for
                                                                                                                  the Transactions
                                          1991       1992       1993      1994      1995      Actual            and the Offering (1)
                                          ----       ----       ----      ----      ----      ------            --------------------
                                                              (in thousands, except per share amounts)
Consolidated Balance Sheet Data: (2)
Investments .......................   $ 26,049   $ 27,941   $ 21,497   $ 18,572   $ 25,902   $ 27,180                 $170,758
Total assets ......................     78,749     75,001     81,540     66,628    110,516    140,813                  335,774
Losses and loss
     adjustment expenses...........     38,607     38,616     54,143     29,269     59,421     50,009                   95,709
Total liabilities .................     77,799     73,753     79,321     62,357    100,981    129,775                  277,036
Minority interest .................        466         55         --         16         --         --                   21,200
Total shareholders' equity ........        484      1,193      2,219      4,255      9,535     11,038                   37,538
Book value per share ..............   $   0.07   $   0.17   $   0.32   $   0.61   $   1.36   $   1.58                 $   3.75
                                      --------   --------   --------   --------   --------   --------                 --------
Statutory Capital
and Surplus:
Pafco (4) .........................   $  8,251   $ 10,363   $  8,132   $  7,848   $ 11,875   $ 13,423                 $ 13,423
IGF ...............................   $  5,277   $  6,400   $  2,789   $  4,512   $  9,219   $ 10,488                 $ 19,488
Superior ...........................                                                                                  $ 51,681

- ----------

(1) The pro forma consolidated statement of operations data for the year ended December 31, 1995 and three months ended March 31, 1996 present results for the Company as if the Formation Transaction, the Acquisition, and the other transactions described in "The Company -- Formation of GGS Holdings; Acquisition of Superior" (collectively, the "Transactions") and the Offering had occurred as of January 1, 1995 and January 1, 1996, respectively. The pro forma consolidated balance sheet data as of March 31, 1996 gives effect to the Transactions and the Offering as if they had occurred as of March 31, 1996. See "Unaudited Pro Forma Consolidated Financial Statements" for a discussion of such adjustments.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview" for a discussion of the accounting treatment accorded to the crop insurance business and nonstandard automobile business.

(3) The pro forma expense ratios have increased primarily as a result of the additional interest and other expenses associated with the Acquisition of Superior.

(4) The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus. Pafco owned the following percentages of IGF at December 31 for each of the following years: 1991, 87.9%; 1992, 98.2%; 1993, 98.2%; 1994,
     98.8%; 1995, 100%. At April 30, 1996, Pafco transferred IGF to SIG. Prior to the transfer, IGF also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note of $3,500,000. At April 30, 1996, Pafco's statutory and capital surplus was $11,873,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

                  SUMMARY SUPERIOR CONSOLIDATED FINANCIAL DATA


                                                                                              Three Months
                                                   Year Ended December 31,                   Ended March 31,
                                               -----------------------------------        ---------------------
                                                  1993           1994       1995           1995         1996
                                                                       (in thousands, except ratios)

   Consolidated Statement
   of Operations Data:
   Gross premiums written...................   $115,660        $112,906     $94,756         $21,954   $  32,289
   Net premiums written.....................    115,294         112,515      94,070          21,954      32,126
   Net premiums earned......................    118,136         112,837      97,614          25,666      28,659
   Total revenues...........................    135,744         123,005     110,832          28,880      31,968
   Net income (loss)........................     10,958         (4,475)       4,135             559       2,814

   GAAP Ratios:
   Loss and LAE ratio.......................       72.7%           81.9%       74.1%           75.4%       68.1%
   Expense ratio............................       30.7            34.5        33.5            34.5        28.6
   Combined ratio...........................      103.4%          116.4%      107.6%          109.9%       96.7%


                                                              December 31,
                                                   -------------------------------   March 31,
                                                      1993       1994      1995        1996
                                                   ---------   --------  ---------   --------
                                                          (in thousands, except ratios)

   Consolidated Balance Sheet Data:
Investments......................................   $132,060   $107,346   $116,362   $120,778
Total assets ....................................    180,395    161,864    160,130    166,376
Losses and loss adjustment expenses .............     52,610     54,577     47,112     45,700
Total liabilities ...............................    106,639    109,986     98,514    103,623
Total shareholders' equity ......................     73,756     51,878     61,616     62,753
Statutory Capital
and Surplus: ....................................   $ 56,656   $ 43,577   $ 49,277   $ 51,681

                                  RISK FACTORS

         There are certain risks involved in an investment in the Common Stock. Accordingly, prospective purchasers of the Common Stock should consider carefully the factors set forth below as well as the other information contained in this Prospectus.

Pricing and Profitability

         One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known, because premium rates usually are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The nonstandard automobile insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing. Changes in case law, the passage of new statutes or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. New products also present special issues in establishing appropriate premium levels in the absence of a base of experience with such products' performance.

         The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of property and casualty insurers to increase prices in response to declines in profitability. In states which require prior approval of rates, it may be more difficult for the Company to achieve premium rates which are commensurate with the Company's underwriting experience with respect to risks located in those states. In addition, the Company does not control rates on its MPCI business, which are instead set by the FCIC. Accordingly, there can be no assurance that these rates will be sufficient to produce an underwriting profit.

         The reported profits and losses of a property and casualty insurance company are also determined, in part, by the establishment of, and adjustment to, reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses ("LAE") that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all losses and LAE reserved at any given time will likely be greater or less than these estimates, and material differences in the estimates may have a material adverse effect on the insurer's financial position or results of operations in future periods.

Nature of Nonstandard Automobile Insurance Business

         The nonstandard automobile insurance business is affected by many factors which can cause fluctuations in the results of operations of this business. Many of these factors are not subject to the control of the Company. The size of the nonstandard market can be significantly affected by, among other factors, the underwriting capacity and underwriting criteria of standard automobile insurance carriers. In addition, an economic downturn in the states in which the Company writes business could result in fewer new car sales and less demand for automobile insurance. Severe weather conditions could also adversely affect the Company's business through higher losses and LAE. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income.

Nature of Crop Insurance Business

         The Company's operating results from its crop insurance program can vary substantially from period to period as a result of various factors, including timing and severity of losses from storms and other natural perils and crop production cycles. Therefore, the results for any quarter or year are not necessarily indicative of results for any future period. The underwriting results of the crop insurance business primarily are recognized in the second half of the calendar year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations -- Recent Developments Affecting MPCI Underwriting Results" for examples of recent events that could adversely affect the Company's operating results.

         The Company expects that for the foreseeable future a majority of its crop insurance business will continue to be derived from MPCI business. The MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. As such, legislative or other changes affecting the MPCI program could impact the Company's business prospects. The MPCI program has historically been subject to modification at least annually since its establishment in 1980, and some of these modifications have been significant. No assurance can be given that future changes will not significantly affect the MPCI program and the Company's crop insurance business.

         The 1994 Reform Act also reduced the expense reimbursement rate payable to the Company for its costs of servicing MPCI policies that exceed the basic CAT Coverage level (such policies, "Buy-up Coverage") for the 1997, 1998 and 1999 crop years to 29%, 28% and 27.5%, respectively, of the MPCI Premium serviced, a decrease from the 31% level established for the 1994, 1995 and 1996 crop years. Although the 1994 Reform Act directs the FCIC, the federal agency that administers the MPCI program, to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate.

         Total MPCI Premium for each farmer depends upon the kind of crops grown, acreage planted and other factors determined by the FCIC. Each year, the FCIC sets, by crop, the maximum per unit commodity price ("Price Selection") to be used in computing MPCI Premiums. Any reduction of the Price Selection by the FCIC will reduce the MPCI Premium charged per policy, and accordingly will adversely impact MPCI Premium volume.

         The 1994 Reform Act also directs the FCIC to establish adequate premiums for all MPCI coverages at such rates as the FCIC determines are actuarially sufficient to attain a targeted loss ratio. Since 1980, the average MPCI loss ratio has exceeded this target ratio. There can be no assurance that the FCIC will not increase rates to farmers in order to achieve the targeted loss ratio in a manner that could adversely affect participation by farmers in the MPCI program above the CAT Coverage level.

         The 1996 Reform Act, recently signed into law by President Clinton, provides that, effective for 1996 spring-planted crops, MPCI coverage is not required for federal farm program benefits if producers sign a written waiver that waives eligibility for emergency crop loss assistance. The 1996 Reform Act also provides that, effective for the 1997 crop year, the Secretary of Agriculture may continue to offer CAT Coverage through USDA offices only if the Secretary of Agriculture determines that the number of approved insurance providers operating in a state is insufficient to adequately provide catastrophic risk protection coverage to producers. There can be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

         The Company's crop insurance business is affected by market conditions in the agricultural industry which vary depending on such factors as federal legislation and administration policies, foreign country policies relating to agricultural products and producers, demand for agricultural products, weather, natural disasters, technological advances in agricultural practices, international agricultural markets and general economic conditions both in the United States and abroad. For example, the number of MPCI policies written has historically tended to increase after a year such as 1993, in which many natural disasters adversely affecting crops occurred, and decrease following a year such as 1994, in which favorable weather conditions prevailed. For further information about the Company's MPCI business, see "Business -- Crop Insurance
- -- Products."

Competition

         Both the nonstandard automobile insurance and crop insurance businesses are highly competitive. Many of the Company's competitors in both the nonstandard automobile insurance and crop insurance business segments have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future.

         In its nonstandard automobile business, the Company competes with both large national writers and smaller regional companies. The Company's competitors include other companies which, like the Company, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs. In addition, certain competitors of the Company have from time to time decreased their prices in an apparent attempt to gain market share. Also, in certain states, state assigned risk plans may provide nonstandard automobile insurance products at a lower price than private insurers. See "Business -- Nonstandard Automobile Insurance --Competition."

         In the crop insurance business, the Company competes against other crop insurance companies and, with respect to CAT Coverage, USDA field service offices in certain areas. In addition, the crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies that have entered into agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the Company will be able to compete successfully if this market consolidates further. See "Business -- Crop Insurance -- Competition."

         A.M. Best has currently assigned Superior an A- (Excellent) rating and Pafco a B- (Adequate) rating. Subsequent to the Acquisition, these ratings have been confirmed by A.M. Best. Notwithstanding this confirmation, however, Superior's rating remains "under review with potential negative implications." An "A-" and a "B-" rating are A.M. Best's fourth and eighth highest rating classifications, respectively, out of 15 ratings. An "A-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated excellent overall performance when compared to the standards established by the A.M. Best Company" and "have a strong ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions." IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirement) from A.M. Best. IGF intends to seek a revised rating after the infusion of capital from the proceeds of the Offering. See "Use of Proceeds." A.M. Best bases its ratings on factors that concern policyholders and agents and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position. See "Business -- Ratings."

Access to Capital

         Property and casualty insurance is a capital intensive business. The Company must maintain minimum levels of surplus in the Insurers in order to continue to write business and at the same time meet the standards established by state insurance regulatory authorities and insurance rating bureaus.

         Historically, the Company has achieved premium growth as a result of both acquisitions and internal growth. It intends to continue to pursue acquisition and new internal growth opportunities. Among the factors which may restrict the Company's future growth is the availability of capital. Such capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Insurers will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company will require additional capital to finance future acquisitions. If the Company's representatives on the Board of Directors of GGS Holdings cause GGS Holdings to decline acquisition opportunities because the Company is unable to raise sufficient capital to fund its pro rata share of the purchase price, the GS
Funds may be able to force a sale by the Company of its interest in GGS Holdings. The ability of each of the Company and GGS Holdings to raise capital through an issuance of voting securities may be affected by conflicts of interest between each of them and their respective control persons and other affiliates. See "--Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest" and "--Certain Rights of the GS Funds to Cause A Sale of GGS Holdings" below. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

Adequacy of Liability for Unpaid Losses and LAE

         The liability for unpaid losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE based on facts and circumstances then known. These liabilities are based on estimates of trends in claims severity, judicial theories of liability and other factors.

         Although the nature of the Company's insurance business is primarily short-tail, the establishment of adequate liabilities is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's liability for losses and LAE and not have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating these amounts, it has been necessary, and may over time continue to be necessary, to revise estimated liabilities as reflected in the Company's liability for losses and LAE. The historic development of liability for losses and LAE may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Business -- Liability for Losses and Loss Adjustment Expenses."

Reliance Upon Reinsurance

         In order to reduce risk and to increase its underwriting capacity, the Company purchases reinsurance. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to the risks ceded to reinsurers. Although the Company places its reinsurance with reinsurers, including the FCIC, which the Company believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

         The amount and cost of reinsurance available to companies specializing in property and casualty insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

         Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. If the Company is unable to renew such facilities upon their expiration and is unwilling to bear the associated increase in net exposures, the Company may need to reduce the levels of its underwriting commitments.

Investments

         The Company's results of operations depend in part on the performance of its invested assets. On a pro forma basis after giving effect to the Acquisition, as of March 31, 1996, 77.2% of the Company's investment portfolio was invested in fixed maturities securities, 13.9% in equity securities, 6.9% in short-term investments, and 2.0% in real estate and mortgage loans. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Equity securities involve risks arising from the financial performance of, or other developments affecting, particular issuers as well as price volatility arising from general stock market conditions.

Regulation

         The Insurers are subject to comprehensive regulation by government agencies in the states in which they operate. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which
must  be  maintained,   limitations   on  types  and  amounts  of   investments,
restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to financial condition, and other matters. In addition, state insurance department examiners
perform  periodic  financial  and  market  conduct   examinations  of  insurance
companies. For further information as to regulatory issues affecting the Insurers, including the results of recent Insurance Regulatory Information System ("IRIS") tests and risk-based capital ("RBC") requirements, see "Business
- -- Regulation." Such regulation is generally intended for the protection of policyholders rather than security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See "Business -- Regulation."

Holding Company Structure; Dividend And Other Restrictions; Management Fees

         The Company is a holding company whose principal asset is the capital stock of the Subsidiaries. The Company relies primarily on dividends and other payments from its Subsidiaries, including the Insurers, to meet its obligations to creditors and to pay corporate expenses. The Insurers are domiciled in the states of Indiana and Florida and each of these states limits the payment of dividends and other distributions by insurance companies.

         No Indiana domiciled insurer may make payments in the form of dividends or otherwise to its shareholders unless it possesses assets in the amount of such payments in excess of its liabilities (including capital stock); provided, that in no instance shall such dividend reduce the surplus below an amount equal to 50% of the insurer's capital stock. A domestic insurer may not declare or pay a dividend from any source of funds other than earned surplus without the prior approval of the Indiana Department of Insurance ("Indiana Department"). Indiana law defines as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceeds the greater of: (i) 10% of statutory surplus as regards policyholders as of the end of the preceding year or (ii) the prior year's net income. Dividends which are not "extraordinary" may be paid ten days after the Indiana Department receives notice of their declaration. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner of Insurance (the "Indiana Commissioner") or until the
Indiana Commissioner has been given thirty days prior notice and has not disapproved within that period. The Indiana Department must receive notice of all dividends, whether "extraordinary" or not, within five business days after they are declared.

         Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its stockholders except out of surplus which is derived from realized net operating profits and net realized capital gains. A Florida domestic insurer may make dividend payments or distributions to stockholders without prior approval of the Florida Department of Insurance ("Florida Department") if the dividend or distribution does not exceed the larger of: (i) the lesser of 10% of surplus or net income, not including realized capital gains, plus a 2-year carryforward, (ii) 10% of surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains, or (iii) the lesser of 10% of surplus or net investment income plus a 3-year carryforward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department if (1) the dividend is equal to or less than the greater of: (i) 10% of the insurer's surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or
(ii) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year; (2) the insurer will have policyholder surplus equal to or exceeding 115% of the minimum required statutory surplus after the dividend or distribution; (3) the insurer files a notice of the dividend or distribution with the Florida Department at least ten business days prior to the dividend payment or distribution; and (4) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115% of required statutory surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department or (ii) 30 days after the Florida Department has received notice of such dividend or distribution and has not disapproved it within such time. In the Consent Order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department.

         Under these laws, the maximum aggregate amounts of dividends permitted to be paid to the Company in 1996 by IGF without prior regulatory approval is $2,900,000, none of which has been paid, and Pafco cannot pay to the Company any dividends in 1996 without prior regulatory approval. Although the Company believes that funds required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources." Further, there can be no assurance that, if requested, the Indiana Department will approve any request for extraordinary dividends from Pafco or IGF or that the Florida Department will allow any dividends to be paid by Superior during the four year period described above.

         The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

         The management agreement originally entered into between the Company and Pafco has been assigned by the Company to GGS Management, Inc., a wholly-owned subsidiary of GGS Holdings ("GGS Management"). This agreement provides for an annual management fee equal to 15% of gross premiums written. A similar management agreement with a management fee of 17% of gross premiums written has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. As part of the approval of the Formation Transaction, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to

Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.

         Furthermore, a result of certain restrictive covenants with respect to dividends and other payments contained in the GGS Senior Credit Facility (as defined herein), GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

Control  by  Goran;   Certain  Continuing   Relationships  with  Goran  and  its
Affiliates; Conflicts of Interest

         The Company is a wholly-owned subsidiary of Goran, and after completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Goran has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Goran is the majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Goran.

         G. Gordon Symons, Chairman of the Board of Goran, the Company and GGS Holdings and the father of Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, and members of the Symons family beneficially own in the aggregate 61.0% of the outstanding common stock of Goran. Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran, they will have the ability to elect the Board of Directors of the Company and otherwise to influence significantly the Company's business and operations. Further, directors and executive officers of SIG, including members of the Symons family, beneficially own in the aggregate approximately 62.1% of the outstanding shares of Goran. See "Securities Ownership of Management and Goran."

         Of the seven directors of the Company, five are current directors of Goran (three of whom are members of the Symons family and two of whom are independent directors of Goran) and two are outside directors. Directors and officers of the Company and Goran may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Goran and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."

         Goran's failure to maintain ownership of at least 50% of the Company's voting securities will expose Goran to a risk that it will be characterized as an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), unless Goran's remaining voting securities of the Company, together with any other investment securities, represent not more than 40% of the total assets of Goran on an unconsolidated basis. In such event, Goran would be required to comply with the registration and other requirements of the 1940 Act, which would be significantly burdensome for Goran. This constraint makes it unlikely that Goran would approve a stock issuance by the Company that reduces Goran's ownership below 50% and therefore would likely limit the amount of additional capital which can be raised by the Company through the issuance of voting securities. Among other consequences, such a limit could affect the Company's ability to raise funds for acquisition opportunities which may become available to the Company or to GGS Holdings. In addition, the stockholder agreement among the Company, the GS Funds, Goran and GGS Holdings (the "Stockholder Agreement") establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including the third separate occasion on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings

Board of Directors, and the loss of voting control (defined as being direct or indirect ownership of 40% of the outstanding voting stock if any other holder or group holds in excess of 10% of the outstanding voting stock, and otherwise 25% thereof) of the Company or Goran by Alan G. Symons or his family members or affiliates. In any event, the Company will be unable to raise equity capital by issuing additional shares of Common Stock unless Goran agrees to that issuance. In addition, if Goran or the Company ever sold significant amounts of shares of the Common Stock in the public market, those sales might have an adverse effect on the market price of the Common Stock.

         Currently, Goran does not market property and casualty insurance products which compete with products sold by the Company. Although there are no restrictions on the activities in which Goran may engage, management of the Company does not expect that Goran and the Company will compete with each other to any significant degree in the sale of property and casualty insurance products. There can be no assurance, however, that the Company will not encounter competition from Goran in the future or that actions by Goran or its affiliates will not inhibit the Company's growth strategy. See "Certain Relationships and Related Transactions -- Control by Goran; Potential Conflicts with Goran."

         Conflicts of interest between the Company and Goran could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Goran. See "Certain Relationships and Related Transactions -- Control by Goran; Potential Conflicts with Goran."

         Conflicts of interest similar to those which could arise between the Company and Goran could also arise between the Company and GGS Holdings. Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, also serve as the Chief Executive Officer and President, and Vice President, respectively, of GGS Holdings. Such individuals have entered into employment agreements with GGS Holdings requiring them to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Further, Alan G. Symons and certain other members of management of the Company are entitled, under certain circumstances, to receive options to purchase shares of common stock of GGS Holdings. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- GGS Holdings." In addition, in the event that the Company does not continue to own at least 50% of the outstanding voting securities of GGS Holdings and the voting securities of GGS Holdings owned by the Company, together with any other investment securities, represent over 40% of the total assets of the Company on an unconsolidated basis, the Company will be exposed to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. This consideration will limit the amount of additional capital which can be raised through the issuance by GGS Holdings of its voting securities.

Certain Rights of the GS Funds to Cause A Sale of GGS Holdings

         The Stockholder Agreement establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds, by April 30, 2001, (ii) the third separate occasion on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, and the loss of voting control (defined as being direct or indirect ownership of 40% of the outstanding voting stock if any other holder or group holds in excess of 10% of the outstanding voting stock and otherwise, 25% thereof) of the Company or Goran by Alan G. Symons or his family members or affiliates or (iii) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason. Upon the occurrence of any of such events, and at any time or from time to time thereafter, the GS Funds may, by notifying the Company in writing, initiate the process of seeking to effect a sale of GGS Holdings on terms and conditions which are acceptable to the GS Funds. However, within thirty days after the Company receives notice of the GS Funds' intention to initiate the sale of GGS Holdings, the Company may provide written notice to the GS Funds that it wishes to acquire or combine with GGS Holdings. The Company's notice to the GS Funds must include the proposed purchase price and other material terms and conditions with such specificity as is necessary to permit the GS Funds to evaluate the Company's offer. If, within 90 days of delivery of the notice by the Company, the GS Funds accept the Company's offer, the Company will be obligated to acquire or combine with GGS Holdings. In the event the GS Funds reject the Company's proposal, (i) any sale to a third party effected within 180 days after receipt of such proposal must not contain terms that are in the aggregate less favorable to the GGS Holdings stockholders than those set forth in the Company's proposal, (ii) any sale must provide for the same consideration to be paid to each stockholder, and (iii) no sale may constitute an acquisition by or a combination with an affiliate of the GS Funds. Accordingly, under certain circumstances, the GS Funds may have the ability to force the Company to divest itself of its nonstandard automobile operations. Further, a forced sale of GGS Holdings may also cause the Company to be characterized as an investment company within the meaning of the 1940 Act unless the proceeds are redeployed into other business operations or another exemption from registration under the 1940 Act is available.

Dependence on Key Personnel

         The future success of the Company depends significantly upon the efforts of certain key management personnel including G. Gordon Symons, Chairman of the Board of the Company, Alan G. Symons, Chief Executive Officer of the Company, Douglas H. Symons, President and Chief Operating Officer of the Company and Pafco, Dennis G. Daggett, President of IGF, and Roger C. Sullivan, Jr., Executive Vice President of Superior. A loss of any of these officers could adversely affect the Company's business. See "Management -- Directors and Executive Officers of the Company."

Possible Liabilities Relating to Transactions

         Prior to the Offering, the Company entered into a number of transactions, including the Formation Transaction, the Acquisition, the Transfer, the Distribution, the Dividend (as defined herein) and the other transactions described under "The Company -- Formation of GGS Holdings; Acquisition of Superior" (collectively, the "Transactions"). The application of the tax laws to the factual circumstances relating to certain aspects of the Transactions is uncertain. In particular, while the Company believes that there is substantial authority for treating Pafco's contribution of IGF to IGF Holdings in exchange for all of the capital stock of IGF Holdings (the "Contribution") as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore that no tax penalties would in any event be payable, there can be no assurance that the Internal Revenue Service (the "IRS") would agree with the foregoing tax treatment. Among other things, the IRS could attempt to recharacterize the Contribution and the Dividend which could result in a material liability to the Company. See "The Company -- Formation of GGS Holdings; Acquisition of Superior." The Company cannot predict with certainty whether or when any such liabilities might arise. Accordingly, the Company's results of operations in one or more future periods could be materially adversely affected by liabilities related to the Transactions.

No Prior Public Market for the Common Stock; Possible Volatility of Stock Price

         Prior to the Offering, there has been no public market for the Common Stock. Although the Company plans to make application to list the Common Stock on the Nasdaq National Market under the symbol "SIGC," there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock will be determined solely through negotiations among the Company, Goran and representatives of the Underwriters based on several factors and will not necessarily reflect the price at which Common Stock may be sold in the public market after this Offering. The market price of the Common Stock may be significantly affected by trading in the shares of Goran common stock on the Toronto Stock Exchange and the Nasdaq National Market, since as of March 31, 1996, on a pro forma basis after giving effect to the Transactions, SIG constituted approximately 83% of the consolidated total assets of Goran, and for the year ended December 31, 1995 and the three months ended March 31, 1996, on a pro forma basis after giving effect to the Transactions, SIG contributed approximately 70% and 78%, respectively, to the consolidated net income of Goran. In addition, factors such as quarterly variations in the Company's financial results, announcements by the Company or others and developments affecting the Company could cause the market price of the Common Stock to fluctuate significantly. See "Underwriting."

Shares Eligible For Future Sale

         Upon completion of the Offering, 7,000,000 shares of Common Stock held by Goran will continue to be "restricted securities" as defined in Rule 144 under the Securities Act. Such shares may not be resold in the absence of registration under the Securities Act or exemptions from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act. As an affiliate of the Company, Goran is subject to certain volume restrictions on the sale of shares of Common Stock. The Company and Goran have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Underwriting."

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

Dilution

         Based on an assumed initial public offering price per share of $11.00 and after deduction of estimated underwriting discounts and expenses payable by the Company in connection with the Offering, the Company's net tangible book value per share of Common Stock as of March 31, 1996, after giving effect to the Transactions and Offering, would be $2.05. Accordingly, purchasers of Common Stock offered hereby would suffer immediate dilution in net tangible book value per share of $8.95. See "Dilution."

                                   THE COMPANY

Formation and Early Years

         The Company was incorporated on March 30, 1987 as a wholly-owned subsidiary of Goran, a Canadian federally chartered corporation, the shares of Common Stock of which are traded on the Toronto Stock Exchange and the Nasdaq National Market. The Company was formed as the holding company for Pafco which acquired in 1987 a book of nonstandard automobile insurance business located in several Midwestern states. In 1990, the Company entered the crop insurance business through its purchase of shares of preferred stock of IGF representing 80% of the outstanding voting securities of IGF. After this acquisition, the Company purchased all the remaining outstanding shares of capital stock of IGF as the shares became available for sale.

Formation of GGS Holdings; Acquisition of Superior

         In June, 1995, the Company entered into a letter of intent to acquire Superior from Fortis, and in January, 1996, the Company secured a commitment from the GS Funds to invest equity capital. On January 31, 1996, Goran, the Company, Fortis and its wholly-owned subsidiary, Interfinancial, Inc.
("Interfinancial"), a holding company for Superior, entered into a Stock Purchase Agreement (the "Superior Purchase Agreement") pursuant to which the Company agreed to purchase Superior from Interfinancial (the "Acquisition") for a purchase price of approximately $66 million. Simultaneously with the execution of the Superior Purchase Agreement, Goran, the Company, GGS Holdings and GS Capital Partners II, L.P., a Delaware limited partnership, entered into an agreement (the "GGS Agreement") to capitalize GGS Holdings and to cause GGS Holdings to issue its capital stock to the Company and to the GS Funds, so as to give the Company a 52% ownership interest and the GS Funds a 48% ownership interest (the "Formation Transaction"). Pursuant to the GGS Agreement, (a) the Company contributed to GGS Holdings (i) Pafco common stock with a book value determined in accordance with U.S. GAAP of at least $15.3 million as reflected on an audited post-closing balance sheet of Pafco, (ii) its right to acquire Superior pursuant to the Superior Purchase Agreement and (iii) certain fixed assets, including office furniture and equipment, having a value of approximately $350,000 and (b) the GS Funds contributed to GGS Holdings $21.2 million in cash. If the book value of Pafco as reflected on the final post-closing balance sheet is less than $15.3 million, the Company will be required to contribute the amount of the deficiency in cash to GGS Holdings no later than December 31, 1996, plus interest at the prime rate from the date of closing of the Formation Transaction to date of payment.

         Pursuant to the GGS Agreement, Pafco transferred all of the outstanding capital stock of IGF (the "Transfer") in order to improve the risk-based capital rating of Pafco and to permit GGS Holdings to focus exclusively on the nonstandard automobile insurance business. Pafco accomplished the Transfer by forming a wholly-owned subsidiary, IGF Holdings, Inc. ("IGF Holdings"), to which Pafco contributed all of the outstanding shares of capital stock of IGF. Prior to the distribution of the IGF Holdings capital stock to the Company, IGF Holdings paid to Pafco a dividend in the aggregate amount of approximately $11.0 million (the "Dividend"), consisting of $7.5 million in cash and a subordinated promissory note in the principal amount of approximately $3.5 million (the "IGF Note"). Pafco then distributed the outstanding capital stock of IGF Holdings to the Company. IGF Holdings funded the cash portion of the Dividend with bank debt in the principal amount of $7.5 million (the "IGFH Bank Debt"). See "Risk Factors -- Possible Liabilities Relating to Transactions." The IGFH Bank Debt and the IGF Note will be repaid with a portion of the proceeds from the Offering. See "Use of Proceeds."

         The Formation Transaction and the Acquisition were completed on April 30, 1996. The purchase price paid by GGS Holdings for Superior was approximately $66 million based on a GAAP net book value of Superior of $62.7 million as reflected in a preliminary pre-closing balance sheet, subject to post-closing adjustment based on the net book value of Superior as reflected in an audited post-closing balance sheet as of April 30, 1996. GGS Management funded the purchase price with a combination of the $21.2 million contributed by the GS Funds and the proceeds of a $48.0 million senior bank facility extended to GGS Management (the "GGS Senior Credit Facility"). See "Risk Factors -- Holding Company Structure; Dividend and Other Restrictions; Management Fees."

         The Stockholder Agreement among the Company and the GS Funds provides that each of the Company and the GS Funds will have the right to designate two members of the Board of Directors of GGS Holdings. The Company's representatives on the Board of Directors of GGS Holdings are G. Gordon Symons, Chairman of the Board of the Company, and Alan G. Symons, Chief Executive Officer of the Company. Pursuant to their power under the Stockholder Agreement to designate the Chairman of the Board of GGS Holdings, the GS Funds have named G. Gordon Symons as Chairman of the Board of GGS Holdings. The Stockholder Agreement designates Alan G. Symons as the Chief Executive Officer of GGS Holdings and gives him the right to designate and determine the compensation for all management personnel, provided that the designation of, removal of, and determination of compensation for, any person earning $100,000 or more per annum is subject to the prior approval of the board. The GS Funds have the right at any time to designate a chief operating officer for GGS Holdings but have currently not elected to exercise this right. Upon request, the GS Funds have the right to appoint one designee to each of the committees of the Board of Directors of GGS Holdings. The Stockholder Agreement does not give the GS Funds the right to appoint any designees to the board of directors of any of the subsidiaries of GGS Holdings.

         Prior to the Offering, the Company, through Symons International Group, Inc. (Florida) ("SIGF"), its specialized surplus lines underwriting unit based in Florida, provided certain commercial insurance products through retail agencies, principally in the southeast United States. SIGF writes these specialty products through a number of different insurers including Pafco, United National Insurance Group, Munich American Reinsurance Corp. and Lloyd's of London. Effective January 1, 1996, the Company transferred to Goran all of the issued and outstanding shares of capital stock of SIGF (the "Distribution").

         The Company's principal executive offices are located at 4720 Kingsway Drive, Indianapolis, Indiana 46205 and its telephone number is (317) 259-6300.

                                 USE OF PROCEEDS

         Based on an estimated offering price of $11.00 per share and estimated offering expenses of $3.0 million, the net proceeds to the Company of the Offering are estimated to be approximately $30.0 million (approximately $34.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to apply the net proceeds from the Offering as follows: (i) to contribute approximately $9 million to increase the statutory surplus of IGF to provide support for the writing of additional crop insurance coverages, (ii) to repay in full the IGFH Bank Debt, (iii) to apply approximately $3.5 million to retire the IGF Note held by Pafco, (iv) to apply $4.0 million towards retirement of the Parent Indebtedness, which has an aggregate outstanding principal balance and accrued interest of approximately $7.3 million, and (v) to pay a dividend to Goran in the amount of $3.5 million. See "The Company -- Formation of GGS Holdings; Acquisition of Superior." The Company will use the remainder of the net proceeds, if any, to repay the remaining balance of the Parent Indebtedness and for general corporate purposes, including acquisitions. Until utilized for the above purposes, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities.

         The IGFH Bank Debt matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. Interest will accrue at a variable rate per annum equal to the prime rate until October 1, 1996 and thereafter at a rate equal to the prime rate plus one percent. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd. ("SIGL"), the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGF Holdings to maintain increasing levels of income, retained earnings, and statutory capital over the term of the IGFH Bank Debt. The IGF Note is payable on the earlier of November 30, 1996, or the consummation of an IGFH or SIG Company Sale (as defined in the GGS Agreement). The IGF Note may be prepaid only with the prior written consent of the lender of the IGFH Bank Debt. The IGF Note bears interest at a variable rate per annum equal to the prime rate plus one percent until October 1, 1996 and thereafter at a rate equal to the prime rate plus two percent, and is collateralized by a second lien on the outstanding shares of capital stock of IGF. The Parent Indebtedness is payable on demand, accrues interest at a rate of 10% and was originally incurred by SIG in 1992 as a result of Goran's partial funding of the repayment of certain loan obligations arising from the capitalization of SIG's U.S. operations.

                                 DIVIDEND POLICY

         The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future, except for the dividend to Goran described in "Use of Proceeds." Any determination to pay cash dividends on the Common Stock will depend on, among other things, the future earnings, capital requirements and financial condition of the Company, legal restrictions on the payment of dividends, and on such other factors as the Company's Board of Directors may consider relevant. As a holding company, the Company will depend on dividends and other payments from the Subsidiaries to meet its expenses and other corporate obligations and, if declared, to pay dividends to shareholders. In the case of the Insurers, such payments are restricted by the laws, regulations and orders of regulatory authorities of the States of Indiana and Florida. In addition, the Senior Credit Agreement effectively prohibits GGS Management from paying dividends or making other payments to its affiliates in excess of $100,000 per year in the aggregate. See "Risk Factors --Holding Company Structure; Dividend and Other Restrictions; Management Fees."

                                    DILUTION

         At March 31, 1996, the net tangible book value of the Common Stock was approximately $8.0 million, or $1.14 per share. The net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets, treating deferred policy acquisition costs as intangible assets) of the Company reduced by its total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the Transactions, the pro forma net tangible book value before the Offering would have been $(6.0) million, or $(.85) per share. Then, after giving effect to the sale of 3,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $11.00 per share less estimated underwriting discounts and commissions and offering expenses, but without taking into account any other changes in net tangible book value after March 31, 1996, the as adjusted net tangible book value of the Common Stock as at March 31, 1996 would have been $20.5 million, or $2.05 per share. This represents an immediate increase in the pro forma net tangible book value to Goran of $2.90 per share, and an immediate dilution in net tangible book value to new investors purchasing Common Stock in the Offering of $8.95 per share. The following table illustrates this per share dilution:



     Assumed initial public offering price per share............................                        $11.00
     Tangible net book value per share..........................................       1.58
         Less:  Intangible assets per share.....................................       (.44)
         Less:  Intangible assets per share arising from the Transactions.......      (1.99)
                                                                                      -----
              Pro forma net tangible deficit per share..........................       (.85)
         Increase per share attributable to the purchase of
              Common Stock by new investors in the Offering.....................       2.90
                                                                                       ----
     As adjusted net tangible book value per share after
             the Offering.......................................................                          2.05
                                                                                                         -----
     Dilution per share to new investors (1)....................................                         $8.95
                                                                                                         =====

- -------------------
(1) Dilution is determined by subtracting the pro forma net tangible book value per share of Common Stock, after giving effect to the (i) the Transactions, and (ii) the Offering, from the amount of cash paid for a share of Common Stock by a new investor in the Offering.

                                 CAPITALIZATION

         Set forth below is (i) the historical capitalization of the Company at March 31, 1996, (ii) the pro forma capitalization of the Company at March 31, 1996, after giving effect to the Transactions, and (iii) the pro forma capitalization of the Company at March 31, 1996, as adjusted to give effect to the application of the net proceeds from the Offering (based on an assumed offering price of $11.00 per share of Common Stock) as described in "Use of Proceeds."


                                                                            At March 31, 1996
                                                             ----------------------------------------------------
                                                                                                  Pro Forma For
                                                                                Pro Forma       The Transactions
                                                               Company           For The         As Adjusted For
                                                             Historical     Transactions (1)     The Offering (1)
                                                             ----------     ----------------     ----------------
                                                                             (in thousands)
Short-term debt:..........................................   $     250          $  7,750        $       250
Long-term debt:
   Bank loans.............................................         ---            47,551             47,551
   Notes payable..........................................       6,926             6,926                926
                                                               -------           -------          ---------
     Total debt...........................................       7,176            62,227             48,727
                                                               -------           -------          ---------
Minority interest.........................................         ---            21,200             21,200
                                                               -------           -------          ---------
Shareholders' equity:
   Preferred stock; _____ shares authorized; no shares
     outstanding pro forma and as adjusted................         ---               ---                ---
   Common stock, no par value, and additional paid-in
     capital; _____ shares authorized; 7,000,000 shares
     outstanding pro forma and 10,000,000 shares
     outstanding as adjusted..............................       4,130             4,130             34,130
   Unrealized loss on investments.........................        (128)             (128)              (128)
   Retained earnings......................................       7,036             7,036              3,536
                                                               -------           -------          ---------
     Total shareholders' equity...........................     $11,038           $11,038          $  37,538
                                                               -------           -------          ---------

Total capitalization .....................................     $18,214           $94,465           $107,465
                                                               =======           =======           ========

- ----------

(1) The pro forma information excludes shares reserved for issuance pursuant to certain employment agreements with IGF, the Company's Stock Option Incentive Plan and the Company's Director Option Plan. See "Management -- Executive Compensation --Employment Contracts and Termination of Employment -- IGF," "-- Stock Option Plans -- SIG Stock Option Incentive Plan," and "-Stock Option Plans -- Director Option Plan."

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial statements of operations of the Company for the year ended December 31, 1995 and the three months ended March 31, 1996 present results for the Company as if the Transactions and the Offering had occurred as of January 1, 1995 and January 1, 1996, respectively. The accompanying unaudited pro forma consolidated balance sheet as of March 31, 1996 gives effect to the Transactions and the Offering as if they had occurred as of March 31, 1996. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances. The unaudited pro forma consolidated financial statements have been derived from and should be read in conjunction with the historical Consolidated Financial Statements and Notes of the Company for the year ended December 31, 1995 and as of and for the unaudited three months ended March 31, 1996 and the historical Consolidated Financial Statements and Notes of Superior for the year ended December 31, 1995 and as of and for the unaudited three months ended March 31, 1996, in each case contained elsewhere herein, and should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements. The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the Transactions and the Offering been consummated on the dates assumed; nor is the pro forma information intended to be indicative of the Company's future results of operations or financial position.


Unaudited Pro Forma Consolidated Balance Sheet

                                At March 31, 1996

                                                                                                                       Pro Forma
                                                                                                                        for the
                                                                                      Pro Forma                       Transactions
                                      SIG          Superior                            for the         Offering         and the
                                  Historical      Historical     Adjustments (1)    Transactions      Adjustments (2)   Offering
                                  ----------      ----------     ---------------    ------------      ---------------   --------
                                                                          (in thousands)
Assets
Total invested assets and cash...   $27,180       $120,886         $     192  A1       $155,758          $15,000 M        $170,758
                                                                       7,500  C1
Receivables......................    78,157         32,530               ---            110,687              ---           110,687
Other assets.....................    35,476         12,598             1,397  A1         50,691              ---            50,691
                                                                       1,220  B3
Goodwill.........................       ---            ---             3,638  A2          3,638              ---             3,638
                                   --------       --------           -------           --------          -------          --------
   Total Assets .................  $140,813       $166,014           $13,947           $320,774          $15,000          $335,774
                                   ========       ========           =======           ========          =======          ========
Liabilities and
Shareholders' Equity
Losses and loss
   adjustment expenses...........   $50,009        $45,700              $---            $95,709             $---           $95,709
Unearned premiums................    40,884         44,516               ---             85,400              ---            85,400
Payables.........................    31,242         12,222               ---             43,464              ---            43,464
Federal income taxes payable.....       464            823               ---              1,287              ---             1,287
Loans to affiliates..............     6,926            ---               ---              6,926           (4,000)M           2,926
Notes payable and line of credit.       250            ---             7,500  C1          7,750           (7,500)M             250
Term loan........................       ---            ---            48,000  A1         48,000              ---            48,000
Minority interest................       ---            ---            21,200  B1         21,200              ---            21,200
                                   --------       --------           -------           --------          -------          --------
     Total liabilities...........   129,775        103,261            76,700            309,736          (11,500)          298,236
                                   --------       --------           -------           --------          -------          --------
Shareholders' equity ............    11,038         62,753           (62,753) A5         11,038           26,500 N          37,538
                                   --------       --------           -------           --------          -------          --------
   Total liabilities and
     shareholders' equity........  $140,813       $166,014           $13,947           $320,774          $15,000          $335,774
                                   ========       ========           =======           ========          =======          ========


The accompanying notes are an integral part of the pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Operations

                    For the Three Months Ended March 31, 1996

                                                                                                                       Pro Forma
                                                                                                                        for the
                                                                                      Pro Forma                       Transactions
                                      SIG          Superior                            for the         Offering         and the
                                  Historical      Historical     Adjustments (1)    Transactions      Adjustments (2)   Offering
                                  ----------      ----------     ---------------    ------------      ---------------   --------
                                                                          (in thousands)
Gross premiums written ..........   $41,422        $32,289       $     ---            $73,711        $     ---          $73,711
Net premiums written.............    18,730         32,126       $     ---             50,857        $     ---           50,857
Net premiums earned .............    13,785         28,659       $     ---             42,444        $     ---           42,444
Net investment income............       558          1,807             ---              2,365              ---            2,365
Other income.....................       977          1,473              70  C3          2,520              (70)I          2,450
Net realized capital
   gain (loss)...................       (36)            29             ---                 (7)             ---               (7)
                                     ------         ------           -----             ------             ----           ------
     Total revenues..............    15,284         31,968              70             47,322              (70)          47,252
Losses and loss
   adjustment expenses...........     8,963         19,511             ---             28,474              ---           28,474
Policy acquisition and general
   and administrative expenses...     3,669          8,188              58  A1         11,882              ---           11,882
                                                                        36  A2
                                                                      (130) A3
                                                                        61  B3
Interest expense.................       249            ---             997  A4          1,489             (100)G          1,146
                                                                       243  C2                            (243)H
                                     ------         ------           -----             ------             ----           ------
   Total expenses................    12,881         27,699           1,265             41,845             (343)          41,502
Income before income taxes,
   minority interest, and
   discontinued operations.......     2,403          4,269          (1,195)             5,477              273            5,750
Provision for income taxes.......       817          1,455            (394) F           1,878               93 K          1,971
Minority interest................       ---            ---           1,304  B2          1,304              (22)J          1,282
Loss from discontinued
   operations (less
   income taxes).................       ---            ---             ---                ---              ---              ---
                                     ------         ------           -----             ------             ----           ------
     Net income..................  $  1,586         $2,814         $(2,105)            $2,295             $202           $2,497
                                   ========         ======         =======             ======             ====           ======
Net income per
   common share..................                                                      $ 0.33                            $ 0.25
Weighted average
   shares outstanding............                                                       7,000           3 ,000 L         10,000
GAAP Ratios:
Loss and LAE ratio...............       65.0%          68.1%                              67.1%                            67.1%
Expense ratio....................       28.4%          28.6%                              31.5%                            30.7%
                                      ------         ------           -----             ------             ----           ------
   Combined ratio................       93.4%          96.7%                              98.6%                            97.8%


The accompanying notes are an integral part of the pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Operations

                      For the Year Ended December 31, 1995

                                                                                                                       Pro Forma
                                                                                                                        for the
                                                                                      Pro Forma                       Transactions
                                      SIG          Superior                            for the         Offering         and the
                                  Historical      Historical     Adjustments (1)    Transactions      Adjustments (2)   Offering
                                  ----------      ----------     ---------------    ------------      ---------------   --------
                                                                          (in thousands)
Gross premiums written...........  $124,634         $94,756        $(5,115) E         $214,275             ---          $214,275
Net premiums written.............    53,447          94,070         (4,539) E          142,978             ---           142,978
Net premiums earned..............    49,641          97,614         (3,573) E          143,682             ---           143,682
Net investment income............     1,173           7,093             (4) E            8,262             ---             8,262
Other income ....................     2,174           4,171            280  C3           6,625            (280)I           6,345
Net realized capital gain (loss).      (344)          1,954            ---               1,610             ---             1,610
                                   --------          ------       --------             -------            ----            ------
   Total revenues................    52,644         110,832         (3,297)            160,179            (280)1          59,899
Losses and loss adjustment
   expenses......................    35,971          72,343         (2,880) E          105,434             ---           105,434
Policy acquisition and general
   and administrative expenses...     7,981          32,705            232  A1          40,055             ---            40,055
                                                                       146  A2
                                                                      (521) A3
                                                                       244  B3
                                                                      (732) E
 Interest expense................     1,248              --          3,989  A4           6,211            (400)G           4,837
                                                                       974  C2                            (974)H
                                   --------          ------       --------             -------            ----            ------
   Total expenses................    45,200         105,048          1,452             151,700          (1,374)          150,326
Income before income taxes,
   minority interest, and
   discontinued operations.......     7,444           5,784         (4,749)              8,479           1,094             9,573
Provision for income taxes.......     2,619           1,649         (1,565) F            2,703             372 K           3,075
Minority interest................       ---             ---            136  B2             136             (88)J              48
Loss from discontinued
   operations (less
   income taxes).................        (4)            ---              4  D              ---             ---               ---
                                   --------          ------       --------             -------            ----            ------
     Net income..................  $  4,821          $4,135       $ (3,316)            $ 5,640            $810            $6,450
                                   ========          ======       ========             =======            ====            ======
Net income per common share......                                                     $   0.81                           $  0.65
                                                                                      ========                           =======
Weighted average shares
   outstanding...................                                                        7,000           3,000  L         10,000
GAAP Ratios:
Loss and LAE ratio...............      72.5%           74.1%                              73.4%                            73.4%
Expense ratio ...................      18.6%           33.5%                              32.2%                            31.2%
                                       ----           -----                              -----                            -----
   Combined ratio................      91.1%          107.6%                             105.6%                           104.6%


The accompanying notes are an integral part of the pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments Relating to the Transactions

Acquisition of Superior

The acquisition of Superior will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire Superior will be allocated to the assets and liabilities based on their fair values as of the date of the acquisition with any excess of the total purchase price over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. Under the terms of the Superior Purchase Agreement, the total purchase price for Superior was $66,390,000, including transaction costs of $140,000. The GAAP carrying value of assets acquired and liabilities assumed at the Acquisition date approximated fair value. There were no significant identifiable intangible assets. Therefore, the excess cost of the total purchase price was recorded as goodwill.

The Acquisition was funded with (i) $21,200,000 of cash contributions from the GS Funds in exchange for a 48% minority interest in GGS Holdings; and (ii)
$48,000,000 in cash from the GGS Senior Credit Facility. Funds received in excess of the total purchase price of Superior plus acquisition costs financed, estimated to be $192,000, are reflected as cash until final determination of the Acquisition purchase price. No additional investment income is assumed to be earned on the excess cash retained from the proceeds of the Acquisition financing.

Pro forma adjustments to give effect to the Acquisition and related transactions are summarized as follows:

A1. Notes payable is adjusted to reflect the Acquisition financing of the $48,000,000 GGS Senior Credit Facility as at March 31, 1996, and total invested assets and cash are adjusted by $192,000 for funds received in excess of the total purchase price.

         Policy acquisition and general and administrative expenses for the periods prior to the Acquisition is adjusted by $232,000 for the year ended December 31, 1995 and by $58,000 for the three months ended March 31, 1996 to reflect the amortization of deferred loan origination costs of $1,397,000 incurred related to the GGS Senior Credit Facility. The debt issuance costs are amortized over six years, the term of the GGS Senior Credit Facility.

A2. Goodwill related to the Acquisition on a pro forma basis is $3,638,000 and is based on a preliminary valuation of the total purchase price.
         Accordingly, the allocation of the excess purchase price may be adjusted upon final determination of such value.

         Policy acquisition and general and administrative expenses for the periods prior to the Acquisition is adjusted by $146,000 for the year ended December 31, 1995 and by $36,000 for the three months ended March 31, 1996 to reflect the amortization of goodwill. Goodwill is amortized over a 25-year period on a straight line basis based upon management's estimate of the expected benefit period.

A3. Policy acquisition and general and administrative expenses for the periods prior to the Acquisition is adjusted by $521,000 for the year ended December 31, 1995 and by $130,000 for the three months ended March 31, 1996 to reflect the elimination of management fees charged by Superior's former parent, Fortis, for corporate expenses. Subsequent to the Acquisition date, no such management fees have or will be charged to Superior by the Company.

A4. Interest expense for the periods prior to the Acquisition is adjusted by $3,989,000 for the year ended December 31, 1995 and by $997,000 for the three months ended March 31, 1996 to reflect the GGS Senior Credit Facility financing of $48,000,000 related to the Acquisition. It is assumed that the interest rate on the GGS Senior Credit Facility was 8.31%. The Company entered into an interest rate swap to effectively fix its borrowing costs at 8.31% through November 15, 1996. See
         "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

A5.      Shareholders' equity at March 31, 1996 has been adjusted to reflect the
         elimination   of   Superior's   historical   shareholders'   equity  of
         $62,753,000 as of March 31, 1996.

The Formation Transaction

B1. In connection with the financing of the Acquisition, GGS Holdings was formed, and $21,200,000 of cash contributions from GS Funds was provided in exchange for a 48% minority interest in GGS Holdings. As part of the Formation Transaction, the Company contributed Pafco to GGS Holdings in exchange for a 52% controlling interest.

B2. Minority interest for the periods prior to the Formation Transaction has been adjusted by $136,000 for the year ended December 31, 1995 and by $1,304,000 for the three months ended March 31, 1996 to reflect the 48% minority interest in GGS Holdings.

B3. Other assets has been adjusted to reflect the capitalization of organizational costs of $1,220,000 incurred in connection with the Formation Transaction, consisting principally of legal, accounting and finders fees.

         Policy acquisition and general and administrative expenses for the periods prior to the Formation Transaction is adjusted by $244,000 for the year ended December 31, 1995 and by $61,000 for the three months ended March 31, 1996 to reflect the amortization of organizational costs. Organizational costs are amortized over a 5-year period on a straight line basis.

The Transfer

In connection with the Transfer and immediately prior to the Formation Transaction, IGF Holdings paid to Pafco the Dividend, consisting of $7,500,000 in cash and the IGF Note of $3,500,000. IGF Holdings funded the cash portion of the Dividend with the proceeds of the $7,500,000 IGFH Bank Debt.

Pro forma adjustments to give effect to the Transfer and related transactions are summarized as follows:

C1. Notes payable and line of credit is adjusted to reflect the financing of the Dividend with the IGFH Bank Debt of $7,500,000, as at March 31, 1996. Pro forma notes payable and line of credit is not adjusted to reflect the issuance of the IGF Note of $3,500,000 to Pafco, in accordance with GAAP, since such intercompany transactions are eliminated in consolidation.

C2. Interest expense for the periods prior to the Transfer is adjusted to reflect the financing of the Dividend. It is assumed that the interest rate on the IGFH Bank Debt was 9.25% (prime rate plus 1%). This rate reflects the interest rate environment which existed at the Transfer date. The stated interest rate on the IGF Note is 8.0%. Pro forma adjustments to give effect to the financing are summarized as follows:


                                                         Year ended                     Three months ended
                                                      December 31, 1995                   March 31, 1996
                                                      -----------------                   --------------
                  IGFH Bank Debt ....................       $694,000                           $173,000
                  IGF Note...........................        280,000                             70,000
                                                            --------                           --------
                                                            $974,000                           $243,000
                                                            ========                           ========



C3. Other income has been adjusted by $280,000 for the year ended December 31, 1995 and by $70,000 for the three months ended March 31, 1996 to reflect the interest income Pafco would earn which is derived from the IGFH Note of $3,500,000, at a stated rate of 8.0%. No additional investment income is assumed to be earned on the cash retained in Pafco from the proceeds of the IGF Note.

The Distribution

D. Loss from discontinued operations is adjusted to reflect the Distribution, which occurred on January 1, 1996. Accordingly, all of the discontinued operations related to SIGF activities have been eliminated on a pro forma basis. No adjustments have been made to the Pro Forma Consolidated Financial Statements as of and for the three months ended March 31, 1996 as the Distribution occurred on January 1, 1996.

E. On April 29, 1996, Pafco ceded all of its commercial business relating to (i) 1995 and previous years, and (ii) prospectively written commercial business, through a 100% quota share reinsurance agreement to Granite Re, an affiliate of the Company, with an effective date of January 1, 1996. On a pro forma basis, all of the operations related to the commercial business have been eliminated for the year ended December 31, 1995. No adjustments have been made to the Pro Forma Consolidated Financial Statements as of and for the three months ended March 31, 1996 as the cession of commercial business to Granite Re occurred on January 1, 1996. The following amounts have been eliminated, on a pro forma basis:

                                                                                            Year ended
                                                                                         December 31, 1995
              Gross premiums written ...............................................       $  5,115,000
              Net premiums written .................................................          4,539,000
              Net premiums earned...................................................          3,573,000
              Net investment income ................................................              4,000
              Losses and LAE........................................................          2,880,000
              Policy acquisition and general and administrative expenses............            732,000



         No additional investment income is assumed to be earned on the cash received by Pafco from the cession to Granite Re.

F. All applicable pro forma adjustments to operations are tax affected at the effective rate.

Pro Forma Adjustments Relating to the Offering

G. Interest expense for the periods prior to the Offering are adjusted by $400,000 for the year ended December 31, 1995 and by $100,000 for the three months ended March 31, 1996 to reflect the repayment of $4,000,000 of the Parent Indebtedness, with a stated interest rate of 10%.

H. Interest expense for the periods prior to the Offering are adjusted to reflect the repayment of the $7,500,000 of the IGFH Bank Debt, with an interest rate of 9.25%, and the repayment of the IGF Note of $3,500,000, with a stated interest rate of 8.0% as follows:


                                                     Year ended                Three months ended
                                                 December 31, 1995               March 31, 1996
                                                 -----------------               --------------
                  IGFH Bank Debt........             $694,000                         $173,000
                  IGF Note..............              280,000                           70,000
                                                     --------                        ---------
                                                     $974,000                        $ 243,000
                                                     ========                        =========


I. Other income has been adjusted by $280,000 for the year ended December 31, 1995 and by $70,000 for the three months ended March 31, 1996 to reflect the elimination of interest income Pafco would have earned upon subsequent repayment of the IGFH Note of $3,500,000, at a stated rate of 8%.

J. Minority interest for the periods prior to the Formation Transaction has been adjusted by $88,000 for the year ended December 31, 1995 and by $22,000 for the three months ended March 31, 1996 to reflect the 48.0% minority interest in GGS Holdings resulting from entry I above.

K. All applicable pro forma adjustments to operations are tax affected at the effective rate.

L. The weighted average shares outstanding has been adjusted to reflect the 3,000,000 shares issued in the Offering.

M. Net funds available for injection into the Company's investment portfolio amounts to $15,000,000, assuming a per share offering price of $11.00 and 3,000,000 shares issued in the Offering, as follows:

              Gross proceeds..............................     $  33,000,000
              Less estimated issue costs..................        (3,000,000)
                                                               -------------
                  Subtotal net proceeds...................        30,000,000
              Repayment of IGFH Bank Debt.................        (7,500,000)
              Repayment of Parent Indebtedness............        (4,000,000)
              Payment of dividend to Goran................        (3,500,000)
                                                               -------------
                  Net funds available for investment......     $  15,000,000
                                                               =============

N.       Net increase in shareholders' equity is as follows:

              Gross proceeds..............................     $  33,000,000
              Less estimated issue costs..................        (3,000,000)
                                                               -------------
                  Subtotal net proceeds...................        30,000,000
              Payment of dividend to Goran................        (3,500,000)
                  Net change in shareholders' equity......     $  26,500,000
                                                               =============

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                        SYMONS INTERNATIONAL GROUP, INC.

     The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries. Such financial statements for, and as of the end of, each of the years in the three year period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are included in this Prospectus. The selected consolidated financial data presented below for, and as of the end of, each of the three month periods ended March 31, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The results of the operations of the Company for the three months ended March 31, 1996 are not necessarily indicative of the results of operations that may be expected for the full year. In the opinion of management, the unaudited information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                                                                   Three Months
                                                             Year Ended December 31,                             Ended March 31,
                                         ---------------------------------------------------------------    ------------------------
                                             1991         1992        1993          1994          1995          1995         1996
                                             ----         ----        ----          ----          ----          ----         ----
                                                    (in thousands, except per share amounts and ratios)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA: (1)
Gross premiums written ................  $  91,974    $ 109,219    $  88,936     $ 103,134     $ 124,634    $  28,272     $  41,422
Net premiums written ..................     31,543       35,425       31,760        35,139        53,447       10,300        18,730
Net premiums earned ...................     30,388       35,985       31,428        32,126        49,641        8,649        13,785
Net investment income .................      1,370        1,319        1,489         1,241         1,173          319           558
Other income ..........................         --           --          886         1,622         2,174          592           977
Net realized capital gain (loss) ......        381          486         (119)         (159)         (344)         (45)          (36)
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
    Total revenues ....................     32,139       37,790       33,684        34,830        52,644        9,515        15,284
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
Losses and loss adjustment expenses ...     23,137       27,572       25,080        26,470        35,971        5,648         8,963
Policy acquisition and general and
  administrative expenses .............      5,480        7,955        8,914         5,801         7,981        2,045         3,669
Interest expense ......................        847          459          996         1,184         1,248          272           249
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
    Total expenses ....................     29,464       35,986       34,990        33,455        45,200        7,965        12,881
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
Income (loss) before taxes,
   discontinued operations,
   extraordinary item, cumulative
   effect of an accounting
   change and minority interest .......      2,675        1,804       (1,306)        1,375         7,444        1,550         2,403
Income taxes ..........................        771          996           83          (718)        2,619          500           817
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
Income (loss) before
   discontinued operations,
   extraordinary item, cumulative
   effect of an accounting
   change and minority interest .......  $   1,904    $     808    $  (1,389)    $   2,093     $   4,825    $   1,050     $   1,586
Net income (loss) .....................  $   1,770    $     817    $    (323)    $   2,117     $   4,821    $   1,066     $   1,586
                                         =========    =========    =========     =========     =========    =========     =========
Per common share data:
   Income (loss) before
     discontinued operations,
     extraordinary item, and
     cumulative effect of
     an accounting change .............  $    0.27    $    0.12    $   (0.20)    $    0.30     $    0.69    $    0.15     $    0.23
   Net income (loss) ..................  $    0.25    $    0.12    $   (0.05)    $    0.30     $    0.69    $    0.15     $    0.23
                                         =========    =========    =========     =========     =========    =========     =========
Weighted average
     shares outstanding ...............      7,000        7,000        7,000         7,000         7,000        7,000         7,000
GAAP RATIOS: (1)
Loss and LAE  ratio ...................       76.1%        76.6%        79.8%         82.4%         72.5%        65.3%         65.0%
Expense ratio .........................       20.8         23.4         31.5          21.7          18.6         26.8          28.4
                                         ---------    ---------    ---------     ---------     ---------    ---------     ---------
Combined ratio ........................       96.9%       100.0%       111.3%        104.1%         91.1%        92.1%         93.4%


                                                                   December 31,
                                         ----------------------------------------------------------------         March 31,
                                           1991          1992          1993          1994          1995             1996
                                           ----          ----          ----          ----          ----             ----
                                                            (in thousands, except per share amounts)

CONSOLIDATED BALANCE SHEET DATA:
Investments .......................      $ 26,049      $ 27,941      $ 21,497      $ 18,572      $ 25,902         $ 27,180
Total assets ......................        78,749        75,001        81,540        66,628       110,516          140,813
Losses and loss adjustment expenses        38,607        38,616        54,143        29,269        59,421           50,009
Total liabilities .................        77,799        73,753        79,321        62,357       100,981          129,775
Minority interest .................           466            55            --            16            --               --
Total shareholders' equity ........           484         1,193         2,219         4,255         9,535           11,038
Book value per share ..............      $   0.07      $   0.17      $   0.32      $   0.61      $   1.36         $   1.58
STATUTORY CAPITAL AND SURPLUS:
Pafco (2) .........................      $  8,251      $ 10,363      $  8,132      $  7,848      $ 11,875         $ 13,423
IGF ...............................      $  5,277      $  6,400      $  2,789      $  4,512      $  9,219         $ 10,488


(footnotes on following page)

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview" for a discussion of the accounting treatment accorded to the crop insurance business.

(2) The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus. Pafco owned the following percentages of IGF at December 31 of each of the following years: 1991, 87.9%; 1992, 98.2%; 1993, 98.2%; 1994,
     98.8%; 1995, 100%. At April 30, 1996, Pafco transferred IGF to SIG. Prior to the transfer, IGF also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note of $3,500,000. At April 30, 1996, Pafco's statutory and capital surplus was $11,873,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
                                 OF THE COMPANY

Overview

         The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance. Nonstandard Automobile Insurance Operations; Impact of Formation Transaction and Superior Acquisition

         The Company, through its 52% owned Subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the incurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers. While pricing conditions have improved in certain markets in 1996, the nonstandard automobile insurance business has experienced a high degree of competition in recent years that has made it difficult for the Company to achieve adequate pricing.

         Prior to consummation of the Formation Transaction and the Acquisition on April 30, 1996, the Company provided nonstandard automobile insurance coverage primarily through Pafco as a wholly-owned subsidiary. In connection with the  Formation  Transaction,  the  management  agreement  formerly in place between the Company and Pafco, which provides for an annual management fee payable to the Company in an amount equal to 15% of gross premiums, was assigned to GGS Management. As a result of the change in the capital structure of the Company's nonstandard automobile insurance business, the acquisition of Superior by GGS Holdings and the assignment of the Pafco management agreement to GGS Management, certain financial information relating to the Company's nonstandard business in respect of periods prior to consummation of the Formation
Transaction and the Acquisition will not be comparable to corresponding financial information for subsequent periods. See "The Company -- Formation of GGS Holdings; Acquisition of Superior" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Superior."

Crop Insurance Operations

         General. The majority of the Company's crop insurance business consists of Multi-Peril Crop Insurance ("MPCI"). MPCI is a government-sponsored program with accounting treatment which differs in certain respects from more traditional property and casualty insurance lines. Farmers may purchase "CAT Coverage" (the minimum available level of MPCI coverage) upon payment of a minimal fixed administrative fee of $50 per policy (the "CAT Coverage Fee") instead of a premium. This fee is included in Other Income. Commissions paid to agents to write CAT policies are offset against the CAT Coverage Fee. For purposes of the profit-sharing formula under the MPCI program referred to below, the Company is credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverage policies it sells, determined in accordance with a formula. For income statement purposes under GAAP, gross premiums written consist of the aggregate amount of MPCI Premiums paid by farmers for "Buy-up Coverage" (MPCI coverage in excess of CAT Coverage), and any related federal premium subsidies, but do not include any MPCI Imputed Premium credited on CAT Coverage. By contrast, net premiums written (and net premiums earned) do not include any MPCI Premiums or premium subsidies, all of which are deemed to be ceded to the U.S. Federal Government as reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a complex profit sharing formula established by law and the FCIC. For GAAP income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses.

         The Company receives from the FCIC (i) an expense reimbursement payment equal to a percentage of gross premiums written for each Buy-up Coverage policy it writes (the "Buy-up Expense Reimbursement Payment"), (ii) an LAE reimbursement payment equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy it writes (the "CAT LAE Reimbursement Payment") and (iii) a small excess LAE reimbursement payment (the "MPCI Excess LAE Reimbursement Payment"). For 1994, 1995 and 1996, the Buy-up Expense Reimbursement Payment has been set at 31% of the MPCI Premium, but it is scheduled to be reduced to 29% in 1997, 28% in 1998 and 27.5% in 1999. For GAAP income statement purposes, the Buy-up Expense Reimbursement Payment is treated as a contribution to income and reflected as a component of policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment and the MPCI Excess LAE Reimbursement Payment are, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies, and the remainder of the payment, if any, is recorded as Other Income. See "Business --Crop Insurance -- Products."

         Certain other characteristics of the Company's crop business may affect comparisons of the Company's results and operating ratios with those of other insurers, including: (i) the seasonal nature of the business whereby profits are generally recognized predominantly in the second half of the year; (ii) the short-term nature of crop business whereby losses are known within a short time period; and (iii) the limited amount of investment income associated with crop business. In addition, cash flows from the crop business differ from cash flows from certain more traditional lines. See "-- Liquidity and Capital Resources." The seasonal and short term nature of the Company's crop business, as well as the impact on such business of weather and other natural perils, may produce variations in the Company's operating results.

         Impact of 1994 Reform Act and 1996 Reform Act. The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including acreage "set aside" programs in which farmers are paid to leave a portion of their land unplanted and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by the local USDA offices. As a result of an increase in the number of acres insured in 1995, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and commissions received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the 1996 Reform Act, recently signed into law by President Clinton, eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits and also limits the role of the USDA offices in the delivery of MPCI coverage. The limitation of the USDA's role in the delivery system for CAT Coverage should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of this product. The Company believes that the potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated in part by the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters as ad hoc federal disaster relief programs are reduced or eliminated. In addition, the Company believes that (i) many lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by CAT Coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

         Crop Revenue Coverage. The Company has recently introduced a new product in its crop insurance business called Crop Revenue Coverage, or "CRC." In contrast to standard MPCI coverage, which features a yield guarantee or coverage for the loss of production at a fixed price per commodity unit established by the FCIC, CRC provides the insured with a guaranteed revenue stream by combining both yield and price variability protection. CRC protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy. CRC was approved by the FCIC as a pilot program for revenue insurance coverage plans for the 1996 crop year, and has been available for corn and soybeans in all counties in Iowa and Nebraska for the 1996 crop year. The Company believes that CRC policies represent approximately 30% of the combined corn policies written by IGF in Iowa and Nebraska for the 1996 crop year. In July, 1996, the FCIC announced that CRC will be made available in the fall of 1996 for winter wheat in the entire states of Kansas, Michigan, Nebraska, South Dakota, Texas and Washington and in parts of Montana. Since the FCIC generally regulates CRC as one of its own programs, the material aspects of the CRC program are substantially similar to those of other federal programs such as MPCI, including the FCIC profit-sharing arrangement, the use of reinsurance pools and expense reimbursement payments paid by the FCIC. Since CRC is, in certain respects, a new product with which neither the Company nor the crop insurance industry has had any prior experience, there is substantial uncertainty as to the demand for, and the pricing and profitability of, this product. Accordingly, there can be no assurance that the Company's financial condition or results of operations will not be adversely affected by the writing of CRC policies. See "Business -- Crop Insurance -- Products -- Crop Revenue Coverage."

         Recent Developments Affecting MPCI Underwriting Results. A combination of weather events occurring in early 1996 will affect the Company's underwriting results from its MPCI business in 1996. A severe drought in the Southern plains has resulted in significant damage to winter wheat crops, and will adversely affect the Company's MPCI underwriting results. The impact of these losses is offset in part, however, by unusually good results from MPCI coverage for Florida citrus crops as a result of better than normal weather in the regions where the Company wrote such coverage. Although the Company is continuing to review the effects of the drought, based on current information, management believes that the aggregate effect of the drought and favorable citrus results will not have a material impact on the Company's results of operations for the complete 1996 year.

         Certain Accounting Policies for Crop Insurance Operations. In 1995, on a quarterly basis through September 30, the Company recognized (i) 30% of its MPCI gross premiums written, (ii) commission expense at a rate of 16% of MPCI gross premiums written recognized and (iii) Buy-up Expense Reimbursement at a rate of 31% of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. Starting in 1996, the Company began recognizing underwriting gain or loss reflecting the Company's best estimate, based on, among other things, historical results, plus a provision for adverse development. Actual MPCI operating results for a calendar year are finally determined in the fourth quarter of each such year.

Policy Acquisition and General and Administrative Expenses

         Policy acquisition and general and  administrative  expenses consist of
(i) gross commissions paid to agents, (ii) ceding commission income from reinsurers, (iii) Buy-up Expense Reimbursement Payments, (iv) underwriting gain or loss on the Company's MPCI business and (v) other operating expenses. The following table sets forth certain information with respect to the Company's policy acquisition and general and administrative expenses for the periods indicated.

                                      Year Ended December 31,                      Three Months Ended March 31,
                        -------------------------------------------------        -------------------------------
                             1993              1994             1995                  1995              1996
                             ----              ----             ----                  ----              ----
                         Auto     Crop    Auto     Crop     Auto     Crop         Auto     Crop    Auto     Crop
                         ----     ----    ----     ----     ----     ----         ----     ----    ----     ----

Gross commission
   expenses...........  $8,345  $5,524    $7,070  $9,867  $7,162   $13,391      $1,768   $2,107   $2,020   $2,963

Ceding commission
   income.............  (9,173)   (969)   (5,381) (1,651) (2,991)   (2,968)       (906)    (813)     550      ---

Buy-up Expense
   Reimbursement
   Payments...........          (8,854)          (13,845)          (16,366)              (3,930)           (6,567)

MPCI underwriting
   gain or loss.......           1,515            (3,257)           (9,653)                 175              (625)

Other operating
   expenses...........   6,683   4,252     7,020   4,084   8,758     8,130       1,843    1,591    2,604    2,396
                         -----   -----     -----   -----   -----     -----       -----    -----    -----    -----
Policy acquisition and
   general and  administrative
   expenses (1).......  $5,855  $1,468    $8,709 $(4,802)$12,929   $(7,466)     $2,705    $(870)  $5,174  $(1,833)
                        ======  ======    ====== ======= =======   =======      ======    =====   ======  =======

- ----------
(1) Includes policy acquisition and general and administrative expenses for crop insurance and nonstandard automobile insurance segments but excludes policy acquisition and general and administrative expenses attributable to corporate and discontinued operations.

Discontinuance of Surplus Lines Underwriting Unit

         Prior to the Offering, the Company, through SIGF, its specialized managing general agency and surplus lines underwriting unit based in Florida, provided certain commercial insurance products through retail agencies, principally in the southeast United States. SIGF writes these specialty products through Pafco as well as a number of other insurers, including United National

Insurance Group, Munich American Reinsurance Corp. and Lloyd's of London. Effective January 1, 1996, the Company sold to Goran all of the issued and outstanding shares of capital stock of SIGF. All Pafco insurance policies issued through SIGF in respect of business other than nonstandard automobile insurance have been 100% reinsured by Granite Reinsurance Company, Ltd. ("Granite Re"), a wholly-owned subsidiary of Goran. Although Pafco will in the future continue to write business through SIGF, this business will also be reinsured with Granite Re pursuant to a 100% quota share arrangement.

Selected Segment Data Of The Company

         The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate and discontinued operations nor does it include the results of operations of Superior.

                                                                                              Three Months
                                                                                                  Ended
                                               Year Ended December 31,                          March 31,
                                      ------------------------------------            -------------------------
                                        1993            1994         1995                  1995         1996
                                        ----            ----         ----                  ----         ----
                                                           (in thousands, except ratios)
NONSTANDARD AUTOMOBILE
INSURANCE OPERATIONS:
Gross premiums written.............. $ 52,187       $ 45,593      $ 49,005              $11,337       $17,922
Net premiums written................   26,479         28,114        37,302                9,311        20,167
Net premiums earned.................   26,747         25,390        34,460                7,924        13,626
Net investment income...............    1,144            904           624                  189           396
Other income........................      886          1,545         1,787                  334           591
Net realized capital loss...........      (44)           (55)         (508)                 (37)          (52)
                                     --------        -------       -------             --------     ---------
     Total revenues.................   28,733         27,784        36,363                8,410        14,561
                                     --------        -------       -------             --------     ---------
Losses and loss
   adjustment expenses..............   17,152         18,303        25,423                4,990         8,565
Policy acquisition and general and
   administrative expenses..........    5,855          8,709        12,929                2,705         5,174
                                     --------        -------       -------             --------     ---------
   Total expenses...................   23,007         27,012        38,352                7,695        13,739
                                     --------        -------       -------             --------     ---------
Income (loss) before income taxes .. $  5,726        $   772       $(1,989)            $    715     $     822
                                     ========        =======       =======             ========     =========
GAAP RATIOS (NONSTANDARD
AUTOMOBILE ONLY):
Loss and LAE  ratio.................     64.1%          72.1%         73.8%                63.0%         62.9%
Expense ratio.......................     21.9           34.3          37.5                 34.1          38.0
                                     --------        -------       -------             --------     ---------
Combined ratio......................     86.0%         106.4%        111.3%                97.1%        100.9%

CROP INSURANCE
OPERATIONS: (1)
Gross premiums written (2)..........  $35,156        $54,455       $70,374              $15,847       $21,404
Net premiums written (2)............    4,281          4,565        11,608                   53           263
Net premiums earned (2).............    4,281          4,565        11,608                   32           159
Net investment income...............      347            339           674                  130           162
Other income........................        0             73           384                  258           373
Net realized capital gain (loss)....      114           (104)          164                   (8)           16
                                     --------        -------       -------             --------     ---------
     Total revenues.................    4,742          4,873        12,830                  412           710
                                     --------        -------       -------             --------     ---------
Losses and loss
   adjustment expenses..............    6,774          7,031         8,629                 (105)          397
Policy acquisition and general and
   administrative expenses..........    1,468         (4,802)       (7,466)                (870)       (1,833)
Interest expense                          235            492           627                  240            95
                                     --------        -------       -------             --------     ---------
   Total expenses...................    8,477          2,721         1,790                 (735)       (1,341)
                                     --------        -------       -------             --------     ---------
Income (loss) before income taxes... $ (3,735)      $  2,152       $11,040             $  1,147      $  2,051
                                     ========       ========       =======             ========      ========

STATUTORY CAPITAL AND SURPLUS:
Pafco (3)...........................   $8,132         $7,848       $11,875               $9,817       $13,423
IGF  ...............................    2,789          4,512         9,219                5,550        10,488

- ----------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations" for a discussion of the accounting treatment accorded to the crop insurance business.

(2) Crop hail insurance premiums are reported only in the second and fourth calendar quarters, according to when the business is written.

(3) The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus. Pafco owned the following percentages of IGF at December 31 of each of the following years: 1993, 98.2%; 1994, 98.8%; 1995, 100%. At April 30, 1996, Pafco transferred IGF to SIG. Prior to the transfer, IGF also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note of $3,500,000. At April 30, 1996
         Pafco's statutory and capital surplus was $11,873,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

Results of Operations

Three Months Ended March 31, 1996 and 1995:

         Gross Premiums Written. Gross premiums written for the three month period ended March 31, 1996 increased $13,150,000, or 46.5%, to $41,422,000 from
$28,272,000 for the same period in 1995 reflecting an increase in gross premiums written of $6,585,000 in nonstandard automobile insurance, $5,557,000 in crop insurance and $1,008,000 in premiums from discontinued operations. The increase in nonstandard automobile gross premiums written was due to an increase in policies in-force as the Company introduced product improvements as well as premium rate increases in certain markets. The increase in crop insurance gross premiums written was primarily due to farmers' electing higher crop price levels to be insured under MPCI Buy-up Coverages and an increase in MPCI policies in-force. Premiums reported in the first three months of each year generally do not include significant crop hail premiums since most of these policies are written in the second quarter.

         Net Premiums Written. The Company's net premiums written for the three month period ended March 31, 1996 increased $8,430,000, or 81.8%, to $18,730,000 from $10,300,000 for the same period in 1995 due to the non-renewal by the Company, as of January 1, 1996, of its quota share reinsurance on its nonstandard automobile business and the increase in gross premiums written in the nonstandard automobile insurance business. Since all MPCI premiums are reported as 100% ceded, MPCI gross premiums written have no effect on net premiums written.

         Net Premiums Earned. The Company's net premiums earned for the three month period ended March 31, 1996 increased $5,136,000, or 59.4%, to $13,785,000 from $8,649,000 for the same period in 1995 reflecting an increase in net premiums written.

         Net Investment Income. The Company's net investment income for the three month period ended March 31, 1996 increased $239,000, or 74.9%, to $558,000 from $319,000 for the same period in 1995 due to a repositioning of the Company's investment portfolio in the latter part of 1995, which has resulted in higher net investment income through the first quarter of 1996. This repositioning has also resulted in an increase in the average investment yield to 8.4% for the three month period ended March 31, 1996 from 6.0% for the same period in 1995. Also contributing to the increase in net investment income is an increase in average invested assets to $26,606,000 for the three month period ended March 31, 1996 from $20,897,000 for the same period in 1995.

         Other Income. The Company's other income for the three month period ended March 31, 1996 increased $385,000, or 65.0%, to $977,000 from $592,000 for the same period in 1995 due principally to (i) increased billing fee revenue from nonstandard automobile insurance policies, resulting from a higher in-force policy count and an increase in fees implemented in late 1995, and (ii) increased CAT LAE Reimbursement Payments resulting from the introduction of CAT Coverages in January, 1995.

         Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $36,000 for the three month period ended March 31, 1996 compared to a net realized capital loss from the sale of investments of $45,000 for the same period ended March 31, 1995. The losses for the three month period ended March 31, 1996 were the result of the sale of investments due to the repositioning of the Company's investment portfolio that was begun in the latter part of 1995 in connection with a change in investment managers.

         Losses and LAE. The Company's losses and LAE for the three month period ended March 31, 1996 increased $3,315,000, or 58.7%, to $8,963,000 from
$5,648,000 for the same period in 1995. The losses and LAE for the nonstandard automobile segment for the three month period ended March 31, 1996 increased
$3,575,000  to  $8,565,000  compared to  $4,990,000  for the same period in 1995 primarily as a result of the Company's nonrenewal of its automobile quota share reinsurance treaty. The loss ratio for the nonstandard automobile segment for the three month period ended March 31, 1996 was 62.9% as compared to 63.0% for the same period ended 1995. The crop insurance business experienced an increase in losses and LAE for the three month period ended March 31, 1996 of $502,000 to $397,000 compared to a $105,000 contribution to income for the same period in 1995 reflecting an increase in net premiums written for crop hail.

         Policy Acquisition and General and Administrative Expenses. Policy acquisition and general and administrative expenses for the three months ended March 31, 1996 increased $1,624,000, or 79.4%, to $3,669,000 from $2,045,000 for the same period in 1995. This compares to an increase of 81.8% in net premiums written. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expenses of $2,469,000 due to (i) the Company's nonrenewal of nonstandard automobile quota share reinsurance for 1996 which resulted in a reduction in ceding commission income and (ii) the recording of a ceding commission expense on the recovery of the unearned premium for the three month period ended March 31, 1996. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $1,833,000 for the three months ended March 31, 1996 compared to a contribution to income of $870,000 for the same period in 1995. This increase in contribution resulted from an increase in Buy-up Expense Reimbursement Payments due to higher gross premium writings, together with an increase in the MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for the Company -- Overview -- Policy Acquisition and General and Administrative Expenses."

         Interest Expense. The Company's interest expense for the three month period ended March 31, 1996 decreased $23,000, or 8.5%, to $249,000 from $272,000 for the same period in 1995 due to lower utilization of the line of credit borrowings by IGF as a result of higher cash flow from operating profits.

         Income Tax Expense. The Company's income tax expense for the three month period ended March 31, 1996 increased $317,000, or 63.4%, to $817,000 from $500,000 for the same period in 1995 primarily as a result of a 55% increase in the Company's income before federal income tax. The effective tax rate for the three month period ended March 31, 1996 reflects a 34.0% provision compared to 32.3% provision for the same period in 1995.

Years ended December 31, 1995 and 1994:

         Gross Premiums Written. Gross premiums written in 1995 increased $21,500,000, or 20.8%, to $124,634,000 from $103,134,000 in 1994 reflecting an increase in gross premiums written of $15,919,000 in crop insurance, $3,412,000 in nonstandard automobile insurance and $2,169,000 in premiums from discontinued operations. The crop insurance segment experienced growth in both the crop hail and MPCI business. The increase in crop hail gross premiums written to $16,966,000 in 1995 from $10,130,000 in 1994 was due to increased opportunities to market crop hail coverages to farmers as a result of the increases in sales of MPCI products (both Buy-up Coverage and CAT Coverage) due to the 1994 Act.
The net increase in MPCI gross premiums written to $53,407,000 in 1995 from $44,324,000 in 1994 resulted from an increase in the number of acres insured in 1995. The increase in gross premiums written for the nonstandard automobile insurance segment was attributable to an increase in policies-in-force in certain states, primarily in the state of Colorado.

         Net Premiums Written. The Company's net premiums written in 1995 increased $18,308,000, or 52.1%, to $53,447,000 from $35,139,000 in 1994 due to an increase in gross premiums written and a reduction in premiums ceded to reinsurers under quota share reinsurance for both nonstandard automobile and crop hail insurance.

         Net Premiums Earned. The Company's net premiums earned in 1995 increased $17,515,000, or 54.5%, to $49,641,000 from $32,126,000 in 1994 reflecting an increase in net premiums written.

         Net Investment Income. Net investment income in 1995 decreased $68,000, or 5.5%, to $1,173,000 from $1,241,000 in 1994 principally due to a decrease in the average yield earned on invested assets to 5.2% in 1995 from 6.0% in 1994. Although market interest rates increased in 1995, the average yield on investments declined primarily as a result of the repositioning of the Company's investment portfolio to shorter term securities. The decrease in the average yield was partially offset by an increase in average invested assets to $22,653,000 in 1995 from $20,628,000 in 1994.

         Other Income. The Company's other income in 1995 increased $552,000, or 34.0%, to $2,174,000 from $1,622,000 in 1994 due to increased CAT LAE
Reimbursement Payments related to the 1995 introduction of CAT Coverages and increased billing fee income on nonstandard automobile business due primarily to a higher in-force policy count.

         Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $344,000 in 1995 as compared to a net realized capital loss of $159,000 in 1994. The net realized capital loss in 1995 was the result of the repositioning of the Company's investment portfolio in connection with a change in investment managers and certain write-downs taken on investments with an other than temporary decline in estimated fair value.

         Losses  and  LAE.  The  Company's  losses  and  LAE in  1995  increased
$9,501,000,  or  35.9%,  to  $35,971,000  from  $26,470,000  in 1994.  The 35.9%
increase in losses and LAE was less than the 54.5% increase in net premiums earned. Of such amounts, the nonstandard automobile business experienced a $7,120,000 increase in losses and LAE to $25,423,000 in 1995 from $18,303,000 in

1994 due primarily to an increase in net premium writings. The Company's loss and LAE ratio in 1995 decreased to 72.5% from 82.4% in 1994. The nonstandard automobile business loss and LAE ratio increased to 73.8% in 1995 from 72.1% in 1994 primarily due to increased repair costs for automobile parts resulting from the implementation of laws prohibiting use of reconditioned parts as well as general inflationary pressures on costs of settling claims. In addition, the crop business experienced an increase in losses and LAE to $8,629,000 in 1995 from $7,031,000 in 1994 primarily as a result of the increased volume of crop hail business written in 1995. The crop loss and LAE ratio decreased to 74.3% in 1995 from 154.0% in 1994 due to more favorable weather conditions than in the prior year. Crop insurance losses and LAE were also impacted by net MPCI LAE of $0 in 1995 and $936,000 in 1994, after reduction for LAE reimbursements of $3,324,000 in 1995 compared to $107,000 in 1994. These reimbursements are reflected in losses and LAE up to the actual amount of LAE incurred with any excess reflected in Other Income.

          Policy Acquisition and General and Administrative Expenses. The Company's policy acquisition and general and administrative expenses in 1995 increased $2,180,000, or 37.6%, to $7,981,000 from $5,801,000 in 1994. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expense of $4,220,000 primarily due to a 34% reduction in ceding commission income in 1995 arising from reduced reliance on quota share reinsurance. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $7,466,000 in 1995 compared to a contribution to income of $4,802,000 in 1994. This increase in contribution resulted from an increase in Buy-Up Expense Reimbursement Payments due to higher gross premium writings in 1995, together with an increase in the MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Policy Acquisition and General and Administrative Expenses."

         Interest Expense. The Company's interest expense in 1995 increased $64,000, or 5.4%, to $1,248,000 from $1,184,000 in 1994 as a result of increased line of credit borrowings by IGF due to an increase in cash flow requirements and an increase in applicable interest rates. This was partially offset by interest savings in 1995 over 1994 resulting from debt principal repayments and the retirement of a Company term loan in June, 1995.

         Income Tax Expense. The Company's income tax expense (benefit) related to a tax provision on income (loss) from continuing operations increased to $2,619,000 in 1995 from $(718,000) in 1994. The effective tax rate in 1995 was
35.2% as compared to an effective tax rate of (52.2)% in 1994. The tax benefit in 1994 was due to a $1,492,000 change in estimate in the valuation allowance the Company had previously established for its deferred tax assets. Years Ended December 31, 1994 and 1993:

         Gross Premiums Written. Gross premiums written in 1994 increased $14,198,000, or 16.0%, to $103,134,000 from $88,936,000 in 1993 reflecting an increase in gross premiums written of $19,299,000 in crop insurance, a decrease in gross premiums written of $6,594,000 in nonstandard automobile insurance, and a $1,493,000 increase in premiums from discontinued operations. The increase in crop insurance gross premiums written resulted from farmers increasing the amounts of catastrophe protection as a result of the significant losses caused by the severe flooding in the Midwest in 1993. The decrease in nonstandard automobile gross premiums written was due in part to price competition as the Company decided not to match the lower premium rates of certain of its competitors who were seeking to gain market share.

         Net Premiums Written. The Company's net premiums written in 1994 increased $3,379,000, or 10.6%, to $35,139,000 from $31,760,000 in 1993 due to an increase in gross premiums written and a reduction in premiums ceded to reinsurers under quota share reinsurance on nonstandard automobile insurance.

         Net Premiums Earned. The Company's net premiums earned in 1994 increased $698,000, or 2.2%, to $32,126,000 from $31,428,000 in 1993 reflecting an increase in net premiums written.

         Net Investment Income. Net investment income in 1994 decreased $248,000, or 16.7%, to $1,241,000 from $1,489,000 in 1993 principally due to a decrease in average invested assets of $4,091,000 resulting from a reduction in nonstandard automobile insurance premium volume and higher losses and LAE. This decrease in average invested assets was partially offset by an increase in the average yield earned on invested assets to 6.6% in 1994 from 6.0% in 1993.

         Other Income. The Company's other income in 1994 increased $736,000, or 83.1%, to $1,622,000 from $886,000 in 1993 primarily as a result of 1994 being the first full year in which the Company earned billing fee income in the nonstandard automobile insurance business. Billing fee income from nonstandard automobile insurance increased to $1,033,000 in 1994 as compared to approximately $521,000 in 1993.

         Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $159,000 in 1994 as compared to a net realized capital loss of $119,000 in 1993. The losses in 1994 were the result of the Company's election to take net realized capital losses from the sale of certain investments. The losses in 1993 were due to sales of investments and write-downs of investments.

         Losses and LAE. The Company's losses and LAE in 1994 increased $1,390,000, or 5.5%, to $26,470,000 from $25,080,000 in 1993. Of such amounts, the nonstandard automobile business experienced a $1,151,000 increase in losses and LAE to $18,303,000 in 1994 from $17,152,000 in 1993 as higher replacement part costs for automobile repairs resulting from the implementation of laws prohibiting the use of reconditioned parts increased costs associated with physical damage losses. The loss ratio in 1994 increased to 82.4% from 79.8% in 1993. The nonstandard automobile loss and LAE ratio increased to 72.1% in 1994 as compared to 64.1% in 1993. In addition, the crop insurance business experienced an increase of $257,000 in losses and LAE to $7,031,000 in 1994 from $6,774,000 in 1993 primarily as a result of increased losses in the crop hail insurance business.

         Policy Acquisition and General and Administrative Expenses. The Company's policy acquisition and general and administrative expenses in 1994 decreased $3,113,000, or 34.9%, to $5,801,000 from $8,914,000 in 1993. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expense of $2,854,000 primarily due to a 24% reduction in ceding commission income in 1994 arising from reduced reliance on quota share reinsurance. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $4,802,000 in 1994 compared to an expense of $1,468,000 in 1993. The contribution to income in 1994 resulted from an increase in Buy-Up Expense Reimbursement Payments due to higher gross premium writings in 1994, together with an increase in the MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Policy Acquisition and General and Administrative Expenses."

         Interest Expense. The Company's interest expense in 1994 increased $188,000, or 18.9%, to $1,184,000 from $996,000 in 1993 due to increased cash flow requirements and line of credit borrowings by IGF on the crop business. This was partially offset by a decline in applicable interest rates.

         Income Tax Expense. In 1994, the Company recognized an income tax benefit of $718,000 as it changed its estimate in the valuation allowance it had previously established for its deferred tax assets. The effective tax rate in 1994 was (52.2)%. This compares to income tax expense of $83,000 and an effective tax rate of (6.35)% in 1993. In 1993, the Company increased its valuation allowance by $696,000 to $1,752,000.

Liquidity and Capital Resources

         The primary sources of funds available to the Company and its Subsidiaries are premiums, investment income and proceeds from the maturity of invested assets. Such funds are used principally for the payment of claims, operating expenses, commissions, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, the Company maintains investment programs generally intended to provide adequate funds to pay claims without the forced sale of investments.

         After the Offering, SIG, on a stand-alone basis, will require funds to defray operating expenses which will consist primarily of legal, accounting and other fees and expenses in connection with the disclosure and regulatory obligations of a public company and to satisfy debt service obligations on any remaining balance of the Parent Indebtedness. In order to satisfy these requirements, SIG intends to rely primarily on the fees from an administrative agreement between SIG and IGF (the "Administration Agreement") pursuant to which the Company will provide certain executive management, accounting, investing, marketing, data processing and reinsurance services in exchange for a fee in the amount of $150,000 quarterly. In addition, effective August 1, 1996, the underwriting, marketing and administrative functions of IGF will be assumed by, and selected employees will be transferred to, IGF Holdings and the Buy-up Expense Reimbursement Payments will be paid by the FCIC directly to IGF Holdings. Accordingly, IGF Holdings will be able to pay dividends to the Company to the extent that Buy-up Expense Reimbursement Payments exceed the operating and other expenses of IGF Holdings. There can, however, be no assurance that IGF Holdings will have sufficient excess cash flow to permit the payment of any dividends to the Company. Except for the fees to be paid under the Administration Agreement, IGF is not expected to provide a significant source of funds for the Company in view of Indiana regulatory restrictions on the payment of dividends, restrictive covenants contained in the IGF Revolver (as defined herein) and the capital needed by IGF to support growth in its premium writings.

         As a result of the restrictive covenants contained in the credit agreement with respect to the GGS Senior Credit Facility, GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. The GGS Senior Credit Facility restricts the ability of GGS Management to undertake certain actions, including making, or permitting any of its subsidiaries to make, certain restricted payments in excess of $100,000 per year in the aggregate. For purposes of the GGS Senior Credit Facility, "restricted payments" include dividends in the form of cash or other tangible or intangible property (other than stock, options, warrants or other rights to purchase stock), as well as administrative, advisory, management and billing fees payable by GGS Management to any of its affiliates (other than investment banking fees payable to Goldman, Sachs). As a result, this covenant restricts the ability of GGS Management to pay dividends to its parent company, GGS Holdings, in excess of $100,000 per year.

         GGS Management, the wholly-owned subsidiary of GGS Holdings, collects billing fees charged to policyholders of Pafco and Superior who elect to make their premium payments in installments. GGS Management also receives management fees of 15% of gross premiums and 17% of gross premiums, respectively, under its management agreements with Pafco and Superior. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees. Further, in the Consent Order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department, and extraordinary dividends within the meaning of the Indiana Insurance Code cannot be paid by Pafco without the prior approval of the Indiana Commissioner. See "Risk Factors -- Holding Company Structure; Dividend and Other Restrictions; Management Fees." GGS Management will require cash flow to defray operating expenses and repay the GGS Senior Credit Facility. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

         The GGS Senior Credit Facility, with an outstanding principal balance of $48 million, matures on April 30, 2002 and will be repaid in 11 consecutive semi-annual installments, the first of which will occur on the first anniversary of the closing date of the GGS Senior Credit Facility. The first installments of principal repayments will be $3,128,000 and $2,886,500, respectively, with the remaining installments increasing over the term of the GGS Senior Credit Facility up to a final installment in the amount of $6,199,500. At the election of GGS Management, interest on the GGS Senior Credit Facility shall be payable either at the "Base Rate" option or LIBOR option, plus in each case the applicable margin. The Base Rate is defined as the higher of (i) the federal funds rate plus 1/2 of 1% or (ii) the prime commercial lending rate of the lending bank. LIBOR is defined as an annual rate equal to the London Interbank Offered Rate for the corresponding deposits of U.S. dollars. The applicable margin for Base Rate loans is 1.50% and for LIBOR loans is 2.75%. In May, 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the GGS Senior Credit Facility at 8.3% through November, 1996. The GGS Senior Credit Facility is collateralized by a pledge of all of the tangible and intangible assets of GGS Holdings, including all of the outstanding shares of GGS Management, and by a pledge of all of the tangible and intangible assets of GGS Management, including all of the outstanding shares of capital stock of Pafco and Superior.

         While shareholders' equity is $11,038,000 at March 31, 1996, it does not reflect the equity upon which SIG conducts its various insurance operations. Pafco and IGF had statutory surplus at March 31, 1996 of $13,423,000 and $10,488,000, respectively. Since the Transfer did not occur until April 30, 1996, Pafco's equity at March 31, 1996 included its investment in IGF. However, since IGF Holdings declared and paid the Dividend to Pafco, the statutory capital and surplus of Pafco was $11,873,000 as of April 30, 1996. It is from these equity bases that the Company's insurance business is generated.

         With a beginning balance in November, 1987 of $15 million, SIG's bank debt was paid off in 1995 with a final installment payment of $1.0 million. After the Offering, the outstanding principal balance of the Parent Indebtedness, if any, will not exceed $3.3 million, will bear interest at the rate of 10% per annum and is payable on demand.

         During 1995, IGF continued the practice of borrowing funds under a revolving line of credit to finance premium payables on amounts not yet received from farmers (the "IGF Revolver"). The maximum borrowing amount under the IGF Revolver was $6,000,000 until July 1, 1996, at which time the maximum borrowing amount increased to $7,000,000. The IGF Revolver carried a weighted average interest rate of 9.7%, 8.1% and 6.0%, in 1993, 1994 and 1995, respectively, and ___% and ___% for the three months ended March 31, 1995 and 1996, respectively. These payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate plus 1/4%, IGF avoids incurring interest expense at the rate of 15% on interest payable to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. The IGF Revolver contains certain covenants which restrict IGF's ability to (i) incur indebtedness; (ii) declare dividends or make any capital distribution upon its stock whether through redemption or otherwise, except to the extent such dividends, distributions, or redemptions made during any calendar year would not exceed 30% of IGF's net profit; and (iii) make loans to others, including affiliates. The IGF Revolver also contains other customary covenants which, among other things, restrict IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. IGF intends to apply a portion of the $9 million in net proceeds from the Offering which will be contributed to it to satisfy premium payables to the FCIC, thereby reducing the need to resort to the IGF Revolver to make these payments and reducing the associated interest expense. In 1995, IGF incurred $627,222 in interest expense attributable to draws under the IGF Revolver to satisfy premium payables to the FCIC. At March 31, 1996, $6,000,000 remains available under the IGF Revolver.

         Cash flows in the Company's MPCI business differ from cash flows from certain more traditional lines. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments being reimbursed to the Company by the federal government within three business days.

Effects of Inflation

         The effects of inflation on the Company are implicitly considered in estimating reserves for unpaid losses and LAE, and in the premium rate-making process. The actual effects of inflation on the Company's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that the Company's liability for losses and LAE, including liabilities for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

New Accounting Standards

         During January, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company adopted SFAS No. 109 for the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. The effect on years prior to 1993 of changing to this method was $1,175,000 and is reflected in the Consolidated Statement of Operations for the Company, included elsewhere in this Prospectus, as the cumulative effect of a change in accounting principles.

         On January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In
accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was $139,000, net of deferred taxes of $73,000 on net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.

         In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company intends to adopt SFAS No. 121 in 1996. Based upon management's review and analysis, adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations in 1996.

         In December 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. It introduces the use of a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Account for Stock Issued to Employees." However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined the impact of adopting SFAS No. 123; however, the adoption of this statement is not expected to have a material impact on the Company's financial condition or results of operations.

         The National Association of Insurance Commissioners ("NAIC") is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has granted the Company approval through June, 1996 to continue its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions for statutory accounting purposes, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                           SUPERIOR INSURANCE COMPANY

         The following table presents historical data of Superior and its subsidiaries.

                                                                                                             Three Months
                                                                                                                 Ended
                                                            Year Ended December 31,                            March 31,
                                                --------------------------------------------        ----------------------------
                                                   1993              1994             1995              1995             1996
                                                   ----              ----             ----              ----             ----
                                                                        (in thousands, except ratios)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Gross premiums written..................        $115,660          $112,906           $94,756         $21,954           $32,289
                                                 -------          --------           -------          ------            ------
Net premiums written....................         115,294           112,515            94,070          21,954            32,126
                                                 -------          --------           -------          ------            ------
Net premiums earned.....................         118,136           112,837            97,614          25,666            28,659
Net investment income...................           8,170             7,024             7,093           1,826             1,807
Other income............................           5,879             3,344             4,171           1,285             1,473
Net realized capital gain (loss)........           3,559              (200)            1,954             103                29
                                                 -------          --------           -------          ------            ------
    Total revenues......................         135,744           123,005           110,832          28,880            31,968
Losses and loss adjustment expenses.....          85,902            92,378            72,343          19,364            19,511
Policy acquisition and general and
  administrative expenses...............          36,292            38,902            32,705           8,864             8,188
                                                 -------          --------           -------          ------            ------
    Total expenses......................         122,194           131,280           105,048          28,228            27,699
                                                 -------          --------           -------          ------            ------
Income (loss) before income
  taxes, and a cumulative effect of a
  change in accounting principle........          13,550            (8,275)            5,784             652             4,269
Income taxes............................           3,981            (3,800)            1,649              93             1,455
                                                 -------          --------           -------          ------            ------
Income (loss) before cumulative effect
   of a change in accounting principle..           9,569            (4,475)            4,135             559             2,814
Cumulative effective of a change in
   accounting principle.................          (1,389)              ---               ---             ---               ---
                                                 -------          --------           -------          ------            ------
    Net income (loss)...................         $10,958          $ (4,475)          $ 4,135          $  559            $2,814
                                                 =======          ========           =======          ======            ======

GAAP RATIOS:
Loss and LAE  ratio.....................            72.7%             81.9%             74.1%           75.4%             68.1%
Expense ratio...........................            30.7              34.5              33.5            34.5              28.6
                                                 -------          --------           -------          ------            ------
Combined ratio..........................           103.4%            116.4%            107.6%          109.9%             96.7%



                                                                 December 31,
                                                --------------------------------------------                  March 31,
                                                   1993              1994             1995                      1996
                                                   ----              ----             ----                      ----
                                                                                 (in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Investments.............................        $132,060          $107,346        $116,362                    $120,778
Total assets............................         180,241           161,864         160,130                     166,376
Losses and loss adjustment
  expenses..............................          52,610            54,577          47,112                      45,700
Total shareholders' equity..............          73,756            51,878          61,616                      62,753

STATUTORY CAPITAL
AND SURPLUS     ........................        $ 56,656          $ 43,577     $    49,277                    $ 51,681

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
                                   OF SUPERIOR
Overview

         Superior is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the incurrence and settlement of losses under nonstandard policies is shorter than under many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers. While pricing conditions have improved in 1996, the nonstandard automobile insurance business has experienced very competitive pricing conditions in recent years which have made it difficult for Superior to achieve adequate pricing.

         The majority of Superior's business consists of personal lines nonstandard automobile insurance. Superior writes in eleven states, principally in the southeastern United States and distributes its product through 3,250 independent agents. In mid 1994, Superior made a strategic decision to modify its approach from providing a broad band single nonstandard automobile product with a 15% commission rate to a multi-tiered, multi-commission program that was similar to, but provided a price advantage over, programs offered by the larger competitors in the nonstandard automobile marketplace. This step, combined with a concentration of Superior's efforts on four major states, was designed to present a more competitive product with a lower loss ratio and provide a franchised configuration that could be exported to the remainder of Superior's states. The modification of Superior's programs, more stringent underwriting criteria and a concentration on four specific states, resulted in a reduction in gross premiums written from the 1994 level of $112.9 million to a 1995 year end level of $94.8 million. During the same time, Superior took an aggressive stance addressing its cost of operations. More aggressively priced contracts were negotiated with outside vendors and internal processes were evaluated for cost effectiveness. The change in market approach, the effects of cost containment and the acceptance of a lower commission level by the independent agents resulted in net income in 1995 of $4.1 million compared to a net loss of $4.5 million in 1994. The loss ratio in 1995 was reduced to 107.6% compared to 1994's loss ratio of 116.4%.

         In order to shorten reporting lines, improve quality and decrease costs, the branch claims offices were reduced from nine to three. In addition to the consolidation of claims offices, the claims department management was changed and revised operating procedures were introduced that included the creation of specialties within the department for the handling of claims involving subrogation, salvage, physical damage litigation and first reports. These changes resulted in a substantial reduction in the expense for the operation of the claims department and an improvement in the quality of file handling with a resulting reduction in average paid severity.

         As a result of the Acquisition, Superior's strategy for 1996 is to refine its three-tier, multi-commission level programs and to move the multi-tiered products into the states of California, Georgia and Mississippi. Superior's processing flow has undergone a reengineering to reduce cost and shorten processing intervals in order to provide an improved level of service. In addition to the reengineering of the processing flow, Superior has made a commitment to eliminate its previous manually intensive automated operating system for a new fourth generation state of the art processing system that Superior believes will help reduce cost, improve productivity and lower operating expense by freeing it from an outside data processing vendor.

         On April 30, 1996, Superior was acquired by GGS Holdings. As a result of the Acquisition, certain financial information relating to Superior's nonstandard business in respect of periods prior to consummation of the Acquisition will not be comparable to corresponding financial information for subsequent periods. See "The Company -- Formation of GGS Holdings; Acquisition of Superior" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

Results of Operations

Three Months Ended March 31, 1996 and 1995:

         Gross Premiums Written. Superior's gross premiums written for the three month period ended March 31, 1996 increased $10,335,000, or 47.1%, to $32,289,000 from $21,954,000 for the same period in 1995 due to the introduction of a new multi-tiered program through use of variable commission levels. The new multi-tiered commission structure provided an alternate market to independent agents who perceived some of Superior's major competitors as pursuing a direct marketing approach.

         Net Premiums Written. Superior's net premiums written for the three month period ended March 31, 1996 increased $10,172,000, or 46.3%, to $32,126,000 from $21,954,000 for the same period in 1995 due to an increase in gross premiums written.

         Net Premiums Earned. Superior's net premiums earned for the three month period ended March 31, 1996 increased $2,993,000, or 11.7%, to $28,659,000 from
$25,666,000 for the same period in 1995 reflecting an increase in net premiums written. This increase in net premiums earned does not fully reflect the 46.3% increase in net premiums written since net premiums earned lagged behind net premiums written.

         Net Investment Income. Superior's net investment income for the three month period ended March 31, 1996 decreased $19,000, or 1.0%, to $1,807,000 from $1,826,000 for the same period in 1995 due to a decline in the average yield on invested assets which was partially offset by an increase in average invested assets.

         Other Income. Superior's other income for the three month period ended March 31, 1996 increased $188,000, or 14.6%, to $1,473,000 from $1,285,000 for the same period in 1995 due to a growth in premiums and an increase in billing fees relating to payment programs associated with an increased number of policies written.

         Net Realized Capital Gain (Loss). Superior recorded a net realized capital gain from the sale of investments of $29,000 for the three month period ended March 31, 1996 compared to a net realized capital gain from the sale of investments of $103,000 for the same period in 1995.

         Losses and LAE. Superior's losses and LAE for the three month period ended March 31, 1996 increased $147,000, or 0.8%, to $19,511,000 from
$19,364,000 for the same period in 1995 due to an increase in net premiums earned. However, the 0.8% increase in losses and LAE was less than the 11.7% increase in net premiums earned due to improved results in claims administration which resulted in a change of estimate that resulted in a decrease in reserves of $1,300,000 in the first quarter of 1996. As a result, the loss and LAE ratio for the three month period ended March 31, 1996 was 68.1% as compared to 75.4% for the same period in 1995. Superior anticipates allocated and unallocated loss adjustment expenses to continue to diminish as a reflection of an improved work flow, productivity, and a compression of middle management positions as a result of the claims department restructuring. Superior has negotiated flat rate fee agreements with all counsel representing it and has obtained substantial discounts for vendor service for independent appraisals, total loss evaluations, medical bill review and the sale of salvage.

         Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses for the three month period ended March 31, 1996 decreased $676,000, or 7.6%, to $8,188,000 from $8,864,000 for the same period in 1995 due to reduced agents' commissions in Florida and a general reduction in the cost of overhead.

         Income Tax Expense. Superior's income tax expense for the three month period ended March 31, 1996 increased $1,362,000 to $1,455,000 from $93,000 for the same period in 1995. The effective tax rate in 1996 was 34.1% compared to 14.3% in 1995. The increase in income tax expense and the effective tax rate was due to the utilization of net operating loss carry-forwards in 1995.

Years Ended December 31, 1995 and 1994:

         Gross Premiums Written. Superior's gross premiums written in 1995 decreased $18,150,000, or 16.1%, to $94,756,000 from $112,906,000 in 1994 due to the  Company's  curtailment  of  marketing  efforts and  writings  in  Illinois,

Mississippi, Tennessee, Texas, and Washington resulting from more restrictive underwriting criteria, inadequately priced business in those states and other unfavorable market conditions.

         Net Premiums Written. Superior's net premiums written in 1995 decreased $18,445,000, or 16.4%, to $94,070,000 from $112,515,000 in 1994 due to a decrease in gross premiums written.

         Net Premiums Earned. Superior's net premiums earned in 1995 decreased $15,223,000, or 13.5%, to $97,614,000 from $112,837,000 in 1994 reflecting a decrease in net premiums written.

         Net  Investment  Income.  Superior's  net  investment  income  in  1995 increased  $69,000,  or 1.0%,  to  $7,093,000  from  $7,024,000 in 1994 due to a slight increase in the average yield earned on invested assets resulting from improved market conditions and an increase in invested assets due to improved operating cash flows.

         Other Income. Superior's other income in 1995 increased $827,000, or 24.7%, to $4,171,000 from $3,344,000 in 1994 due to higher billing fees in Florida resulting from the ability to collect billing fees during the entire year in 1995 compared to only part of the year in 1994.

         Net Realized Capital Gain (Loss). Superior recorded a net realized capital gain from the sale of investments of $1,954,000 in 1995 compared to a net realized capital loss from the sale of investments of $200,000 in 1994. The net realized capital gain in 1995 was the result of disposing of invested assets with increased market values.

         Losses and LAE. Superior's losses and LAE in 1995 decreased $20,035,000, or 21.7%, to $72,343,000 from $92,378,000 in 1994 due to a decrease in net premiums earned. However, the 21.7% decrease in losses and LAE was greater than the 13.5% decrease in net premiums earned due to Superior assuming a more aggressive stance with regard to the evaluation and settlement of bodily injury claims, the specialization of the handling of physical damage claims with a resulting reduction in average paid severities, and an improvement in productivity and a reduction in cost as a result of the consolidation of nine claims offices to three. As a result, the loss and LAE ratio for 1995 was 74.1% as compared to 81.9% in 1994.

         Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses in 1995 decreased $6,197,000, or 15.9%, to $32,705,000 from $38,902,000 in 1994 due to reengineering of internal operations aimed at reducing cost and the introduction of reduced agent commission programs.

         Income Tax Expense. Superior's income tax expense and effective tax rate for 1995 were $1,649,000 and 28.5%, respectively. This compares to an income tax benefit of $3,800,000 in 1994, which resulted in an effective tax rate of (45.9)%. The increase in income tax expense is primarily a function of the improvement in net income before taxes in 1995 as compared to 1994 and an decreased portion of net investment income being derived from tax-free sources.

Years Ended December 31, 1994 and 1993:

         Gross Premiums Written. Superior's gross premiums written in 1994 decreased $2,754,000, or 2.4%, to $112,906,000 from $115,660,000 in 1993 due to the implementation of certain underwriting restrictions in the State of Texas and the termination of certain agency relationships in the State of Texas.

         Net Premiums Written. Superior's net premiums written in 1994 decreased $2,779,000, or 2.4%, to $112,515,000 from $115,294,000 in 1993 due to a decrease in gross premiums written.

         Net Premiums Earned. Superior's net premiums earned in 1994 decreased $5,299,000, or 4.5%, to $112,837,000 from $118,136,000 in 1993 reflecting a decrease in net premiums written.

         Net Investment Income. Superior's net investment income in 1994 decreased $1,146,000, or 14.0%, to $7,024,000 from $8,170,000 in 1993 due primarily to a decline in average invested assets which resulted from a decrease in operating cash flow and dividends paid in early 1994.

         Other Income. Superior's other income in 1994 decreased $2,535,000, or 43.1%, to $3,344,000 from $5,879,000 in income in 1993 due to an interruption in the state of Florida in the charging of billing fees caused by statewide regulatory intervention in regulating minimum down payments and servicing fees.

         Net Realized Capital Gain (Loss). Superior recorded a net realized capital loss from the sale of investments of $200,000 in 1994 compared to a net realized capital gain from the sale of investments of $3,559,000 in 1993 due to market conditions which drove market interest rates higher in 1994 causing Superior's fixed maturity portfolio to decline in market value.

         Losses and LAE. Superior's losses and LAE in 1994 increased $6,476,000, or 7.5%, to $92,378,000 from $85,902,000 in 1993 due to claims management inefficiencies arising from inadequate managerial supervision and a conversion to a new claims management system. The loss and LAE ratio for 1994 was 81.9% as compared to 72.7% for 1993.

         Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses in 1994 increased $2,610,000, or 7.2%, to $38,902,000 from $36,292,000 in 1993 due to a significant increase in employee compensation caused by the hiring of new officers and managers.

         Income Tax Expense. Superior recorded an income tax benefit of $3,800,000 and an effective tax rate of (45.9)% in 1994 as compared to an income tax expense of $3,981,000 and an effective tax rate of 29.4% in 1993. The income tax benefit in 1994 was a function of the Company's generation of a net loss before income taxes. The low effective tax rate in 1993 was due to a greater portion of net investment income being derived from tax-free sources.

                                    BUSINESS

General

         The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company writes business in the U.S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology based services for its agents and policyholders. For the twelve months ended March 31, 1996, the Company (excluding Superior) had consolidated gross premiums written of approximately $137.8 million and Superior, which was acquired on April 30, 1996, had consolidated gross premiums written of approximately $105.1 million for the same twelve month period. In addition to premium revenues, for the same period, the Company received fee income of $23.8 million, consisting of CAT Coverage Fees in the amount of $1.3 million, Buy-up Expense Reimbursement Payments in the amount of $19.0 million and CAT LAE Reimbursement Payments and MPCI Excess LAE Reimbursement Payments in the amount of $3.5 million. The Company's nonstandard automobile insurance business, with its principal offices in Indianapolis, Indiana, Atlanta, Georgia, and Tampa, Florida, writes insurance through approximately 4,500 independent agencies in 18 states. IGF, with its principal office in Des Moines, Iowa and regional offices in California, Indiana, Kansas, Mississippi and North Dakota, writes MPCI and crop hail insurance through approximately 1,200 independent agencies in 29 states. Based on gross premiums written by each of Pafco and Superior for 1995 as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the 13th largest underwriter of nonstandard automobile insurance in the United States. Based on information compiled in 1995 by the FCIC and NCIS, the Company believes that IGF is the sixth largest crop insurer in the United States.

         The following table sets forth the premiums written by Pafco and IGF by line of business for the periods indicated:


                                    Years Ended December 31,                    Three Months Ended March 31,
                                    ------------------------                    ----------------------------

                         1993                 1994              1995                   1996
                  ------------------   ----------------- -------------------    ----------------------------

                    Gross      Net       Gross     Net     Gross      Net             Gross         Net
                  Premiums  Premiums   Premiums Premiums Premiums  Premiums         Premiums     Premiums
                   Written   Written    Written  Written  Written   Written          Written      Written
                   -------   -------    -------  -------  -------   -------          -------      -------
                                                            (in thousands)

Nonstandard
   Automobile (1)..$52,187 $26,479     $45,593  $28,114  $ 49,005 $37,302            $17,922      $20,167

Crop Hail (2)...... 8,593    4,281      10,130    4,565    16,966  11,608                263          263

MPCI (3)...........26,563      ---      44,325      ---    53,408     ---             21,141          ---

Other.............. 1,593    1,000       3,086    2,460     5,255   4,537              2,096       (1,700)
                   ------- -------    --------  -------  -------- -------            -------      -------
          Total....$88,936 $31,760    $103,134  $35,139  $124,634 $53,447            $41,422      $18,730
                   ======= =======    ========  =======  ======== =======            =======      =======

- ---------------
(1) Does not reflect net premiums written for Superior for the periods indicated. For the years ended December 31, 1993, 1994 and 1995, Superior and its subsidiaries had gross premiums written of $115.7 million, $112.9 million and $94.8 million, respectively, and net premiums written of $115.3 million, $112.5 million and $94.1 million, respectively. For the three months ended March 31, 1995 and 1996, Superior and its subsidiaries had gross premiums written of $22.0 million and $32.3 million, respectively, and net premiums written of $22.0 million and $32.1 million, respectively.

(2) Most of crop hail insurance policies are sold in the second quarter of the calendar year.

(3)      For a discussion  of the  accounting  treatment of MPCI  premiums,  see
         "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

Nonstandard Automobile Insurance

Industry Background

         The Company, through its 52% owned indirect Subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard risks are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are generally higher than for standard risks. The Company believes that credit impaired risks account for at least 60% of its current nonstandard premium volume. Total private passenger automobile insurance premiums written by insurance carriers in the United States in 1995 have been estimated by A.M. Best to be approximately $100 billion. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Although this factor, as well as industry differences in the criteria which distinguish standard from nonstandard insurance, make it difficult to estimate the size of the nonstandard market, management of the Company believes that the voluntary nonstandard market has accounted for approximately 15% of total private passenger automobile insurance premiums written in recent years. Based on information compiled by A.M. Best for 1994, the Company estimates that the nonstandard automobile market currently accounts for $15 billion in annual premium volume.

Strategy

         The Company has multiple strategies with respect to its nonstandard automobile insurance operations, including:

         o Through GGS Holdings, the Company seeks to achieve profitability through a combination of internal growth and the acquisition of other insurers and blocks of business.

         o The Company is committed to the use of integrated technologies which permit it to rate, issue, bill and service policies in an efficient and cost effective manner.

         o The Company competes primarily on the basis of underwriting criteria and service to agents and insureds and generally does not match price decreases implemented by competitors which are directed towards obtaining market share.

         o The Company encourages agencies to place a large share of their profitable business with Pafco and Superior by offering, in addition to fixed commissions, a contingent commission based on a combination of volume and profitability.

         o The Company promptly responds to claims in an effort to reduce the costs of claims settlements by reducing the number of pending claims and uses computer data bases to verify repair and vehicle replacement costs and to increase subrogation and salvage recoveries.

         o The Company will seek to expand the multi-tiered marketing approach currently employed by Superior and its subsidiaries in Florida and other states in order to offer to its independent agency network a broader range of products with different premium and commission structures.

Products

         The Company offers both liability and physical damage coverage in the nonstandard automobile insurance marketplace, with policies having terms of three to twelve months, with the majority of policies having a term of six months. Most nonstandard automobile insurance policyholders choose the basic limits of liability coverage which, though varying from state to state, generally are $25,000 per person and $50,000 per accident for bodily injury, and in the range of $10,000 to $20,000 for property damage. Of the approximately 144,000 combined policies of Pafco and Superior in force on December 31, 1995, fewer than 6% had policy limits in excess of these basic limits of coverage. Of the 54,000 policies of Pafco in force on December 31, 1995, approximately 90% had policy periods of six months or less. Of the approximately 90,000 policies of Superior in force as of December 31, 1995, approximately 42% had policy periods of six months and approximately 58% had policy periods of 12 months.

         The Company offers several different policies which are directed toward different classes of risk within the nonstandard market. The Superior Preferred policy covers insureds whose prior driving record, insurability and other relevant characteristics indicate a lower risk profile than other risks in the nonstandard market place. The Superior Standard policy is intended for risks which do not qualify for Superior Preferred but which nevertheless present a more favorable risk profile than many other nonstandard risks. The Superior Specialty policies cover risks which do not qualify for either the Superior Preferred or the Superior Standard. Pafco offers only a single nonstandard policy which includes multiple discounts and surcharges designed to recognize proof of prior insurance, driving violations, accident history and other factors relevant to the level of risk insured.

Marketing

         Based on gross premiums written reported by A.M. Best for 1994, the Company believes that GGS Holdings is the eighth largest nonstandard automobile insurance provider in Indiana, the seventh largest in Missouri, the twelfth largest in Colorado and the eighth largest in Florida. Management plans to continue to expand selectively into additional states. GGS Holdings will select states for expansion based on a number of criteria, including the size of the nonstandard automobile insurance market, state-wide loss results, competition and the regulatory climate.

         The following table sets forth the geographic distribution of gross premiums written for the Company and Superior individually and for the Company and Superior on a combined basis for the periods indicated.

                                                                                                             Combined
                               Company                               Superior                          Company and Superior
                  ------------------------------------    ----------------------------------    ------------------------------------
                                          Three Months                          Three Months                            Three Months
                        Year Ended            Ended            Year Ended           Ended              Year Ended           Ended
                       December 31,         March 31,         December 31,        March 31,           December 31,        March 31,
                  ----------------------  ------------    --------------------- ------------    -----------------------  -----------
                   1993    1994     1995     1996         1993     1994    1995     1996        1993     1994      1995     1996
                   ----    ----     ----     ----         ----     ----    ----     ----        ----     ----      ----     ----

                                                                   (in thousands)

State
Arkansas.......   $1,497   $1,619  $1,796     $506          ---      ---      ---     ---   $    1,497 $  1,619 $  1,796     $506
California.....      ---      ---     ---      ---      $13,132  $13,422  $15,350 $ 4,994       13,132   13,422   15,350    4,994
Colorado.......    9,634    5,629   9,257    3,104          ---      ---      ---     ---        9,634    5,629    9,257    3,104
Florida........      ---      ---     ---      ---       49,262   55,282   54,535  17,037       49,262   55,282   54,535   17,037
Georgia........      ---      ---     ---      ---        6,149    7,342    5,927   1,971        6,149    7,342    5,927    1,971
Illinois.......      ---      ---      80      192        3,906    3,894    2,403     487        3,906    3,894    2,483      679
Indiana........   16,559   13,648  13,710    4,666           57      414      132      (2)      16,616   14,062   13,842    4,664
Iowa...........    5,239    3,769   3,832    1,443          ---      ---      ---     ---        5,239    3,769    3,832    1,443
Kentucky.......    6,093    9,573   7,840    2,996          ---      ---      ---     ---        6,093    9,573    7,840    2,996
Mississippi....      ---      ---     ---      ---        5,526    4,411    2,721     495        5,526    4,411    2,721      495
Missouri.......   10,766    8,163   8,513    3,212          ---      ---      ---     ---       10,766    8,163    8,513    3,212
Nebraska.......    2,399    3,192   3,660    1,367          ---      ---      ---     ---        2,399    3,192    3,660    1,367
Ohio...........      ---      ---     ---      ---        7,312    4,325    3,164     765        7,312    4,325    3,164      765
Oklahoma.......      ---      ---     317      436          ---      ---      ---     ---          ---     ---       317      436
Tennessee......      ---      ---     ---      ---          891    1,829      332      (2)         891    1,829      332       (2)
Texas..........      ---      ---     ---      ---       19,318   10,660    3,464   2,133       19,318   10,660    3,464    2,133
Virginia.......      ---      ---     ---      ---        8,748    7,500    5,035   4,334        8,748    7,500    5,035    4,334
Washington.....      ---      ---     ---      ---        1,359    3,827    1,693      77        1,359    3,827    1,693       77
                 -------  ------- -------  -------     -------- --------  ------- -------     -------- -------- --------  -------
     Totals....  $52,187  $45,593 $49,005  $17,922     $115,660 $112,906  $94,756 $32,289     $167,847 $158,499 $143,761  $50,211
                 =======  ======= =======  =======     ======== ========  ======= =======     ======== ======== ========  =======


         The Company and Superior market their nonstandard products exclusively through approximately 4,500 independent agencies and focus their marketing efforts in rural areas and the peripheral areas of metropolitan centers. As part of its strategy, management is continuing its efforts to establish the Company as a low cost deliverer of nonstandard automobile insurance while maintaining a commitment to provide quality service to both agents and insureds. This element of the Company's strategy is being accomplished primarily through the automation of certain marketing, underwriting and administrative functions. In order to maintain and enhance its relationship with its agency base, the Company has 21 territorial managers, each of whom resides in a specific marketing region and has access to the technology and software necessary to provide marketing, rating and administrative support to the agencies in his or her region.

         The Company attempts to foster strong service relationships with its agencies and customers. The Company is currently developing computer software that will provide on-line communication with its agency force. In addition, to deliver prompt service while ensuring consistent underwriting, the Company offers rating software to its agents which permits them to underwrite risks in their offices. The agent has the authority to sell and bind insurance coverages in accordance with procedures established by the Company, which is a common practice in the property and casualty insurance business. The Company reviews all coverages bound by the agents promptly and generally accepts all coverages which fall within its stated underwriting criteria. In most jurisdictions, the Company has the right within a specified time period to cancel any policy even if the risk falls within its underwriting criteria. See "Business -- Nonstandard Automobile Insurance -- Underwriting."

         The Company and Superior compensate their agents on a commission basis based on a percentage of premiums produced. Pafco also offers its agents a contingent commission based on volume and profitability, thereby encouraging the agents to enhance the placement of profitable business with the Company. Superior has recently incorporated the contingent commission into the compensation package for its agents.

         The Company believes that the combination of Pafco with Superior and its two Florida domiciled insurance subsidiaries will allow the Company the flexibility to engage in multi-tiered marketing efforts in which specialized automobile insurance products are directed toward specific segments of the market. Since certain state insurance laws prohibit a single insurer from offering similar products with different commission structures or, in some cases, premium rates, it is necessary to have multiple licenses in certain states in order to obtain the benefits of market segmentation. The Company is currently offering multi-tiered products in Florida, Texas and Virginia and has filed multi-tiered products for approval in California. The Company intends to expand the marketing of its multi-tiered products into other states and to obtain multiple licenses for its Subsidiaries in these states to permit maximum flexibility in designing commission structures.

Underwriting

         The Company underwrites its nonstandard automobile business with the goal of achieving adequate pricing. The Company seeks to classify risks into narrowly defined segments through the utilization of all available underwriting criteria. The Company maintains an extensive, proprietary database which contains statistical records with respect to its insureds on driving and repair experience by location, class of driver and type of automobile. Management believes this database gives the Company the ability to be more precise in the underwriting and pricing of its products. Further, the Company uses motor vehicle accident reporting agencies to verify accident history information included in applications. As of May 31, 1996, the Company had a combined nonstandard automobile underwriting and processing staff of approximately 200 employees.

         The Company utilizes many factors in determining its rates. Some of the characteristics used are type, age and location of the vehicle, number of vehicles per policyholder, number and type of convictions or accidents, limits of liability, deductibles, and, where allowed by law, age, sex and marital status of the insured. The rate approval process varies from state to state; some states, such as Indiana, Colorado, Kentucky and Missouri, allow filing and use of rates, while others, such as Florida, Arkansas and California, require approval of the insurance department prior to the use of the rates.

         The Company has begun to integrate its automated underwriting process with the functions performed by its agency force. For example, the Company has recently introduced a rating software package for use by agents in some states. In many instances, this software package, combined with agent access to the automated retrieval of motor vehicle reports, ensures accurate underwriting and pricing at the point of sale. The Company believes the automated rating and underwriting system provides a significant competitive advantage because it (i) improves efficiencies for the agent and the Company, further linking the agent to the Company, (ii) makes more accurate and consistent underwriting decisions possible, and (iii) can be changed easily to reflect new rates and underwriting guidelines.

         Underwriting results of insurance companies are frequently measured by their combined ratios. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment and service operations. Underwriting results are generally considered profitable when the combined ratio is under 100%. The following table sets forth loss and LAE ratios, statutory underwriting expense ratios and statutory combined ratios for the periods indicated for the nonstandard automobile insurance business of each of the Company and Superior individually and on a combined basis. The ratios shown in the table below are computed based upon GAAP, not SAP.

                                                                                                          Combined
                                    Company                         Superior                      Company and Superior (1)
                      -------------------------------       ------------------------------      ---------------------------------
                                              Three                                 Three                                 Three
                                              Months                               Months                                 Months
                             Year Ended        Ended            Year Ended          Ended           Year Ended            Ended
                            December 31,     March 31,         December 31,       March 31,        December 31,          March 31,
                      ---------------------- ---------      -------------------   ---------     ----------------------   ---------
                      1993     1994     1995    1996        1993   1994    1995    1996(2)       1993     1994    1995    1996(2)

Loss and
   LAE ratio......    64.1%    72.1%    73.8%   62.9%       72.7%   81.9%   74.1%   68.1%         70.9%    80.1%   73.8%   66.3%
Underwriting
   expense ratio..    21.9%    34.3%    37.5%   38.0%       30.7%   34.5%   33.5%   28.6%         29.3%    34.5%   34.8%   32.5%
                      ----    -----    -----   -----       -----   -----   -----    ----         -----    -----   -----    ----
Combined
   ratio..........    86.0%   106.4%   111.3%  100.9%      103.4%  116.4%  107.6%   96.7%        100.2%   114.6%  108.6%   98.8%
                      ====    =====    =====   =====       =====   =====   =====    ====         =====    =====   =====    ====

- ----------

(1) These ratios have not been computed on a pro forma basis but rather have been derived by adding the premiums, expenses, losses and LAE of each of the Company and Superior.

(2) During the three months ended March 31, 1996, Superior decreased its IBNR reserves by $1.3 million due to a change in estimate resulting from improved claims administration.

         In an effort to maintain and improve underwriting profits, the territorial managers regularly monitor loss ratios of the agencies in their regions and meet periodically with the agencies in order to address any adverse trends in loss ratios.

Claims

         The Company's nonstandard automobile claims department, consisting of approximately 36 salaried claims personnel at Pafco and 83 at Superior as of May 31, 1996, handles claims on a regional basis from its Indianapolis, Indiana, Atlanta, Georgia, Tampa, Florida and Anaheim, California locations. Management believes that the employment of salaried claims personnel, as opposed to independent adjusters, results in reduced ultimate loss payments, lower LAE and improved customer service. The Company generally retains independent appraisers and adjusters on an as needed basis for estimation of physical damage claims and limited elements of investigation. The Company uses the Audapoint, Audatex and Certified Collateral Corporation computer programs to verify, through a central data base, the cost to repair a vehicle and to eliminate duplicate or "overlap" costs from body shops. Autotrak, which is a national database of vehicles, allows the Company to locate vehicles nearly identical in model, color and mileage to the vehicle damaged in an accident, thereby reducing the frequency of disagreements with claimants as to the replacement value of damaged vehicles. In 1995, the Company implemented new claims handling procedures designed to reduce the number of pending claims.

         Claims settlement authority levels are established for each adjuster or manager based on the employee's ability and level of experience. Upon receipt, each claim is reviewed and assigned to an adjuster based on the type and severity of the claim. All claims-related litigation is monitored by a home office supervisor or litigation manager. The claims policy of the Company emphasizes prompt and fair settlement of meritorious claims, adequate reserving for claims and controlling claims adjustment expenses. Reinsurance

         The Company follows the customary industry practice of reinsuring a portion of its risks and paying for that protection based upon premiums received on all policies subject to such reinsurance. Insurance is ceded principally to reduce the Company's exposure on large individual risks and to provide protection against large losses, including catastrophic losses. Although reinsurance does not legally discharge the ceding insurer from its primary obligation to pay the full amount of losses incurred under policies reinsured, it does render the reinsurer liable to the insurer to the extent provided by the terms of the reinsurance treaty. As part of its internal procedures, the Company evaluates the financial condition of each prospective reinsurer before it cedes business to that carrier. Based on the Company's review of its reinsurers' financial health and reputation in the insurance marketplace, the Company believes its reinsurers are financially sound and that they therefore can meet their obligations to the Company under the terms of the reinsurance treaties. Pafco reinsures its business with Chartwell Reinsurance Company, Constitution Reinsurance Corporation, Transatlantic Reinsurance Company and Generali - U.S. Branch which accounted for 83% of nonstandard automobile premiums ceded by Pafco in 1995 and is expected to account for the same percentage in 1996. Superior reinsures its business with Everest Reinsurance Company (formerly Prudential Reinsurance Company), Skandia America Reinsurance Corporation, Sorema North America Reinsurance Company, Transatlantic Reinsurance Company, Winterthur Reinsurance Corporation of America and Zurich Reinsurance Centre, Inc. Each of these reinsurers is rated A- or better by A.M. Best. Reserves for uncollectible reinsurance are provided as deemed necessary.

         Pafco has an excess of loss treaty which covers 100% of losses on an individual occurrence basis in excess of $200,000 up to a maximum of $1,050,000. Pafco maintained quota share reinsurance prior to January 1, 1996 but currently does not have any quota share reinsurance in effect.

         Superior has a casualty excess of loss treaty which covers losses in excess of $100,000 up to a maximum of $4,000,000. Superior maintains both automobile and property catastrophe excess reinsurance. Superior's first automobile casualty excess contains limits of $200,000 excess of $100,000, its second casualty excess contains limits of $700,000 excess of $300,000 and its third casualty excess has a limit of $4 million excess of $1 million. Further, Superior's first layer of property catastrophe excess reinsurance covers 95% of $500,000 excess of $500,000 with an annual limit of $1 million and its second layer of property catastrophe excess reinsurance covers 95% of $2 million excess of $1 million with an annual limit of $4 million.

Competition

         The Company competes with both large national writers and smaller regional companies in each state in which it operates. The Company's competitors include other companies which, like the Company, serve the agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and, potentially, reduced acquisition costs. The Company's primary competitors are Progressive Casualty Insurance Company, Guaranty National Insurance Company, Integon
Corporation Group, Deerbrook Insurance Company (a member of the Allstate Insurance Group) and the companies of the American Financial Group. Generally, these competitors are larger and have greater financial resources than the Company. The nonstandard automobile insurance business is price sensitive and certain competitors of the Company have, from time to time, decreased their prices in an apparent attempt to gain market share. Management believes that it is generally not in the Company's best interest to match such price decreases, choosing instead to compete on the basis of underwriting criteria and superior service to its agents and insureds.

Crop Insurance

Industry Background

         The two principal components of the Company's crop insurance business are Multi-Peril Crop Insurance ("MPCI") and private named peril, primarily crop hail insurance. Crop insurance is purchased by farmers to reduce the risk of crop loss from adverse weather and other uncontrollable events. Farms are subject to drought, floods and other natural disasters that can cause widespread crop losses and, in severe cases, force farmers out of business. Historically, one out of every 12 acres planted by farmers has not been harvested because of adverse weather or other natural disasters. Because many farmers rely on credit to finance their purchases of such agricultural inputs as seed, fertilizer, machinery and fuel, the loss of a crop to a natural disaster can reduce their ability to repay these loans and to find sources of funding for the following year's operating expenses.

         MPCI was initiated by the federal government in the 1930s to help protect farmers against loss of their crops as a result of drought, floods and other natural disasters. In addition to MPCI, farmers whose crops are lost as a result of natural disasters have, in the past, sometimes been supported by the federal government in the form of ad hoc relief bills providing low interest agricultural loans and direct payments. Prior to 1980, MPCI was available only on major crops in major producing areas. In 1980, Congress expanded the scope and coverage of the MPCI program. In addition, the delivery system for MPCI was expanded to permit private insurance companies and licensed agents and brokers to sell MPCI policies, and the FCIC was authorized to reimburse participating companies for their administrative expenses and to provide federal reinsurance for the majority of the risk assumed by such private companies.

         Although expansion of the federal crop insurance program in 1980 was expected to make crop insurance the farmer's primary risk management tool, participation in the MPCI program was only 32% of eligible acreage in the 1993 crop year. Due in part to low participation in the MPCI program, Congress has provided an average of $1.5 billion per year in ad hoc disaster payments over the six years prior to 1994. In view of the combination of low participation rates in the MPCI program and large federal payments on both crop insurance (with an average loss ratio of 147%) and ad hoc disaster payments since 1980, Congress has, since 1990, considered major reform of its crop insurance and disaster assistance policies. The 1994 Reform Act was enacted in order to increase participation in the MPCI program and eliminate the need for ad hoc disaster relief payments to farmers.

         The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including acreage "set aside" programs in which farmers are paid to leave a portion of their land unplanted and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by the local USDA offices. As a result of an increase in the number of acres insured, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and commissions received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the 1996 Reform Act, recently signed into law by President Clinton, eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits and also limits the role of the USDA offices in the delivery of MPCI coverage. In accordance with the 1996 Reform Act, the USDA announced in July, 1996, the following 14 states in which CAT Coverage will no longer be available through USDA offices but rather will be solely available through private agencies: Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, Washington and Wyoming. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of this product. The Company believes that any potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated in part by the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters as ad hoc disaster relief programs are reduced or eliminated. In addition, the Company believes that (i) lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by MPCI basic catastrophic coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

         For a more detailed description of the Company's MPCI business, see "Risk Factors -- Nature of Crop Insurance Business" and "Business -- Crop Insurance -- Products."

Strategy

         The Company has multiple strategies for its crop insurance operations, including the following:

         o The Company will seek to enhance underwriting profits and reduce the volatility of its crop insurance business through geographic diversification and the appropriate allocation of risks among the federal reinsurance pools and the effective use of federal and third-party catastrophic reinsurance arrangements.

         o The Company also limits the risks associated with crop insurance through selective underwriting of crops based on its historical loss experience data base.

          o The Company continues to develop and maintain a proprietary knowledge-based underwriting system which utilizes a database of Company-specific underwriting rules.

          o The Company has further strengthened its independent agency network by using technology to provide fast, efficient service to its agencies and providing application documentation designed for simplicity and convenience.

          o Unlike many of its competitors, the Company employs full time claims adjusters in order to minimize the losses experienced by IGF.

          o The Company stops selling its crop hail policies after the date on which the plant growth emerges from the ground in order to prevent farmers from adversely selecting against IGF when a storm is forecast or other damages have occurred.

          o       The Company  continues  to explore  growth  opportunities  and
                  product   diversification  through  new  specialty  coverages,
                  including Crop Revenue Coverage and named peril insurance.

Products

         Description of MPCI Insurance Program. MPCI is a federally-subsidized program which is designed to provide participating farmers who suffer insured crop damage with funds needed to continue operating and plant crops for the next growing season. All of the material terms of the MPCI program and of the participation of private insurers, such as the Company, in the program are set by the FCIC under applicable law. MPCI provides coverage for insured crops against substantially all natural perils. Purchasing an MPCI policy permits a farmer to ensure that his crop yield for any growing season will be at least 50% to 75% (as selected by the farmer at the time of policy issuance) of his historic crop yield. If a farmer's crop yield for the year is greater than the yield coverage he selected, no payment is made to the farmer under the MPCI program. However, if a farmer's crop yield for the year is less than the yield coverage selected, MPCI entitles the farmer to a payment equal to the yield shortfall multiplied by 60% to 100% (as selected by the farmer at the time of policy issuance) of the price for such crop for that season as set by the FCIC.

         In order to encourage farmers to participate in the MPCI program and thereby reduce dependence on traditional disaster relief measures, the 1994 Reform Act established CAT Coverage as a new minimum level of MPCI coverage, which farmers may purchase upon payment of a minimal fixed administrative fee of $50 per policy instead of any premium. CAT Coverage insures 50% of historic crop yield at 60% of the FCIC-set crop price for the applicable commodities standard unit of measure, i.e., bushel, pound, etc. CAT Coverage can be obtained from private insurers such as the Company or from USDA field offices.

         In addition to CAT Coverage, MPCI policies that provide a greater level of protection than the CAT Coverage level are also offered (such policies, "Buy-up Coverage"). Most farmers purchasing MPCI have historically purchased at Buy-up Coverage levels, with the most frequently sold policy providing coverage for 65% of historic crop yield at 100% of the FCIC-set crop price per bushel. Buy-up Coverages require payment of a premium in an amount determined by formula set by the FCIC. Buy-up Coverage can only be purchased from private insurers. The Company focuses its marketing efforts on Buy-up Coverages, which have higher premiums and which the Company believes will continue to appeal to farmers who desire, or whose lenders encourage or require, revenue protection.

         The number of MPCI policies written has historically tended to increase after a year, such as 1993, in which many natural disasters adversely affecting crops occurred, and decrease following a year, such as 1994, in which favorable weather conditions prevailed.

         The Company, like other private insurers participating in the MPCI program, generates revenues from the MPCI program in two ways. First, it markets, issues and administers policies, for which it receives administrative fees; and second, it participates in a profit-sharing arrangement in which it receives from the government a portion of the aggregate profit, or pays a portion of the aggregate loss, in respect of the business it writes.

         The Company's share of profit or loss on the MPCI business it writes is determined under a complex formula established by the FCIC. Under this formula, the primary factors that determine the Company's MPCI profit or loss share are
(i) the gross premiums the Company is credited with having written; (ii) the amount of such credited premiums retained by the Company after ceding premiums to certain federal reinsurance pools; and (iii) the loss experience of the Company's insureds. The following discussion provides more detail about the implementation of this profit sharing formula.

         Gross Premiums. For each year, the FCIC sets the formulas for determining premiums for different levels of Buy-up Coverage. Premiums are based on the type of crop, acreage planted, farm location, price per bushel for the insured crop as set by the FCIC for that year, and other factors. The federal government will generally subsidize a portion of the total premium set by the FCIC and require farmers to pay the remainder. Cash premiums received by the Company from farmers after the end of a growing season are promptly remitted to the federal government. Although applicable federal subsidies change from year to year, such subsidies will range up to approximately 40% of the Buy-up Coverage premium for 1996 depending on the crop insured and the level of Buy-up Coverage purchased, if any. Federal premium subsidies are recorded on the Company's behalf by the government. For purposes of the profit sharing formula, the Company is credited with having written the full amount of premiums paid by farmers for Buy-up Coverages, plus the amount of any related federal premium subsidies (such total amount, its "MPCI Premium").

         As previously noted, farmers pay a minimal administrative fee of $50 per policy but are not required to pay any premium for CAT Coverage. However, for purposes of the profit sharing formula, the Company will be credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverages it sells. The amount of such MPCI Imputed Premium credited is determined by formula. In general, such MPCI Imputed Premium will be less than 50% of the premium that would be payable for a Buy-up Coverage policy that insured 65% of historic crop yield at 100% of the FCIC-set crop price per bushel, historically the most frequently sold Buy-up Coverage.

         Reinsurance Pools. Under the MPCI program, the Company must allocate its MPCI Premium or MPCI Imputed Premium in respect of a farm to one of three federal reinsurance pools, at its discretion. These pools provide private insurers with different levels of reinsurance protection from the FCIC on the business they have written. For insured farms allocated to the "Commercial Pool," the Company, at its election, generally retains 50% to 100% of the risk and the FCIC assumes 0% - 50% of the risk; for those allocated to the "Developmental Pool," the Company generally retains 35% of the risk and the FCIC assumes 65%; and for those allocated to the "Assigned Risk Pool," the Company retains 20% of the risk and the FCIC assumes 80%.

         Although the Company in general must agree to insure any eligible farm, it is not restricted in its decision to allocate a risk to any of the three pools, subject to a minimum aggregate retention of 35% of its MPCI Premiums and MPCI Imputed Premiums written. The Company uses a sophisticated methodology derived from a comprehensive historical data base to allocate MPCI risks to the federal reinsurance pools in an effort to enhance the underwriting profits realized from this business. The Company has crop yield history information with respect to over 100,000 farms in the United States. Generally, farms or crops which, based on historical experience, location and other factors, appear to be less likely to suffer an insured loss, are placed in the Commercial Pool. Farms or crops which appear to be more likely to suffer a loss are placed in the Developmental Pool or Assigned Risk Pool.
The Company has historically allocated the bulk of its insured risks to the Commercial Pool.

         The Company's share of profit or loss depends on the aggregate amount of MPCI Premium and MPCI Imputed Premium on which the Company retains risk after allocating farms to the foregoing pools (its "MPCI Retention").

         Loss Experience of Insureds. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments reimbursed to the Company by the federal government within three business days. After a growing season ends, the aggregate loss experience of the Company's insureds in each state for risks allocated to each of the three reinsurance pools is determined. If, for all risks allocated to a particular pool in a particular state, the Company's share of losses incurred is less than its aggregate MPCI Retention, the Company shares in the gross amount of such profit according to a schedule set by the FCIC for each year. The profit and loss sharing percentages are different for risks allocated to each of the three reinsurance pools, and private insurers will receive or pay the greatest percentage of profit or loss for risks allocated to the Commercial Pool.

         The percentage split between private insurers and the federal government of any profit or loss which emerges from an MPCI Retention is set by the FCIC and generally is adjusted from year to year. For 1995, 1996 and 1997 crop years, the FCIC has increased the maximum potential profit share of private insurers for risks allocated to the Commercial Pool above the maximum potential profit share set for 1994, without increasing the maximum potential share of loss for risks allocated to that pool for 1995. This change increases the potential profitability of risks allocated to the Commercial Pool by private insurers.

         The following table presents MPCI Premiums, MPCI Imputed Premium, and underwriting gains or losses of IGF for the periods indicated:

                                                          Years Ended December 31,
                                                ------------------------------------------
                                                  1993              1994             1995
                                                -------           -------          -------
                                                               (in thousands)
MPCI premiums..............................     $26,563           $44,325          $53,408
MPCI imputed premiums......................          --             2,171           19,552
Gross underwriting
     gain (loss)...........................      (3,534)            4,344           10,870
Net private third-party reinsurance
     recovery (expense) and other..........       2,019            (1,087)          (1,217)
Net underwriting gain (loss)...............     $(1,515)           $3,257           $9,653


         MPCI Fees and Reimbursement Payments. The Company receives Buy-up Expense Reimbursement Payments from the FCIC for writing and administering Buy-up Coverage policies. These payments provide funds to compensate the Company for its expenses, including agents' commissions and the costs of administering policies and adjusting claims. In 1994, the Buy-up Expense Reimbursement Payments were set at 31% of the MPCI Premium. In 1995 and 1996, this payment has also been set at 31% of the MPCI Premium, but it is scheduled to be reduced to 29% in 1997, 28% in 1998, and 27.5% in 1999.

         Farmers are required to pay a minimal fixed administrative fee of $50 per policy in order to obtain CAT Coverage. This fee is retained by the Company to defray the cost of administration and policy acquisition. The Company also receives, from the FCIC, a separate CAT LAE Reimbursement Payment equal to approximately 13.0% of MPCI Imputed Premiums in respect of each CAT Coverage policy it writes and a small MPCI Excess LAE Reimbursement Payment. In general, fees and payments received by the Company in respect of CAT Coverage are significantly lower than those received for Buy-up Coverage.

         In addition to premium revenues, the Company received the following fees and commissions from its crop insurance segment for the periods indicated:



                                         Years Ended December 31,              Three Months Ended March 31,
                                    ---------------------------------          ----------------------------
                                      1993         1994         1995              1995             1996
                                      ----         ----         ----              ----             ----
                                                               (in thousands)
CAT Coverage Fees...................$    ---$       74       $  1,298       $     ---         $     ---
Buy-up Expense Reimbursement
   Payments......................... $8,854    $13,845        $16,366          $3,930            $6,567
CAT LAE Reimbursement Payments
   and MPCI Excess LAE
   Reimbursement Payments........... $  190  $     107       $  3,427         $   660           $   758
                                     ------    -------        -------          ------            ------
   Total............................ $9,044    $14,026        $21,091          $4,590            $7,325
                                     ======    =======        =======          ======            ======


         Crop Revenue Coverage. The Company has recently introduced a new product in its crop insurance business called Crop Revenue Coverage, or "CRC." In contrast to standard MPCI coverage, which features a yield guarantee or coverage for the loss of production, CRC provides the insured with a guaranteed revenue stream by combining both yield and price variability protection. CRC protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy. CRC was approved by the FCIC as a pilot program for revenue insurance coverage plans for the 1996 crop year, and has been available for corn and soybeans in all counties in Iowa and Nebraska beginning with such crop year. CRC policies represent approximately 30% of the combined corn policies written by IGF in Iowa and Nebraska for the 1996 crop year. In July, 1996, the FCIC announced that CRC will be made available in the fall of 1996 for winter wheat in the entire states of Kansas, Michigan, Nebraska, South Dakota, Texas and Washington and in parts of Montana.

         Revenue insurance coverage plans such as CRC are the result of the 1994 Reform Act, which directed the FCIC to develop a pilot crop insurance program providing coverage against loss of gross income as a result of reduced yield and/or price. CRC was developed by a private insurance company under the auspices of this pilot program, which authorizes private companies to design alternative revenue coverage plans and to submit them for review, approval and endorsement by the FCIC. As a result, although CRC is administered and reinsured by the FCIC and appears as an official publication in the Federal Register and risks are allocated to the federal reinsurance pools, CRC remains partially influenced by the private sector, particularly with respect to changes in its rating structure.

         CRC plans use the policy terms and conditions of the Actual Production History ("APH") plan of MPCI as the basic provisions for coverage. The APH provides the yield component and a yield forecast by utilizing the insured's historic yield records. The CRC revenue guarantee is the producer's approved APH times the coverage level, times the higher of the spring market price or harvest market price of the insured crop for each unit of farmland. The coverage levels and exclusions in a CRC policy are similar to those in a standard MPCI policy. As with MPCI policies, the Company receives from the FCIC an expense reimbursement payment equal to 31% of gross premiums written in respect of each CRC policy it writes. See "-- MPCI Fees and Reimbursement Payments." This expense reimbursement payment is scheduled to be reduced to 29% in 1997, 28% in 1998 and 27.5% in 1999. Although the 1994 Reform Act directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate.

         CRC protects revenues by extending crop insurance protection based on APH to include price as well as yield variability. Unlike MPCI, in which the crop price component of the coverage is set by the FCIC prior to the growing season and generally does not reflect actual crop prices, CRC uses the commodity futures market as the basis for its pricing component. Pricing occurs twice in the CRC plan. The spring futures price is used to establish the initial policy revenue guarantee and premium, and the harvest futures price is used to establish the crop value to count against the revenue guarantee and to recompute the revenue guarantee (and resulting indemnity payments) when the harvest price is higher than the spring price.

         The industry (including the Company) and the FCIC are considering whether the current rating structure is adequate to support the CRC product, as a result in part of possible underpricing of the commodity future embedded in the product. The Company is studying this issue and other factors as part of its determination whether to expand or reduce its participation. Based on crop performance to date in the regions where it has written CRC, the Company does not believe that any potential underpricing of CRC policies it has written will adversely affect its results of operations. Currently, the Company reinsures a majority of the CRC risk which it underwrites into the Assigned Risk Pool.

         Crop Hail. In addition to Multi-Peril Crop Insurance, the Company offers stand alone crop hail insurance, which insures growing crops against damage resulting from hail storms and which involves no federal participation, as well as its proprietary HAILPLUS(TM) product which combines the application and underwriting process for MPCI and hail coverages. The HAILPLUS(TM) product tends to produce less volatile loss ratios than the stand alone product since the combined product generally insures a greater number of acres, thereby spreading the risk of damage over a larger insured area. Approximately 50% of IGF's hail policies are written in combination with MPCI. Although both crop hail and MPCI provide insurance against hail damage, under crop hail coverages farmers can receive payments for hail damage which would not be severe enough to require a payment under an MPCI policy. The Company believes that offering crop hail insurance enables it to sell more MPCI policies than it otherwise would.

         Named Peril. In addition to crop hail insurance, the Company also sells a small volume of insurance against crop damage from other specific named perils. These products cover specific crops, including hybrid seed corn, cranberries, cotton and onions, and are generally written on terms that are specific to the kind of crop and farming practice involved and the amount of actuarial data available. The Company plans to seek potential growth opportunities in this niche market by developing basic policies on a diverse number of named crops grown in a variety of geographic areas, and to offer these polices primarily to large producers through certain select agents. The Company's experienced product development team will develop the underwriting criteria and actuarial rates for the named peril coverages. As with the Company's other crop insurance products, loss adjustment procedures for named peril policies are handled by full-time professional claims adjusters who have specific agronomy training with respect to the crop and farming practice involved in the coverage.

Third Party Reinsurance

         In order to reduce the Company's potential loss exposure under the MPCI program, in addition to reinsurance obtained from the FCIC, the Company purchases stop loss reinsurance from other private insurers. Such private reinsurance would not eliminate the Company's potential liability in the event a reinsurer was unable to pay or losses exceeded the limits of the stop loss coverage. For crop hail insurance, the Company has in effect quota share reinsurance of 10% of premiums. Thereafter, 95% of 50% of losses in excess of 80% of premiums up to 100% of premiums, and 95% of losses in excess of 100% up to 140% of premiums, are protected. For MPCI, losses in excess of 100% up to 150% of premiums (subject to a 6-1/4% coparticipation) are reinsured. The Company remains liable for losses below 100% of premiums and above 150% of premiums, subject to FCIC reinsurance which reinsures losses in excess of 155% up to 500% of premiums.

         Based on a review of the reinsurers' financial health and reputation in the insurance marketplace, the Company believes that the reinsurers for its crop insurance business are financially sound and that they therefore can meet their obligations to the Company under the terms of the reinsurance treaties. The Company purchases reinsurance for its MPCI and commercial hail coverages primarily from Scandinavian Reinsurance Company Ltd. and Partner Reinsurance Company Ltd. In addition, Granite Re participates to the extent of 10% on these coverages. These reinsurers (except for Granite Re, which is not rated) are rated A or better by A.M. Best. Reserves for uncollectible reinsurance are provided as deemed necessary.

Marketing; Distribution Network

         IGF markets its products to the owners and operators of farms in 29 states through approximately 2,500 agents associated with approximately 1,200 independent insurance agencies, with its primary geographic concentration in the states of Iowa, Texas, Illinois, Kansas and Minnesota. The Company has, however, begun to diversify outside of the Midwest and Texas in order to reduce the risk associated with geographic concentration. IGF is licensed in 21 states and markets its products in additional states through a fronting agreement with a third party insurance company. IGF has a stable agency base and it experienced negligible turnover in its agencies in 1995. Through its agencies, IGF targets farmers with an acreage base of at least 1,000 acres. Such larger farms typically have a lower risk exposure since they tend to utilize better farming practices and tend to have noncontiguous acreage thereby making it less likely that the entire farm will be affected by a particular occurrence.

         The following table presents MPCI Premiums written by IGF by state for the years ended December 31, 1993, 1994 and 1995.


                                                             Years Ended December 31,
                                             ----------------------------------------------------
                                               1993                  1994                  1995
                                             --------              --------              --------
                                                                (in thousands)
State
Texas...................................     $  5,004              $  6,751               $11,075
Iowa ...................................        5,578                 8,506                 9,296
Illinois................................        4,090                 7,302                 7,305
Kansas..................................        1,152                 2,003                 3,476
Minnesota...............................        1,030                 1,965                 2,026
Nebraska................................          843                 1,536                 1,992
Indiana.................................        1,047                 1,486                 1,875
Colorado................................          902                 1,526                 1,771
Missouri................................          633                 1,785                 1,718
North Dakota............................        1,037                 1,153                 1,638
All Other...............................        5,247                10,312                11,236
                                              -------               -------               -------
   Total................................      $26,563               $44,325               $53,408
                                              =======               =======               =======


         The following table presents gross premiums written by IGF by state for crop hail coverages for the years ended December 31, 1993, 1994 and 1995.


                                                             Years Ended December 31,
                                             ----------------------------------------------------
                                                1993                  1994                 1995
                                             ---------             ---------             --------
                                                                (in thousands)
State
Iowa ...................................     $  3,158              $  3,954              $  4,667
Minnesota...............................          294                   318                 2,162
Colorado................................          558                   964                 1,775
Nebraska................................          672                 1,022                 1,477
Montana.................................          695                   239                 1,355
North Dakota............................          729                 1,087                 1,283
Kansas..................................          705                   765                   846
South Dakota............................          101                   124                   756
Wisconsin...............................          328                   315                   458
Mississippi.............................          208                   277                   400
All Other...............................        1,145                 1,065                 1,787
                                              -------               -------               -------
   Total................................      $ 8,593              $ 10,130               $16,966
                                              =======              ========               =======


         The Company seeks to maintain and develop its agency relationships by providing agencies with faster, more efficient service as well as marketing support. IGF owns an IBM AS400 along with all peripheral and networking equipment and has developed its own proprietary software package, Aplus, which allows agencies to quote and examine various levels of coverage on their own personal computers. The Company has seven regional managers who are responsible for the Company's field operations within an assigned geographic territory, including maintaining and enhancing relationships with agencies in those territories. IGF also uses application documentation which is designed for simplicity and convenience. The Company believes that IGF is the only crop insurer which has created a single application for MPCI and hail coverage.

         IGF generally compensates its agents based on a percentage of premiums produced and, in the case of CAT Coverage and crop hail insurance, a percentage of underwriting gain realized with respect to business produced. This compensation structure is designed to encourage agents to place profitable business with IGF (which tends to be insurance coverages for larger farms with respect to which the risk of loss is spread over larger, frequently noncontiguous insured areas).

Underwriting Management

         Because of the highly regulated nature of the MPCI program and the fact that rates are established by the FCIC, the primary underwriting functions performed by the Company's personnel with respect to MPCI Coverage are (i) selecting of marketing territories for MPCI based on the type of crops being grown in the area, typical weather patterns and loss experience of both agencies and farmers within a particular area, (ii) recruiting agencies within those marketing territories which service larger farms and other more desirable risks and (iii) ensuring that policies are underwritten in accordance with the FCIC rules.

         With respect to its hail coverage, IGF seeks to minimize its underwriting losses by maintaining an adequate geographic spread of risk by rate group. In addition, IGF establishes sales closing dates after which hail policies will not be sold. These dates are dependent on planting schedules, vary by geographic location and range from May 15 in Texas to July 15 in North Dakota. Prior to these dates, crops are either seeds in the ground or young growth newly emerged from the ground and hail damage to crops in either of these stages of growth is minimal. The cut-off dates prevent farmers from adversely selecting against IGF by waiting to purchase hail coverage until a storm is forecast or damage has occurred. For its hail coverage, IGF also sets limits by policy ($400,000 each) and by township ($2.0 million per township). As of December 31, 1995, IGF's average exposure was approximately $30,000 per policy and approximately $375,000 per township. The Company also uses a daily report entitled "Severe Weather Digest" which shows the time and geographic location of all extraordinary weather events to check incoming policy applications against possible previous damage.

Claims/Loss Adjustments

         In contrast to most of its competitors who retain independent adjusters on a part-time basis for loss adjusting services, as of May 31, 1996, IGF employed approximately 40 full-time professional claims adjusters who are agronomy experts as well as approximately 190 part-time loss adjusters. Management believes that the professionalism of the IGF full-time claims staff coupled with their exclusive commitment to IGF help to ensure that claims are handled in a manner so as to minimize losses experienced by IGF. The adjusters are located throughout IGF's marketing territories. In order to promote a rapid claims response, the Company has deployed several small four wheel drive vehicles for use by its adjusters. The adjusters report to a field service representative in their territory who manages adjusters' assignments, assures that all preliminary estimates for loss reserves are accurately reported and assists in loss adjustment. Within 72 hours of reported damage, a loss notice is reviewed by an IGF service office claims manager and a preliminary loss reserve is determined which is based on the adjuster's knowledge of the area or the particular storm which caused the loss. Generally, within approximately two weeks, hail and MPCI claims are examined and reviewed on site by an adjuster and the insured signs a proof of loss form containing a final release. As part of the adjustment process, IGF's adjusters use Global Positioning System Units, which are hand held devices using navigation satellites to determine the precise location where a claimed loss has occurred. IGF has a team of catastrophic claims specialists who are available on 48 hours notice to travel to any of IGF's six regional service offices to assist in heavy claim work load situations.

Competition

         The crop insurance industry is highly competitive. The Company competes against other private companies and, with respect to basic catastrophic MPCI coverage, USDA field service offices in certain areas. However, under the 1996 Reform Act, effective for the 1997 crop year, USDA field service offices may offer catastrophic risk coverage in a state only if the Secretary of Agriculture determines that there is an insufficient number of approved insurance providers operating in the state to provide CAT Coverage to producers adequately.

         Many of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future. The Company competes on the basis of the commissions paid to agents, the speed with which claims are paid, the quality and extent of services offered, the reputation and experience of its agency network and, in the case of private insurance, policy rates. Because the FCIC establishes the rates that may be offered for MPCI policies, the Company believes that quality of service and level of commissions offered to agents are the principal factors on which it competes in the area of MPCI. The Company believes that the crop hail and other named peril crop insurance industry is extremely rate-sensitive and the ability to offer competitive rate structures to agents is a critical factor in the agent's ability to write crop hail and other named peril premiums. Because of the varying state laws regarding the ability of agents to write crop hail and other named peril premiums prior to completion of rate and form filings (and, in some cases, state approval of such filings), a company may not be able to write its expected premium volume if its rates are not competitive.

         The crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies having agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that IGF is the sixth largest crop insurer in the U.S. based on premium information compiled in 1995 by the FCIC and NCIS. The Company's primary competitors are Rain & Hail Management, Inc. (affiliated with Cigna Corporation), Rural Community Insurance Services, Inc. (which is owned by Norwest Corporation), The Redland Group, Inc. (a subsidiary of Acceptance Insurance Companies, Inc.), Crop Growers Corporation and the Farmers Alliance Group. The Company believes that in order to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the Company will be able to compete successfully if this market further consolidates.

Liability for Losses and Loss Adjustment Expenses

         Loss reserves are estimates, established at a given point in time based on facts then known, of what an insurer predicts its exposure to be in connection with incurred losses. LAE reserves are estimates of the ultimate liability associated with the expense of settling all claims, including investigation and litigation costs resulting from such claims. The actual liability of an insurer for its losses and LAE reserves at any point in time will be greater or less than these estimates.

         The Company maintains reserves for the eventual payment of losses and LAE with respect to both reported and unreported claims. The Company follows two principal methods of establishing reserves. Under the first method, nonstandard automobile reserves are established on a case-by-case basis. The reserving process takes into account the type of claim, policy provisions relating to the type of loss and historical paid loss and LAE for similar claims. Crop insurance claims are reserved based upon preliminary notice to the Company and investigation of the loss in the field. The ultimate settlement of a crop loss is based upon either the value of harvest or the yield of the crop.

         Under the second method, loss and LAE reserves for claims that have been incurred but not reported are estimated based on many variables including historical and statistical information, inflation, legal developments, economic conditions, trends in claim severity and frequency and other factors that could affect the adequacy of loss reserves.

         The following table sets forth a three year analysis of the undiscounted reserves for loss and LAE of the Company (not including Superior) at the beginning of each year, the provision for new claims incurred in the current year, the effect of reserve adjustments on claims of prior years and the actual payments made during the year on both current year and prior year claims.


                                                             Years Ended December 31,
                                             ----------------------------------------------------
                                               1993                  1994                  1995
                                             --------              --------              --------
                                                                (in thousands)
Balance at January 1....................     $ 30,924              $ 54,143              $ 29,269
Less reinsurance recoverables...........       11,643                36,891                12,542
                                             --------              --------              --------
   Net balance at January 1.............       19,281                17,252                16,727
                                             --------              --------              --------
Incurred related to:
   Current Year.........................       23,931                26,268                35,184
   Prior Years..........................        1,149                   202                   787
                                             --------              --------              --------
     Total incurred.....................       25,080                26,470                35,971
                                             --------              --------              --------
Paid related to:
   Current Year.........................       14,877                16,647                21,057
   Prior Years..........................       12,232                10,348                10,018
                                             --------              --------              --------
     Total paid.........................       27,109                26,995                31,075
                                             --------              --------              --------
Net balance at December 31..............       17,252                16,727                21,623
Plus reinsurance recoverables...........       36,891                12,542                37,798
                                             --------              --------              --------
Balance at December 31..................     $ 54,143              $ 29,269              $ 59,421
                                             ========              ========              ========


         The following table sets forth a three year analysis of the undiscounted reserves for loss and LAE of Superior at the beginning of each year, the provision for new claims incurred in the current year, the effect of reserve adjustments on claims of prior years and the actual payments made during the year on both current year and prior year claims.


                                                            Years Ended December 31,
                                              ---------------------------------------------------
                                               1993                  1994                  1995
                                              -------               -------               -------
                                                                (in thousands)
Balance at January 1....................      $57,164               $52,610               $54,577
Less reinsurance recoverables...........          361                    68                 1,099
                                             --------              --------              --------
   Net balance at January 1.............       56,803                52,542                53,478
                                             --------              --------              --------
Incurred related to:
   Current Year.........................       92,619                91,064                77,266
   Prior Years..........................       (6,717)                1,314                (4,923)
                                             --------              --------              --------
     Total incurred.....................       85,902                92,378                72,343
                                             --------              --------              --------
Paid related to:
   Current Year.........................       57,929                56,505                48,272
   Prior Years..........................       32,234                34,937                31,424
                                             --------              --------              --------
     Total paid.........................       90,163                91,442                79,696
                                             --------              --------              --------
Net balance at December 31..............       52,542                53,478                46,125
Plus reinsurance recoverables...........           68                 1,099                   987
                                             --------              --------              --------
Balance at December 31..................     $ 52,610               $54,577               $47,112
                                             ========               =======               =======

         The following tables show the accident year development of the unpaid losses and LAE of the business of the Company (not including Superior), and of Superior separately, for the periods indicated. Since Pafco was not formed until 1987 and IGF was not acquired until 1990, the reserve development table for the Company only covers the past nine years. The top line of each table shows the incurred losses and LAE by accident year as recorded for each of the indicated years. These incurred losses and LAE include incurred but not reported ("IBNR") claims.

         The data in the upper portion shows the reestimated incurred losses and LAE over time. A redundancy in reserves means that reserves established in prior years exceeded actual losses and LAE or were revalued at less than the original reserve amount. A deficiency in reserves means that the reserves established in prior years were less than actual losses and LAE or were revalued at greater than the original reserve amount. The data in the lower portion of the table reflects the cumulative payments made over time.

         In evaluating the following information, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the amount of redundancy related to losses settled in 1995 but incurred in 1989 is included in the cumulative redundancy amount for each of the years from 1989 through 1994. Reserves of the Company (not including Superior) increased significantly from 1988 to 1995 principally because of an increase in the volume of the Company's business.

                                                     The Company (not including Superior)
                                                            Year Ended December 31,
                                  ------------------------------------------------------------------------------
                                  1986    1987     1988    1989     1990   1991    1992     1993   1994     1995
                                  ----    ----     ----    ----     ----   ----    ----     ----   ----     ----

                                                                (in thousands)

Incurred losses/LAE by accident
   year - estimated at
   December 31.................   ---     8,464  13,397   22,222  18,542  19,452  21,818   12,392 15,044   22,056
Incurred reestimate as of:
   One year later..............   ---     7,150  12,676   23,731  17,365  19,071  21,842   12,013 15,136
   Two years Later.............   ---     8,304  12,767   22,339  17,032  18,976  22,591   12,274
   Three years later...........   ---     8,418  12,688   22,529  17,034  19,133  22,825
   Four years later............   ---     8,027  12,613   22,686  16,899  19,119
   Five years later............   ---     7,950  12,613   22,695  16,817
   Six years later.............   ---     8,036  12,603   22,530
   Seven years later...........   ---     7,994  12,669
   Eight years later...........   ---     8,025
   Nine years later............   ---

Cumulative redundancy/
   (deficiency) as of
   December 31, 1995...........   ---      439     728      (308)  1,725     333  (1,007)     118   (92)
Paid cumulative as of:
   One year later..............   ---    6,232  10,067    17,730  13,501  15,025  17,816    9,69611,185
   Two years later.............   ---    8,033  11,303    20,147  15,232  17,378  20,637   11,078
   Three years later...........   ---    8,148  11,955    21,516  16,043  18,334  21,917
   Four years later............   ---    7,861  12,297    21,984  16,533  18,708
   Five years later............   ---    7,869  12,442    22,235  16,675
   Six years later.............   ---    8,012  12,475    22,310
   Seven years later...........   ---    8,012  12,492
   Eight years later...........   ---    8,010
   Nine years later............   ---



                                                                 Superior
                                                            Year Ended December 31,
                                -------------------------------------------------------------------------------
                                1986     1987     1988    1989     1990   1991    1992     1993   1994     1995
                                ----     ----     ----    ----     ----   ----    ----     ----   ----     ----
                                                                (in thousands)
Incurred losses/LAE by accident
   year - estimated at
   December 31.................39,932    52,242  60,819   74,470  82,224  79,842  82,624   86,453 85,467   72,235
Incurred reestimate as of:
   One year later..............45,691    56,551  62,830   70,297  78,686  73,938  79,092   86,816 83,793
   Two years later.............45,866    57,664  62,643   69,658  77,795  72,058  77,052   85,069
   Three years later...........46,345    58,751  62,040   68,586  76,602  71,002  76,319
   Four years later............46,149    58,906  62,112   68,337  76,275  70,585
   Five years later............46,304    58,891  62,003   68,312  76,295
   Six years later.............46,428    58,907  61,988   68,168
   Seven years later...........46,441    58,927  61,942
   Eight years later...........46,430    58,917
   Nine years later............46,430
Cumulative redundancy/
   (deficiency) as of
   December 31, 1995...........(6,498)   (6,675) (1,123)   6,302   5,929   9,257   6,305    1,384  1,674
Paid cumulative as of:
   One year later..............38,402    47,638  51,436   57,708  65,735  61,918  68,524   76,482 74,183
   Two years later.............42,252    52,997  58,149   64,309  72,098  67,633  73,429   81,110
   Three years later...........44,217    56,377  60,676   67,066  74,385  69,489  74,871
   Four years later............44,981    58,281  61,712   67,858  75,741  69,905
   Five years later............45,952    58,646  61,794   68,092  76,045
   Six years later.............46,284    58,709  61,878   68,037
   Seven years later...........46,374    58,838  61,804
   Eight years later...........46,385    58,848
   Nine years later............46,309

Investments

         Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common securities, real estate mortgages and real estate.

         The Company's investment policies are determined by the Company's Board of Directors and are reviewed on a regular basis. The Company's investment strategy is to maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the Company's capital base. Further, the portfolio is invested in types of securities and in an aggregate duration which reflect the nature of the Company's liabilities and expected liquidity needs. The investment portfolios of the Company and Superior are managed by third party professional administrators, including Goldman Sachs, in accordance with pre-established investment policy guidelines established by the Company and Superior. The investment portfolios of the Company and of Superior at March 31, 1996 consisted of the following:

                                                                                                    Pro Forma
                                                                                                 The Company and
                                                 The Company                Superior            Superior Combined
                                            ---------------------   -----------------------    --------------------
                                                        Estimated                 Estimated               Estimated
                                             Amortized   Market      Amortized     Market      Amortized   Market
Type of Investment                              Cost      Value         Cost        Value        Cost       Value
                                            ----------  ---------    ---------    ---------    ---------  ---------
                                                                         (in thousands)
Fixed maturities:
  U.S. Treasury securities and obligations
    of U.S. government corporations
    and agencies........................     $10,678     $10,663     $32,482       $32,678  $  43,160   $  43,341
  Obligations of states and political
      subdivisions......................         393         415      24,918        25,928     25,311      26,343
  Corporate securities..................         328         329      40,911        42,407     41,239      42,736
      Total fixed maturities............      11,399      11,407      98,311       101,013    109,710     112,420
Equity securities:
  Preferred stocks......................         202         204         713           719        915         923
  Common stocks.........................      11,484      11,412       5,783         7,920     17,267      19,332
                                            --------    --------   ---------     ---------   --------    --------
                                              11,686      11,616       6,496         8,639     18,182      20,255
                                            --------    --------   ---------     ---------   --------    --------

Short-term investments .................         935 (1)    935  (1)  10,852        10,852     11,787      11,787
Real estate.............................         482         482         274           274        756         756
Mortgage loans..........................       2,690       2,690         ---           ---      2,690       2,690
Other loans.............................          50          50         ---           ---         50          50
                                            --------    --------   ---------     ---------   --------    --------
      Total investments.................    $ 27,242    $ 27,180   $ 115,933     $ 120,778   $143,175    $147,958
                                            ========    ========   =========     =========   ========    ========

- ----------

(1) Due to the nature of crop insurance, the Company must maintain short-term investments to fund amounts due under the MPCI program. Historically, these short-term funds are highest in the fall corresponding to the cash flow of the agricultural industry.

         The following table sets forth, as of December 31, 1994 and 1995 and March 31, 1996, the composition of the fixed maturity securities portfolio of the Company (not including Superior) by time to maturity, and, as of March 31, 1996, the composition of the fixed maturity securities portfolio of the Company and Superior combined by the time to maturity.



                                                   The Company
                          -------------------------------------------------------------           Pro Forma
                                      December 31,                                             the Company and
                          ---------------------------------------        March 31,            Superior Combined
                                1994                  1995                 1996                March 31, 1996
                          -----------------   -------------------   -------------------    ---------------------
                                     Percent               Percent               Percent                 Percent
                                     Total                 Total                 Total                   Total
                          Market    Market     Market     Market     Market     Market      Market      Market
Maturity                  Value      Value      Value      Value      Value      Value       Value       Value
- ---------------           ------    -------    ------     -------   -------     -------    --------     --------
                                                       (in thousands)
1 year or less.......... $1,573      17.8%    $4,610       35.6%      $747       6.6%  $    1,253         1.1%
More than 1 year
   through 5 years......  4,074      46.0      5,051       39.1      6,687      58.6       42,526        37.8
More than 5 years
   through 10 years.....  1,724      19.4      3,270       25.3      3,973      34.8       39,415        35.1
More than 10 years......  1,490      16.8        ---        ---        ---     ---         29,226        26.0
                         ------     -----    -------      -----    -------     -----     --------       -----
    Total............... $8,861     100.0%   $12,931      100.0%   $11,407     100.0%    $112,420       100.0%
                         ======     =====    =======      =====    =======     =====     ========       =====



         The following table sets forth, as of December 31, 1994 and 1995 and March 31, 1996, the ratings assigned to the fixed maturity securities of the Company (not including Superior), and, as of March 31, 1996, the ratings assigned to the fixed maturity securities of the Company and Superior combined.

                                                   The Company
                          -------------------------------------------------------------           Pro Forma
                                      December 31,                                             the Company and
                          ---------------------------------------        March 31,            Superior Combined
                                1994                  1995                 1996                March 31, 1996
                          -----------------   -------------------   -------------------    ---------------------
                                    Percent               Percent               Percent                 Percent
                                     Total                 Total                 Total                   Total
                          Market    Market     Market     Market     Market     Market      Market      Market
Rating (1)                 Value      Value      Value      Value      Value      Value       Value       Value
- ---------------           ------    -------    ------     -------   -------     -------    --------     --------

                                                       (in thousands)
Aaa or AAA.............. $5,772      65.1%  $  7,753       60.0%    $9,046      79.3%   $  48,136        42.8%
Aa or AA................    748       8.4        680        5.2        415       3.6       18,610        16.6
A  .....................  1,144      12.9        257        2.0      1,485      13.0        7,952         7.1
Baa or BBB..............    100       1.2        100        0.8        ---     .---         2,910         2.6
Ba or BB................    ---     ---          ---       ---         ---      ---        13,005        11.6
Below investment grade..    ---     ---          ---      .---         ---     .---           ---       ---
Not rated...............  1,097      12.4      4,141       32.0        461       4.1       21,807        19.3
                         ------     -----    -------      -----    -------     -----     --------       -----
    Total............... $8,861     100.0%   $12,931      100.0%   $11,407     100.0%    $112,420       100.0%
                         ======     =====    =======      =====    =======     =====     ========       =====

- ----------

(1) Ratings are assigned by Moody's Investors Service, Inc. when available, with the remaining ratings assigned by Standard & Poor's Corporation.

         The investment results of the Company and the pro forma investment results of the Company and Superior combined for the periods indicated are set forth below:



                                                                                                      Pro Forma the
                                                           The Company                            Company and Superior
                                        -------------------------------------------------               Combined
                                                                           Three Months               Three Months
                                                Years Ended                   Ended                      Ended
                                                December 31,                March 31,                   March 31,
                                                ------------                ---------           -------------------------
                                            1993          1994         1995          1995          1996          1996
                                            ----          ----         ----          ----          ----          ----
                                                              (in thousands)
Net investment income (1) ...........   $   1,489     $   1,241     $   1,173     $     319     $     558     $   2,365
Average investment portfolio (2) ....   $  24,719     $  20,628     $  22,653     $  20,897     $  26,606     $ 150,131
Pre-tax return on
     average investment portfolio (3)         6.0%          6.0%          5.2%          6.1%          8.4%          6.3%
Net realized gains (losses) .........   $    (119)    $    (159)    $    (344)    $     (45)    $     (36)    $      (7)

- ----------

(1) Includes dividend income received in respect of holdings of common stock.

(2) Average investment portfolio represents the average (based on amortized cost) of the beginning and ending investment portfolio.

(3) The pre-tax return on average investment portfolio for the three months ended March 31, 1995 and 1996 was calculated based upon a simple annualization of net investment income.

Ratings

         A.M. Best has currently assigned an A- rating to Superior and a B-rating to Pafco. Pafco's rating has been confirmed by A.M. Best at a B- rating subsequent to the Acquisition. Superior's rating has also been confirmed by A.M. Best subsequent to the Acquisition, although it remains under review with potential negative implications. IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirement) from A.M. Best but intends to seek a revised rating after the infusion of capital from the proceeds of the Offering. See "Use of Proceeds."

         A.M.  Best's  ratings  are  based  upon  a  comprehensive  review  of a
company's  financial  performance,   which  is  supplemented  by  certain  data,
including responses to A.M. Best's questionnaires, phone calls and other correspondence between A.M. Best analysts and company management, quarterly NAIC filings, state insurance department examination reports, loss reserve reports, annual reports, company business plans and other reports filed with state insurance departments. A.M. Best undertakes a quantitative evaluation, based upon profitability, leverage and liquidity, and a qualitative evaluation, based upon the composition of a company's book of business or spread of risk, the amount, appropriateness and soundness of reinsurance, the quality, diversification and estimated market value of its assets, the adequacy of its loss reserves and policyholders' surplus, the soundness of a company's capital structure, the extent of a company's market presence, and the experience and competence of its management. A.M. Best's ratings represent an independent opinion of a company's financial strength and ability to meet its obligations to policyholders. A.M. Best's ratings are not a measure of protection afforded investors. An "A-" and a "B-" rating are A.M. Best's fourth and eighth highest rating classifications, respectively, out of 15 ratings. An "A-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated excellent overall performance when compared to the standards established by the A.M. Best Company" and "have a strong ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions." There can be no assurance that such ratings will not in the future adversely affect the Company's competitive position.

Regulation

General
         As a general rule, an insurance company must be licensed to transact insurance business in each jurisdiction in which it operates, and almost all significant operations of a licensed insurer are subject to regulatory scrutiny. Licensed insurance companies are generally known as "admitted" insurers. Most states provide a limited exemption from licensing for insurers issuing insurance coverages that generally are not available from admitted insurers. These coverages are referred to as "surplus lines" insurance and these insurers as "surplus lines" or "non-admitted" companies.

         The Company's admitted insurance businesses are subject to comprehensive, detailed regulation throughout the United States, under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. The primary purpose of such regulations and supervision is the protection of policyholders and claimants rather than stockholders or other investors. Depending on whether the insurance company is domiciled in the state and whether it is an admitted or non-admitted insurer, such authority may extend to such things as (i) periodic reporting of the insurer's financial condition; (ii) periodic financial examination; (iii) approval of rates and policy forms; (iv) loss reserve adequacy; (v) insurer solvency; (vi) the licensing of insurers and their agents; (vii) restrictions on the payment of dividends and other distributions; (viii) approval of changes in control; and
(ix) the type and amount of permitted investments.

Insurance Holding Company Regulation

         The Company also is subject to laws governing insurance holding companies in Florida and Indiana, where the Insurers are domiciled. These laws, among other things, (i) require the Company to file periodic information with state regulatory authorities including information concerning its capital structure, ownership, financial condition and general business operations; (ii) regulate certain transactions between the Company, its affiliates and the Insurers, including the amount of dividends and other distributions and the terms of surplus notes; and (iii) restrict the ability of any one person to acquire certain levels of the Company's voting securities without prior regulatory approval.

         No Indiana domiciled insurer may make payments in the form of dividends or otherwise to shareholders as such unless it possesses assets in the amount of such payment in excess of its liabilities (including capital stock); provided, that in no instance shall such dividend reduce the surplus below an amount equal to 50% of the insurer's capital stock. A domestic insurer may not declare or pay a dividend from any source of funds other than earned surplus without the prior approval of the Indiana Department. Indiana law defines as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceeds the greater of: (i) 10% of statutory surplus as regards policyholders as of the end of the preceding year or (ii) the prior year's net income. Such dividends or distributions may only be made from earned surplus. Dividends which are not "extraordinary" may be paid ten days after the Indiana Department receives notice of their declaration. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner or until the Indiana Commissioner has been given thirty days prior notice and has not disapproved within that period. The Indiana Department must receive notice of all dividends, whether "extraordinary" or not, within five business days after they are declared.

         Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its stockholders except out of surplus which is derived from realized net operating profits and net realized capital gains. A Florida domestic insurer may make dividend payments or distributions to stockholders without prior approval of the Florida Department if the dividend or distribution does not exceed the larger of: (i) the lesser of 10% of surplus or net income, not including realized capital gains, plus a 2-year carryforward,
(ii) 10% of surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains, or (iii) the lesser of 10% of surplus or net investment income plus a 3-year carryforward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department if (1) the dividend is equal to or less than the greater of: (i) 10% of the insurer's surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (ii) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year; (2) the insurer will have policyholder surplus equal to or exceeding 115% of the minimum required statutory surplus after the dividend or distribution;
(3) the insurer files a notice of the dividend or distribution with the department at least ten business days prior to the dividend payment or distribution; and (4) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115% of required statutory surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department or (ii) 30 days after the Florida Department has received notice of such dividend or distribution and has not disapproved it within such time. In the Consent Order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department.

         Under these laws, the maximum aggregate amounts of dividends permitted to be paid to the Company in 1996 by IGF without prior regulatory approval is $2,900,000, none of which has been paid, and Pafco cannot pay to the Company any dividends in 1996 without prior regulatory approval. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources." Further, there can be no assurance that, if requested, the Indiana Department will approve any request for extraordinary dividends from Pafco or IGF or that the Florida Department will allow any dividends to be paid by Superior during the four year period described above.

         The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

         While the non-insurance company Subsidiaries are not subject directly to the dividend and other distribution limitations, insurance holding company regulations govern the amount which a Subsidiary within the holding company system may charge any of the Insurers for services (e.g., management fees and commissions). These regulations may affect the amount of management fees which may be paid by Pafco and Superior to GGS Management. See "The Company -- Formation of GGS Holdings; Acquisition of Superior." The management agreement formerly in place between the Company and Pafco which provides for an annual management fee equal to 15% of gross premiums has been assigned to GGS Management, a wholly-owned subsidiary of GGS Holdings. A similar management agreement with a management fee of 17% of gross premiums has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. As part of the approval of the Formation Transaction, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.

Federal Regulation

         The Company's MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. Consequently, the MPCI program is subject to oversight by the legislative and executive branches of the federal government, including the FCIC. The MPCI program regulations generally require compliance with federal guidelines with respect to underwriting, rating and claims administration. The Company is required to perform continuous internal audit procedures and is subject to audit by several federal government agencies.

         The MPCI program has historically been subject to change by the federal government at least annually since its establishment in 1980, some of which changes have been significant. The most recent significant changes to the MPCI program came as a result of the passage by Congress of the 1994 Reform Act and the 1996 Reform Act. See "Risk Factors -- Nature of Crop Insurance Business."

         Certain provisions of the 1994 Reform Act, when implemented by the FCIC, may increase competition among private insurers in the pricing of Buy-up Coverage. The 1994 Reform Act authorizes the FCIC to implement regulations permitting insurance companies to pass on to farmers in the form of reduced premiums certain cost efficiencies related to any excess expense reimbursement over the insurer's actual cost to administer the program, which could result in increased price competition. To date, the FCIC has not enacted regulations implementing these provisions but is currently collecting information from the private sector regarding how to implement these provisions.

         The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including acreage "set aside" programs in which farmers are paid to leave a portion of their land unplanted and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by the local USDA offices. Partly as a result of the increase in the size of the MPCI market resulting from the 1994 Reform Act, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994. However, the 1996 Reform Act, recently signed into law by President Clinton, eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits and also limits the role of the USDA offices in the delivery of MPCI coverage. In accordance with the 1996 Reform Act, the USDA announced in July, 1996, 14 states where CAT Coverage will no longer be available through USDA offices but rather would solely be available through private agencies: Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, Washington and Wyoming. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of this product. The Company believes that any potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated in part by the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters as ad hoc disaster relief programs are reduced or eliminated. In addition, the Company believes that (i) lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by MPCI basic catastrophic coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

Underwriting and Marketing Restrictions

         During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to deal with the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of "market assistance plans" under which insurers are induced to provide certain coverages,
(ii) restrictions on the ability of insurers to rescind or otherwise cancel certain policies in mid-term, (iii) advance notice requirements or limitations imposed for certain policy non-renewals, and (iv) limitations upon or decreases in rates permitted to be charged.

Insurance Regulatory Information System

         The NAIC Insurance Regulatory Information System ("IRIS") was developed primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Insurance companies submit data on an annual basis to the NAIC, which analyzes the data using ratios concerning various categories of financial data. IRIS ratios consist of 12 ratios with defined acceptable ranges. They are used as an initial screening process for identifying companies that may be in need of special attention. Companies that have several ratios that fall outside of the acceptable range are selected for closer review by the NAIC. If the NAIC determines that more attention may be warranted, one of several priority designations is assigned, and the insurance department of the state of domicile is then responsible for follow-up action.

         During 1993, 1994 and 1995, Pafco had a liabilities to liquid assets ratio ranging from 115% to 147%. The NAIC considers as "unusual" a liabilities to liquid assets ratio in an amount greater than 105%. Pafco maintained such an

"unusual" ratio during this period due to its investment in IGF, which is not considered a liquid asset. The Transfer will allow Pafco to be in a normal range for this test.

         During 1993, 1994 and 1995, IGF had "unusual" values in the IRIS tests for premiums to surplus, liabilities to liquid assets and reserve deficiency to surplus ratios. IGF also had "unusual" values for investment yield, agents balances to surplus and surplus aid to surplus ratios for 1994 and 1995. Due to the unique accounting method employed by IGF, it is expected that these "unusual" ratios will develop. The ratios for premiums to surplus, agents' balances to surplus and surplus aid to surplus are impacted by the reinsurance program mandated by the FCIC for the distribution of the MPCI program. See "-- Crop Insurance --Products." The ratio of liabilities to liquid assets is "unusual" since agents' balances at December 31 are usually not settled until late February. The investment yield ratio is "unusual" as premiums for crop insurance are not due and payable until the crops are harvested. In addition, late February is also the point in time where claims settlement is the highest, thus resulting in minimal invested assets. The reserve deficiency to surplus ratio is also "unusual."

         The Company believes the proceeds applied to IGF from the Offering will substantially ameliorate the premium writings to surplus leverage test. Notwithstanding, the levels of risk retention are finite in view of both the Federal and private reinsurance arrangements.

Risk-Based Capital Requirements

         In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. Indiana and Florida have substantially adopted the NAIC model law, and Indiana has directly, and Florida has indirectly, adopted the NAIC model formula. The RBC formula for property and casualty insurance companies measures four major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; (iii) declines in asset values arising from investment risks; and (iv) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates, contingent liabilities and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

         The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus to RBC falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC) which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of May 1, 1996, the RBC ratios of the Insurers were in excess of levels that would require regulatory action.

Guaranty Funds

         The Insurers also may be required under the solvency or guaranty laws of most states in which they do business to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insolvent or rehabilitated insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Some state laws and regulations further require participation by the Insurers in pools or funds to provide some types of insurance coverages which they would not ordinarily accept. The Company recognized its obligations for guaranty fund assessments when it receives notice that an amount is payable to the fund.
The ultimate amount of these assessments may differ from that which has already been assessed.

         It is not possible to predict the future impact of changing state and federal regulation on the Company's operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws.

Legal Proceedings

         The Company's insurance subsidiaries are parties to litigation arising in the ordinary course of business. The Company believes that the ultimate resolution of these lawsuits will not have a material adverse effect on its financial condition or results of operations. The Company, through its claims reserves, reserves for both the amount of estimated damages attributable to these lawsuits and the estimated costs of litigation.

         IGF is the administrator of a run-off book of business. The FCIC has requested that IGF take responsibility for the claims liabilities of these policies under its administration. IGF has requested reimbursement of certain expenses from the FCIC with respect to this run-off activity. IGF instituted litigation against the FCIC on March 23, 1995 in the United States District

Court for the Southern District of Iowa seeking $4.3 million as reimbursement for these expenses. The FCIC has counterclaimed for approximately $1.2 million in claims payments for which FCIC contends IGF is responsible as successor to the run-off book of business. While the outcome of this lawsuit cannot be predicted with certainty, the Company believes that the final resolution of this lawsuit will not have a material adverse effect on the financial condition of the Company.

Properties

         The headquarters for the Company, GGS Holdings and Pafco are located at 4720 Kingsway Drive, Indianapolis, Indiana 46205. The building is an 80,000 square foot multilevel structure approximately 50% of which is utilized by Pafco. The remaining space is leased to third parties at a price of approximately $10 per square foot.

         Pafco also owns an investment property located at 2105 North Meridian, Indianapolis, Indiana. The property is a 21,700 square foot, multilevel building leased out entirely to third parties.

         Superior's operations are conducted at leased facilities located in Atlanta, Georgia, Tampa, Florida and Orange, California. Under a lease term which extends through February, 1998, Superior leases office space at 280 Interstate North Circle, N.W., Suite 500, Atlanta, Georgia. Superior occupies 43,448 square feet at this location and subleases an additional 3,303 square feet to third party tenants. Superior also has an office located at 3030 W. Rocky Point Drive, Suite 770, Tampa, Florida consisting of 18,477 square feet of space leased for a term extending through February, 2000. In addition, Superior occupies an office at 1745 West Orangewood, Orange, California consisting of 3,264 square feet under a lease extending through May, 1997.

         IGF owns a 17,500 square foot office building located at 2882 106th Street, Des Moines, Iowa which serves as its corporate headquarters. The building is fully occupied by IGF. IGF also owns certain improved commercial property which is adjacent to its corporate headquarters.

         The Company has a townhouse in Indianapolis, Indiana with an original purchase price of $135,000 which is principally for use by out-of-town employees and visitors to Indianapolis.

Employees

         At  May  31,   1996,   the  Company  and  its   Subsidiaries   employed
approximately 630 persons. The Company believes that relations with its employees are excellent.

                                   MANAGEMENT

Directors and Executive Officers of the Company

         The directors of the Company are divided into three classes and are elected to hold office for a three-year term or until their successors are elected and qualified. The election of each class of directors is staggered over each three-year period. See "Description of Capital Stock -- Anti-takeover Provisions." All directors of the Company were elected by Goran as the sole shareholder of the Company. After completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock (assuming no exercise of the Underwriters' over-allotment option) and will continue to have the power to control the Company and to be able to elect the Company's Board of Directors. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest." All executive officers of the Company are elected for one year terms and serve at the pleasure of the Board of Directors.

         The following table provides information regarding the executive officers and directors of the Company and certain officers of the Subsidiaries.

                                                                                          Expiration of
                                                                                         Term as Director
Name                      Age                    Position                                 of the Company
- -----------               ---           -----------------------------------              ----------------
G. Gordon Symons          74            Chairman of the Board of Directors                     1999
                                        of the Company

Alan G. Symons            49            Director and Chief Executive Officer                   1997
                                        of the Company

Douglas H. Symons         43            Director, President and Chief
                                        Operating Officer of the Company                       1998

John J. McKeating         60            Director of the Company                                1999

Robert C. Whiting         64            Director of the Company                                1997

James G. Torrance, Q.C.   67            Director of the Company                                1998

David R. Doyle            50            Director of the Company                                1999

David L. Bates            37            Vice President, General Counsel
                                        and Secretary of the Company                            N/A

Donald J. Goodenow        49            Executive Vice President of the Company                 N/A

Dennis G. Daggett         41            President and Chief Operating Officer of IGF            N/A

Thomas F. Gowdy           40            Executive Vice President of IGF                         N/A

Roger C. Sullivan, Jr.    50            Executive Vice President of Superior                    N/A

Gary P. Hutchcraft        35            Vice President and Chief Financial Officer              N/A
                                        of the Company



         Biographical information for each of the individuals listed in the above table is set forth below.

         G. Gordon Symons has been Chairman of the Board of Directors of the Company since its formation in 1987. He founded the predecessor to Goran in 1964 and has served as the Chairman of the Board of Goran since its formation in 1986. Mr. Symons also served as the President of Goran until 1992 and the Chief Executive Officer until 1994. Mr. Symons currently serves as a director of Symons International Group Ltd. ("SIGL"), a federally-chartered Canadian corporation controlled by him which, together with members of the Symons family, controls Goran. Mr. Symons also serves as Chairman of the Board of Directors of all of the subsidiaries of Goran, including the Subsidiaries. Mr. Symons is the father of Alan G. Symons and Douglas H. Symons.

         Alan G. Symons has served as a director of the Company since 1995 and was named its Chief Executive Officer in 1996. Mr. Symons has been a director of Goran since 1986, and has served as Goran's President and Chief Executive Officer since 1994. Mr. Symons has served as a director and as President and Chief Executive Officer of each of GGS Holdings and GGS Management since the formation of such companies in 1996, has served as Vice Chairman of the Board of

Directors  of Pafco since 1995 and has served as President  and Chief  Executive
Officer of Superior since 1996. Prior to becoming the President and Chief Executive Officer of Goran, Mr. Symons held other executive positions within Goran since its inception in 1986. Mr. Symons is the son of G. Gordon Symons and the brother of Douglas H. Symons.

         Douglas H. Symons has served as a director and as President of the Company since its formation in 1987, as its Chief Operating Officer since 1989, and as the President of Pafco since 1987. Mr. Symons has been a director of Goran since 1989, and has served as Goran's Chief Operating Officer and Vice President since 1989. Mr. Symons has served as a director and an Executive Vice President of each of GGS Holdings and GGS Management since their formation in 1996 and has served as Executive Vice President of Superior since 1996. Mr. Symons is the son of G. Gordon Symons and the brother of Alan G. Symons.

         Mr. McKeating has served as a director of the Company since 1996 and as a director of Goran since 1995. Mr. McKeating retired in January, 1996 after serving as President and owner of Vision 20/20 Optometric Clinics ("Vision 20/20") for 36 years. Vision 20/20, located in, Montreal, Quebec, is a Canadian full-service retail clinic offering all aspects of professional eye care.

         Mr. Whiting has served as a director of the Company since 1996, and has served as a director of Granite Re since its formation in 1990. Since July, 1994, Mr. Whiting has served as President of Prime Advisors, Ltd., a
Bermuda-based insurance consulting firm. From its inception until June, 1994, Mr. Whiting served as President and Chairman of the Board of Directors of Jardine Pinehurst Management Co., Ltd., a Bermuda-based insurance management and brokerage firm.

         Mr. Torrance has served as a director of the Company since 1996. Mr. Torrance was a founding partner in the Canadian law firm of Smith Lyons in 1962, and, in April 1993, was named a partner emeritus in that firm. Mr. Torrance has served as a director of Goran since 1995, and also serves as a director of Dynacare Inc., Mitsui & Co. (Canada) Ltd., Potash Company of Canada Limited, Sakura Bank (Canada), Toyota Canada Inc. and Wintershall Canada Ltd.

         Mr. Doyle has served as a director of the Company since 1996. Since January, 1996, Mr. Doyle has been Vice President, Finance & Administration, and a director of Avantec, Inc., a Carmel, Indiana-based company which provides data management services for the pharmaceutical industry in connection with clinical trials. From May, 1994 to January, 1996, Mr. Doyle served as Vice President -- Financial Consultant of Raffensberger Hughes & Co., which provides securities brokerage and financial consulting services. From December, 1992 to May, 1994, Mr. Doyle was employed by Prudential Securities, Inc. as Vice President -- Investments. Prior to that, Mr. Doyle was employed by INB National Bank of Indianapolis, Indiana from 1973 to 1992, including his service as First Vice President & Department Manager from 1989 to 1992. Mr. Doyle has served on the boards of numerous civic organizations, including the Children's Bureau of Indianapolis, the Children's Bureau Foundation and Child Advocates, Inc.

         Mr. Bates, J.D., C.P.A., has served as Vice President, General Counsel and Secretary of the Company since November, 1995, after having been named Vice President and General Counsel of Goran in April, 1995. Mr. Bates served as a member of the Fort Howard Corporation Legal Department from September, 1988 through March, 1995. Prior to that time, Mr. Bates served as a Tax Manager with Deloitte & Touche.

         Mr. Goodenow has served as a director and Executive Vice President of the Company since 1989. Mr. Goodenow also serves as a director and Executive Vice President of Pafco and as a director of Superior. Prior to joining the Company, Mr. Goodenow served in various executive capacities at Horace Mann Insurance Company, an Illinois insurance company.

         Mr. Daggett has served as the Chief Operating Officer of IGF since August, 1995, as its President since February, 1996 and as a director of IGF for more than five years. From 1993 to 1995, Mr. Daggett served as an Executive Vice President of IGF. Mr. Daggett also served as Vice President of Marketing for IGF from 1988 to 1993. Prior to joining IGF, Mr. Daggett was the co-owner of a crop insurance managing general agency, McDonald National Insurance Services, Inc., from 1984 until 1988. From 1977 to 1983, Mr. Daggett was employed as a crop insurance specialist with the FCIC.

         Mr. Gowdy joined IGF in 1987 as a field representative, and subsequently served as a regional manager for IGF's Mid-America service office. Mr. Gowdy served as the Vice President of Marketing of IGF from 1993 until February, 1996, when he was named Executive Vice President of IGF. Mr. Gowdy has served as a director of IGF since 1993.

         Mr. Sullivan was named Executive Vice President of Superior in May, 1996. From June, 1995 to May, 1996, Mr. Sullivan served as Vice President of Claims for Superior. Prior to joining Superior, Mr. Sullivan served as a claim consultant and on-site manager for Milliman and Robertson, Inc., a Chicago-based insurance consulting firm, from August, 1994, to June, 1995. From May, 1987 to August, 1994, Mr. Sullivan served as Vice President of Claims for Atlanta Casualty Insurance Companies, an Atlanta-based carrier of standard and nonstandard automobile insurance.

         Mr. Hutchcraft, C.P.A., has served as Vice President and Chief Financial Officer of the Company and Goran since July, 1996. Prior to that time, Mr. Hutchcraft served as an Assurance Manager with KPMG Peat Marwick, LLP from July, 1988 to July, 1996.

Committees and Compensation of the Board of Directors

         Directors of the Company who are not employees of the Company or its affiliates receive a flat annual retainer of $10,000. The annual retainer is paid currently in cash. In addition, the Company reimburses Directors for reasonable travel expenses incurred in attending Board and Board committee meetings. Each director of the Company who is not also an employee of the Company will automatically be granted options to acquire 5,000 shares of Common Stock upon consummation of the Offering under the Company's Director Option
Plan.  See  "Executive  Compensation  -- Stock Option  Plans -- Director  Option
Plan."

         The  Company's   Compensation  Committee  consists  of  Messrs.  Doyle,
Torrance and Douglas Symons. The Company's Audit Committee consists of Messrs. Alan Symons, Torrance and McKeating.

Executive Compensation

         The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the other four most highly compensated executive officers of the Company and the Subsidiaries whose annual salary and bonus for services rendered to the Company and the Subsidiaries in 1995 exceeded $100,000 (such individuals being collectively referred to as the "Named Executives").

                                                      Summary Compensation Table
                                                              Annual                                 Long-Term
                                                           Compensation                             Compensation
                                         ------------------------------------------------            Securities
Name and                                 Fiscal                                                      Underlying
Principal Position                        Year               Salary (1)           Bonus            SIG Options (#)
- ------------------                        ----               ----------           -----            ---------------
Alan G. Symons                            1995                 $50,000           $   ---                 (2)
   Chief Executive Officer
   of the Company

Douglas H. Symons                         1995                $149,982           $40,000                 (2)
   President and Chief
   Operating Officer
   of the Company

Dennis G. Daggett                         1995                $125,000          $115,000             20,000 (3)
   President and Chief
   Operating Officer of IGF

Thomas F. Gowdy                           1995                 $92,000           $86,000             20,000 (3)
   Executive Vice President
   of IGF

Roger C. Sullivan, Jr.                    1995                $125,000           $24,940                 ---
   Executive Vice President
   of Superior
- ----------

(1) Effective May, 1996, the annual salaries of the Named Executives were increased as follows: Alan G. Symons, $200,000; Douglas H. Symons, $150,000; Mr. Daggett, $180,000; Mr. Gowdy, $140,000; and Mr. Sullivan,
         $125,000.

(2) Alan G. Symons and Douglas H. Symons hold options to acquire 125,828 shares and 73,855 shares, respectively, of Goran common stock. These executives have also been granted options to acquire 55,555 and 27,777 shares, respectively, of common stock of GGS Holdings under the GGS Stock Option Plan. See "-- Stock Option Plans -- GGS Holdings Stock Option Plan."

(3) Under their employment agreements with IGF, each of Mr. Daggett and Mr. Gowdy will automatically acquire an option to purchase 20,000 shares of Common Stock of the Company upon consummation of the Offering, with an exercise price per share equal to the initial public offering price. See "-- Employment Contracts and Termination of Employment -- IGF."

Stock Option Plans

         Goran Share Option Plan. The directors and executive officers of the Company, including the Named Executives, are eligible to participate in Goran's Share Option Plan (the "Share Option Plan"). Under the Share Option Plan, 10% of the common shares of Goran outstanding from time to time have been reserved for issuance. The objective of these grants is to increase the participant's equity interest in Goran and to allow them to share in the appreciation of Goran's common stock. The Share Option Plan has been approved by Goran's shareholders.

         The terms, conditions and limitations of options granted under the Share Option Plan are determined by the Board of Directors of Goran with respect to each option, within certain limitations. The exercise price per share is the closing price on The Toronto Stock Exchange on the date of grant of the option. The term of each option is fixed by the Board of Directors of Goran when the option is granted, but may not be longer than eight years from the date of the grant. The exercise price per share is payable in full on the date of exercise. Options granted under the Share Option Plan are not assignable.

         The following table sets forth information on grants of stock options pursuant to the Share Option Plan during 1995 to certain of the Named Executives. All options are for the purchase of shares of common stock of Goran. The Named Executives and other employees of Goran who participate in the Share Option Plan will continue to hold their Goran stock options which remain unexercised after the closing of the Offering. During 1995, options to purchase a total of 63,354 common shares were granted to executive officers and directors of Goran pursuant to the Share Option Plan, excluding options granted and subsequently cancelled during the year. Options have been granted under the Share Option Plan for an aggregate of 436,410 common shares of Goran as of December 31, 1995, at an average exercise price of $1.94 per share.


                                                         Option Grants in 1995
                                                Individual
                                                  Grants
                         Number of        % of           Per                     Potential Realizable Value at
                        Securities    Total Options     Share                       Assumed Annual Rates of
                        Underlying     Granted to     Exercise                     Stock Price Appreciation
                          Options       Employees      or Base    Expiration          for Option Term (1)
     Name                 Granted      in 1995 (2)      Price      Date (3)          5%               10%
     ----                 -------      -----------      -----      --------      --------           --------
Alan G. Symons            18,945             29.9       7.25      4/25/2000       $86,380           $218,897
Douglas H. Symons          9,473             15.0       7.25      4/25/2000        43,192            109,454

- ----------
(1) Amounts represent the potential realizable value of each grant of options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term, at annualized rates of 5% and 10%.

(2) Goran granted options totalling 63,364 shares to all employees of Goran and its subsidiaries in 1995.

(3)      The options were  granted for a term of five years,  subject to earlier
         termination   upon  the   occurrence  of  certain   events  related  to
         termination of employment.

         The following table sets forth information with respect to option exercises in 1995 and unexercised options to purchase shares of common stock of Goran granted in 1995 and prior years under the Share Option Plan to the Named Executives. As in the table above, all options are for the purchase of shares of common stock of Goran.


                              Aggregated Option Exercises in 1995 and Option Values at December 31, 1995

                                                        Number of  Securities           Value of Unexercised
                                                       Underlying Unexercised               In-the-Money
                        Shares                               Options  at                     Options at
                       Acquired          Value          December 31,  1995              December 31, 1995 (1)
     Name           on Exercise (2)     Realized      Exercisable    Unexercisable    Exercisable    Unexercisable
     ----           ---------------     --------      -----------    -------------    -----------    -------------
Alan G. Symons             0                 0          125,828            0           $1,164,386          0
Douglas H. Symons          0                 0           73,855            0              637,131          0

- ----------

(1) Based on the closing price of the Toronto Stock Exchange of Goran's common stock on December 29, 1995 (CDN $11.88).

(2) In 1996, Alan G. Symons and Douglas H. Symons acquired _____ and ______ shares, respectively, of common stock of Goran through the exercise of options.


         GGS Holdings Stock Option Plan. The Board of Directors of GGS Holdings has adopted the GGS Management Holdings, Inc. 1996 Stock Option Plan (the "GGS Stock Option Plan"), effective as of April 30, 1996. A maximum of 10% of the issued and outstanding shares of GGS Holdings' common stock (on a fully diluted basis assuming exercise in full of all options) may be made the subject of options granted under the GGS Stock Option Plan. A total of 111,111 shares of common stock of GGS Holdings have actually been reserved for issuance under the GGS Stock Option Plan, which authorizes the grant of incentive stock options to such officers and other key employees as may be designated by the Board of Directors of GGS Holdings. Stock options granted under the GGS Stock Option Plan will be exercisable at such times and at such exercise prices as the Board of Directors of GGS Holdings shall determine, but in any event not prior to the earlier of (i) an initial public offering of GGS Holdings, and (ii) a Company Sale (as defined in the GGS Agreement), and not later than ten years from the date of the grant. Options granted under the GGS Stock Option Plan vest at a rate of 20% per year for five years after the date of the grant. The exercise price of options granted as of April 30, 1996 is, with respect to 50% of the shares subject to each such option, $44.17 per share. The exercise price per share for the remaining 50% is $44.17, subject to a compound annual increase in the exercise price of 10%. Alan G. Symons has received 55,555 such options, and Douglas H. Symons has received 27,777 such options. The exercise price of any options granted under the GGS Stock Option Plan after April 30, 1996, will be subject to a similar formula, with 50% of the shares subject to any such option having an exercise price determined by the Board of Directors in its discretion, and the other 50% having an exercise price which increases on each anniversary of the date of the grant. No option granted under the GGS Stock Option Plan is transferable by the option holder other than by the laws of descent and distribution. Shares received upon exercise of such an option are not transferable, except as provided in the Stockholder Agreement among the Company and the GS Funds.

         SIG Stock Option Incentive Plan. Presently, there are no outstanding options to acquire shares of Common Stock of the Company. The Company intends to adopt, and Goran as the sole shareholder is expected to approve, the Company's Stock Option Incentive Plan (the "Stock Option Incentive Plan"), which will contain provisions similar to the provisions of the Share Option Plan of Goran. Stock option grants will provide the opportunity to purchase shares of Common Stock of the Company at fair market value (the average of the high and the low prices on the day preceding the date of grant) during the period the option remains outstanding. Under the terms of the Stock Option Incentive Plan, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") will be able to award to eligible employees of the Company up to a maximum of 10% of the issued and outstanding shares of Common Stock of the Company. The Compensation Committee may make awards in the form of
(i) stock options, including both incentive stock options and nonqualified stock options, (ii) restricted stock, (iii) restricted or unrestricted stock awarded as payment of incentives, and (iv) stock appreciation rights. A maximum of 10% of the issued and outstanding shares of the Company's Common Stock (on a fully diluted basis assuming exercise in full of all options) may be made the subject of options granted under the Stock Option Incentive Plan and the Director Option Plan (as defined herein).

         Director Option Plan. The Company's Board of Directors has adopted the Symons International Group, Inc. Director Option Plan (the "Director Option Plan") effective as of the date of the Offering. The Director Option Plan, which is intended to provide the Company's outside directors with an added incentive to work toward the Company's long-term growth and continued profitability, was approved by Goran as the sole shareholder of the Company in _______, 1996. Options for 5,000 shares, with an exercise price equal to the initial public offering price, will be granted to each of the directors of the Company who is not also an executive officer of the Company upon consummation of the Offering. Each of such options will have a term of ten years from the date of the grant. Such options will not be exercisable during the first six months of their term. Once they become exercisable, such options may be exercised in whole or in part during their term, but not at any time as to fewer than 100 shares (unless the exercise is with respect to an entire residue of fewer than 100 shares). The exercise price of any option granted under the Director Option Plan must be paid in full in cash or pursuant to a cashless exercise procedure approved by the Compensation Committee, which administers the Director Option Plan. The Director Option Plan provides that, in the event of any reorganization, recapitalization, stock split, stock dividend, or other capital change, the Compensation Committee is empowered to determine what changes, if any, are appropriate in the option price of, and the number and kind of shares covered by, outstanding options granted thereunder. A maximum of 10% of the issued and outstanding shares of the Company's Common Stock (on a fully diluted basis assuming exercise in full of all options) may be made the subject of options granted under the Stock Option Incentive Plan and the Director Option Plan.

401(k) Savings Plan

         The Company maintains the Symons International Group, Inc. Retirement Savings Plan, a savings plan designed to take advantage of section 401(k) of the Code (the "Savings Plan"). The Company is in the process of securing a determination letter from the IRS confirming that the Savings Plan meets the criteria of section 401(k). Employees who have been employed by the Company or its Subsidiaries for at least six months and who elect to participate in the Savings Plan, including the Company's executive officers, may deposit between 1% to 15% of their pay, subject to a maximum dollar limitation, into an account maintained for them by the Savings Plan's trustee. The Company may make discretionary matching contributions and profit sharing contributions to the Savings Plan depending on the performance of the Company, in accordance with a formula adopted by the Board of Directors from time to time. For a participating employee with less than five years of service to the Company, employer contributions vest over time, based on the number of years of service. Participants may select from a number of investment options under the Savings Plan, including shares of common stock of Goran, and they are permitted to change their investment options from time to time, subject to certain limitations.

Employment Contracts and Termination of Employment

         GGS Holdings. In connection with the Formation Transaction, GGS Holdings has entered into employment agreements with each of Alan G. Symons and Douglas H. Symons, pursuant to which these executives have agreed to serve as Chief Executive Officer and Executive Vice President, respectively, of GGS Holdings. Alan G. Symons' employment agreement provides that he is entitled to serve on the Board of Directors of GGS Holdings until removed pursuant to the terms of the Stockholder Agreement among the Company and the GS Funds.

         The term of each of these employment agreements commenced as of the closing of the Formation Transaction, or April 30, 1996, and continues in effect for an initial period of five years. Upon the expiration of the initial five-year period, the term of each agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Each of the agreements may be earlier terminated upon mutual agreement, retirement, death, or disability, or for "cause," as defined in the agreements.

         The employment agreements set forth the responsibilities of the employees in their capacities as officers of GGS Holdings, as well as their compensation, benefits and eligibility for stock options under the GGS Stock Option Plan. Each of the employment agreements also provides that in the event of termination of employment for any reason, GGS Holdings will continue to provide the executive's base salary, bonus and other compensation and benefits in accordance with GGS Holdings' policies then in effect. Further, in the event such termination is by reason of the executive's death, GGS Holdings will continue to provide the executive's base salary for a period of six months after the date of termination. The employment agreements also contain customary restrictive covenants respecting confidentiality and non-competition which prevent the executives from, among other things, competing with GGS Holdings in various capacities both during the term of their employment and for a period of two years after their termination in the event such termination is effected voluntarily by the executive, by reason of his disability, or by GGS Holdings for "cause."

         Under the employment agreements, Alan G. Symons is entitled to a base salary of not less than $200,000 per year, and Douglas H. Symons is entitled to a base salary of not less than $150,000 per year. The employment agreements further provide that Alan G. Symons may earn a bonus in an amount ranging from 25% to 100% of base salary, or $50,000 to $200,000, and Douglas H. Symons may earn a bonus in an amount ranging from 25% to 50% of base salary, or $37,500 to $75,000.

         IGF. IGF has entered into employment agreements with each of Dennis G. Daggett and Thomas F. Gowdy, pursuant to which these executives have agreed to serve as Chief Operating Officer and President and as Executive Vice President, respectively, of IGF. The agreements provide that each of the executives is entitled to serve on the Board of Directors of IGF until his successor is duly elected and qualified. Should he not be appointed to the Board during the term of his employment agreement, IGF will be deemed to be in material breach of the agreement, and the executive may treat such a breach as "termination without cause."

         The term of each of these employment agreements commenced as of February 1, 1996, and continues for a period of three years through January 31, 1999, unless earlier terminated in accordance with the terms of the agreement. Upon the expiration of the initial three-year period, the term of each agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Notwithstanding the initial three-year period, an executive's employment under each of these agreements may be terminated by either party at any time for any reason. However, if the executive's employment is terminated for any reason other than for "cause" (as defined in the agreements), the executive is entitled to receive severance pay in the form of one year's salary continuation from the date of termination. If the executive is terminated without cause, receipt of severance payments is conditioned upon the execution by both IGF and the executive of a mutual waiver and release. The employment agreements also contain customary restrictive covenants respecting confidentiality and non-competition which prevent the executives from, among other things, competing with IGF in various capacities both during the term of their employment and for a period of two years after their termination, in the event such termination is effected voluntarily by the executive, by reason of his disability, by IGF for "cause," or pursuant to a notice to non-renewal delivered by either party.

         The employment agreements with Mr. Daggett and Mr. Gowdy set forth the responsibilities of the employees in their capacities as officers of IGF, as well as their compensation, benefits, perquisites, expense reimbursement and eligibility for stock options under Goran's Share Option Plan and any stock option plan that may be adopted by IGF. Mr. Daggett receives a minimum annual salary of $180,000 and Mr. Gowdy receives a minimum annual salary of $140,000. Each of Mr. Daggett and Mr. Gowdy is eligible to participate in a bonus program for IGF employees, pursuant to which the Compensation Committee of the Board of Directors of IGF may make a discretionary award not to exceed 150% of the awardee's base salary. Upon entering into their employment agreements, each of Mr. Daggett and Mr. Gowdy received an option to acquire 20,000 shares of common stock of Goran, with an exercise price equal to the fair market value of such shares on the date of grant. In addition, the employment agreements provide that each of Mr. Daggett and Mr. Gowdy will automatically acquire an option to purchase 20,000 shares of Common Stock of the Company upon consummation of the Offering with an exercise price per share equal to the initial public offering price. Finally, the IGF employment agreements provide that each of Mr. Daggett and Mr. Gowdy will receive options to acquire shares of IGF common stock, either
(i) at the discretion of the Board of Directors of IGF, or (ii) in the event of an initial public offering of IGF common stock, pursuant to a formula set forth in the agreement. This formula generally entitles the executive to receive options to acquire up to 1.25% of the total shares of IGF common stock outstanding after such an offering, provided that the executive relinquishes all previously granted Goran options in connection therewith. Alternatively, the formula provides that the executive may receive options to acquire only 0.75% of the total shares of IGF common stock outstanding after such an offering and still retain his Goran options. Any options to acquire shares of IGF common stock granted pursuant to these agreements vest ratably over a five year period from the date of grant. The employment agreements further entitle Mr. Daggett and Mr. Gowdy to borrow up to $500,000 from IGF or one of its affiliates for the purpose of purchasing IGF common stock.

         Superior. Superior has entered into an employment agreement with Roger Sullivan, effective June 5, 1995. The letter evidencing the employment agreement, as amended by the supplemental letter of May 9, 1996 described below, provides that Mr. Sullivan is to receive an annual salary in the amount of $125,000, subject to annual salary reviews which commenced on February 1, 1996. Mr. Sullivan is also entitled to participate in Superior's Executive Bonus Program, pursuant to which he will be eligible to receive an annual bonus of up to 30% of his gross annual salary based on individual performance and Superior's profitability. In addition, Mr. Sullivan is entitled to participate in Superior's 401(k) profit sharing plan and pension plan and to receive other customary employee benefits. In the event Superior is sold, liquidated or merged with another company within four years after the effective date of Mr. Sullivan's employment and, as a result of such event, his employment is terminated, Mr. Sullivan is entitled to receive severance pay in an amount equal to his then current annual base salary, provided that his termination is not due to unsatisfactory performance. Mr. Sullivan is also entitled to additional perquisites, including a company car and an expense allowance, and is eligible to receive options under the Stock Option Incentive Plan.

         Goran. Goran has entered into an employment agreement with Gary P. Hutchcraft, pursuant to which Mr. Hutchcraft has agreed to serve as Vice President and Chief Financial Officer of Goran and its subsidiaries, including the Company. Under the employment agreement, Mr. Hutchcraft is entitled to a base salary of not less than $120,000 per year and may earn a bonus in an amount ranging from 10% to 30% of his base salary or $12,000 to $36,000.

         The term of this employment agreement commenced as of June 30, 1996 and continues until December 31, 1996, unless earlier terminated in accordance with the terms of the agreement. Upon expiration of the initial six month period, the term of the agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Notwithstanding the foregoing, the employment agreement may be terminated by either party at any time for any reason. However, if Mr. Hutchcraft's employment is terminated for any reason other than for "cause," as is defined in the agreement, he shall receive, as severance pay, one month's current salary for each full and partial year of service to SIG. Such severance pay is conditioned, however, upon the execution by both parties of a mutual release and waiver. Furthermore, if within twelve months after a change of control (defined in the agreement as the inability of the Symons family to cause the election of a majority of the Board of Directors of Goran, SIG or their successors) Mr. Hutchcraft receives a notice of non-renewal, is terminated without cause or the Company is in breach of the employment agreement (the "Change of Control Termination"), then Mr. Hutchcraft shall receive his then current salary for (i) 78 weeks or (ii) until he commences employment with another entity such that his base salary with that entity is equal to or greater than his salary as of the Change of Control Termination. In the case of Mr. Hutchcraft's commencing employment with another entity within 78 weeks of the Change of Control Termination at a salary less than his salary with the Company at the time of the Change of Control Termination, the Company will pay Mr. Hutchcraft an amount equal to the difference between his salary with the Company at the time of the Change of Control Termination and his salary with the new entity for a period ending 78 weeks after the Change of Control Termination.

         The employment agreement sets forth the responsibilities of Mr. Hutchcraft in his capacity as an officer of SIG, as well as his compensation, benefits, and perquisites. The employment agreement also contains customary restrictive covenants respecting confidentiality and non-competition which prevent Mr. Hutchcraft from, among other things, competing with SIG in various capacities both during the term of his employment and for a period of two years after his termination in the event such termination is effected voluntarily by Mr. Hutchcraft, by reason of his disability, or by SIG for "cause" or pursuant to a "notice of non-renewal" as provided in the agreement.

Compensation Committee Interlocks and Insider Participation

         The Company's Compensation Committee consists of three non-employee directors, Messrs. Doyle, McKeating and Whiting. None of these individuals have interlocks reportable under Section 402(j)(3) and (4) of Regulation S-K, and none were employees, officers or former officers of Goran or its subsidiaries. Mr. Alan Symons determined executive compensation for fiscal year 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Formation Transaction and the Superior Acquisition

Formation Transaction

         Simultaneously with the execution of the Superior Purchase Agreement, Goran, the Company, GGS Holdings and GS Capital Partners II, L.P., a Delaware limited partnership, entered into the GGS Agreement to capitalize GGS Holdings and to cause GGS Holdings to issue its capital stock to the Company and to the GS Funds, so as to give the Company a 52% ownership interest and the GS Funds a 48% ownership interest in GGS Holdings. Pursuant to the GGS Agreement, (a) the Company contributed to GGS Holdings (i) Pafco common stock with a book value determined in accordance with U.S. GAAP of at least $15.3 million as reflected on an audited post-closing balance sheet of Pafco, (ii) its right to acquire Superior pursuant to the Superior Purchase Agreement and (iii) certain fixed assets, including office furniture and equipment, having a value of approximately $350,000, and (b) the GS Funds contributed to GGS Holdings $21.2 million in cash. If the book value of Pafco as reflected on the final post-closing balance sheet is less than $15.3 million, the Company will be required to contribute the amount of the deficiency in cash to GGS Holdings no later than December 31, 1996, plus interest at the prime rate from the date of closing of the Formation Transaction to the date of payment.

         Under the GGS Agreement, the Company and Goran jointly and severally provided customary representations and warranties to the GS Funds. In addition, the Company and Goran assumed certain indemnification obligations with respect to any losses that may be incurred by the GS Funds as a result of any breach of such representations and warranties. The representations and warranties survive the closing of the Formation Transaction for at least three years from the closing date and, in some cases (including representations as to environmental and tax liabilities and as to employee benefits), indefinitely. The GGS Agreement provides that Goran and the Company may satisfy any such obligation to indemnify the GS Funds by offsetting the amount, if any, by which the book value of Pafco on the audited post-closing balance sheet exceeds $15.3 million. To the extent that indemnifiable losses of the GS Funds exceed such amount (the "Remaining Losses"), the GGS Agreement sets forth the methods by which Goran and the Company may indemnify the GS Funds for such Remaining Losses. Before the earlier of an IGF Company Sale (as defined in the GGS Agreement) or the first anniversary of the Formation Transaction, Goran or the Company shall indemnify the GS Funds for any Remaining Losses by, at the option of the GS Funds, either
(1) issuing to the GS Funds a promissory note for the Remaining Losses, (2) issuing a promissory note to GGS Holdings for the Remaining Losses, or (3) causing GGS Holdings to issue to the GS Funds (a) additional shares of GGS Holdings common stock, up to a maximum number of shares which would result in the Company's retention of majority ownership of GGS Holdings, and (b) a promissory note for the balance of any Remaining Losses after the maximum number of shares have been issued. After the earlier of an IGF Company Sale (as defined in the GGS Agreement) or the first anniversary of the Formation Transaction, Goran or the Company shall indemnify the GS Funds for any Remaining Losses by, at the option of the GS Funds, either (1) paying cash to the GS Funds, (2) making a contribution to GGS Holdings, or (3) issuing to the GS Funds additional shares of GGS Holdings common stock. Any promissory note issued in connection with these indemnification arrangements will bear interest at the prime rate. The GGS Agreement further provides that Goran and the Company must jointly and severally indemnify GGS Holdings and Pafco against any tax liabilities assessed against Pafco with respect to periods ending on or before the closing date of the Formation Transaction arising from its status as a former member of the Company's consolidated tax group.

IGF Transfer

         Pafco transferred all of the outstanding capital stock of IGF pursuant to the Transfer in order to improve the risk based capital rating of Pafco and to permit GGS Holdings to focus exclusively on the nonstandard automobile insurance business. Pafco accomplished the Transfer by forming a wholly-owned subsidiary, IGF Holdings, to which Pafco contributed all of the outstanding shares of capital stock of IGF.

IGF Holdings Dividend

         Prior to the Transfer, Pafco received as a dividend from IGF Holdings cash and the IGF Note having an aggregate value of approximately $11.0 million. IGF Holdings funded the cash portion of the Dividend with the proceeds of the IGFH Bank Debt. The IGFH Bank Debt matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. Interest will accrue at a variable rate per annum equal to the prime rate until October 1, 1996 and thereafter at a rate equal to the prime rate plus one percent. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd., the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGF Holdings to maintain increasing levels of income, retained earnings and statutory capital over the term of the IGF Bank Debt. The IGF Note is payable on the earlier of November 30, 1996, or the consummation of an IGF or SIG Company Sale (as defined in the GGS Agreement). The IGFH Note may be prepaid only with the prior written consent of the lender of the IGFH Bank Debt. The IGF Note bears interest at a variable rate per annum equal to the prime rate plus one percent until October 1, 1996 and thereafter at a rate equal to the prime rate plus two percent and is collateralized by a second lien on the outstanding shares of capital stock of IGF. The IGFH Bank Debt and the IGF Note will be repaid with a portion of the proceeds from the Offering. See "Use of Proceeds."

GGS Holdings Stockholder Agreement

         The Stockholder Agreement among the Company, the GS Funds, Goran and GGS Holdings provides that each of the Company and the GS Funds will have the right to designate two members of the Board of Directors of GGS Holdings. The Company's representatives on the Board of Directors of GGS Holdings are G. Gordon Symons, Chairman of the Board of the Company, and Alan G. Symons, Chief Executive Officer of the Company.

         The Stockholder Agreement places restrictions on the ability of the Company and the GS Funds to transfer their shares in GGS Holdings, other than proposed transfers to affiliates or transfers made in connection with a sale of GGS Holdings, without first offering the shares to the other party pursuant to a right of first refusal procedure. In addition, in the event that either party proposes to sell more than 20% of the issued and outstanding shares of GGS Holdings to an outside purchaser, the other party is granted "tag-along rights" pursuant to which it may participate proportionately in the proposed sale.

         The Stockholder Agreement establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds, by April 30, 2001, (ii) the third separate occasion on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, and the loss of voting control (defined as being direct or indirect ownership of 40% of the outstanding voting stock, if any other holder or group holds in excess of 10% of the outstanding voting stock, and otherwise 25% thereof) of the Company or Goran by Alan G. Symons or his family members or affiliates or (iii) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason. Upon the occurrence of any of such events, and at any time or from time to time thereafter, the GS Funds may, by notifying the Company in writing, initiate the process of seeking to effect a sale of GGS Holdings on terms and conditions which are acceptable to the GS Funds. However, within thirty days after the Company receives notice of the GS Funds' intention to initiate the sale of GGS Holdings, the Company may provide written notice to the GS Funds that it wishes to acquire or combine with GGS Holdings. The Company's notice to the GS Funds must include the proposed purchase price and other material terms and conditions with such specificity as is necessary to permit the GS Funds to evaluate the Company's offer. If, within 90 days of delivery of the notice by the Company, the GS Funds accept the Company's offer, the Company will be obligated to acquire or combine with GGS Holdings. In the event the GS Funds reject the Company's proposal, (i) any sale to a third party effected within 180 days after receipt of such proposal must not contain terms that are in the aggregate less favorable to the GGS Holdings stockholders than those set forth in the Company's proposal, (ii) any sale must provide for the same consideration to be paid to each stockholder, and (iii) no sale may constitute an acquisition by or a combination with an affiliate of the GS Funds. Accordingly, under certain circumstances, the GS Funds may have the ability to force the Company to divest itself of its nonstandard automobile operations. Further, a forced sale of GGS Holdings may also cause the Company to be characterized as an investment company within the meaning of the 1940 Act unless the proceeds are redeployed into other business operations or another exemption from registration under the 1940 Act is available.

         Except as provided in the immediately preceding paragraph, and except for sales either to affiliates or in a public offering, neither stockholder may sell any of its stock in GGS Holdings for a period of two years from the closing date of the Formation Transaction.

Registration Rights Agreement

         Pursuant to a registration rights agreement that GGS Holdings, the GS Funds, Goran and the Company entered into in connection with the Formation Transaction (the "Registration Rights Agreement"), each of the GS Funds and the Company has certain "demand registration" rights to require GGS Holdings, after the closing of an initial public offering of GGS Holdings common stock or after the expiration of the two-year period following consummation of the Formation Transaction, to file a registration statement under the Securities Act covering all or any part of its shares, subject to the following conditions: (a) that it holds at least 25% of the shares issued and outstanding as of the closing date of the Formation Transaction; (b) that it seeks to register at least 20% of the shares which were issued and outstanding as of the closing date; (c) that the offering price would be at least $25 million; and (d) that GGS Holdings need not effect such demand registration within six months of the effective date of another registration of GGS Holdings common stock. Each of the GS Funds and the Company also has certain "piggyback registration" rights to have any or all of its shares of GGS Holdings common stock included in any proposed or required registration of equity securities by GGS Holdings under the Securities Act on Form S-1, S-2 or S-3. If, in connection with either demand registration or piggyback registration, there is to be an underwritten offering, all persons participating in such registration must agree to sell their shares pursuant to the underwriting agreement. Neither this nor any other provision of the Registration Rights Agreement, however, should be deemed to create an independent obligation on the part of the Company or the GS Funds to sell its shares pursuant to any effective registration statement. The Registration Rights Agreement requires GGS Holdings to indemnify the Company and the GS Funds, and requires the Company and the GS Funds to indemnify each other, against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the shares of GGS Holdings common stock pursuant to the Registration Rights Agreement. In the event that such indemnification is unavailable or is insufficient, each indemnifying party will be subject to a duty of contribution based on rules of proportionate fault.

Reinsurance Arrangements

         Prior to the Transactions, certain of the Subsidiaries from time to time have written policies of insurance on behalf of other Subsidiaries. Under the GGS Agreement, Goran and the Company are required to cause Pafco to enter into agreements of reinsurance with respect to all insurance policies previously issued by Pafco (i) on behalf of SIGF and (ii) in respect of any other type of insurance other than nonstandard automobile insurance. Pursuant to such arrangements, all liabilities under, and all rights to receive premiums with respect to, such policies are assigned to and assumed by a third party, provided that such arrangements are on arm's length market terms. In addition, under the GGS Agreement, Goran and the Company caused Pafco and IGF to enter into agreements of reinsurance pursuant to which all policies relating to nonstandard automobile insurance previously issued by IGF on behalf of Pafco have been assigned to and assumed by Pafco. Also, for so long as Goran has voting control of IGF, Goran and the Company are obligated, upon request by GGS Holdings, to cause IGF to issue policies on behalf of Pafco, which policies must be fully reinsured by Pafco. In the event the Company and the GS Funds agree to the issuing of an insurance policy on behalf of Goran or any of its affiliates by GGS Holdings or its subsidiaries, Goran will be required to arrange for an agreement of reinsurance with a third party, such as, subject to certain restrictions, Granite Re, a wholly-owned subsidiary of Goran. Goran and the Company must indemnify GGS Holdings and its subsidiaries from and against all losses relating to such policies.

         All Pafco insurance policies previously issued through SIGF in respect of business other than nonstandard automobile insurance have been 100% reinsured by Granite Re. Although Pafco will, in the future, continue to write business through SIGF, this business will also be reinsured with Granite Re pursuant to a 100% quota share arrangement.

Management Agreements

Pafco and Superior Management Agreements

         The management agreement formerly in place between the Company and Pafco (the "Pafco Management Agreement") which provides for an annual management fee equal to 15% of gross premiums has been assigned to GGS Management. Under the management agreement, as assigned, GGS Management is granted the exclusive authority, on behalf of Pafco, to receive and accept proposals for insurance in all states in which Pafco conducts business. GGS Management has full and exclusive authority and responsibility, as manager, to engage in certain activities relating to Pafco's insurance business including, among other things, collecting premium payments, appointing adjusters, adjusting and settling claims, and fulfilling the obligations of Pafco under applicable laws and regulations, including those to the Indiana Department and other governmental agencies. The management agreement requires Pafco to indemnify GGS Management with respect to (i) all claims for losses incurred by policyholders which are caused directly by Pafco's error in processing and handling policies and (ii) any actions taken by Pafco which result in loss or damage to GGS Management. Likewise, GGS Management is required to indemnify Pafco for damages arising from actions taken on behalf of Pafco as its agent under the agreement. Although the agreement provides for an initial five-year term followed by automatically renewable three-year terms, either party may terminate the agreement upon sixty days' written notice to the other party.

         A similar management agreement, with a management fee of 17% of gross premiums, has been entered into between GGS Management and Superior (the "Superior Management Agreement"). All employees of SIG related to the nonstandard automobile insurance business and employees of Superior are now employees of GGS Management. The management agreement between GGS Management and Superior is similar to the Pafco management agreement and confers upon GGS Management the exclusive authority, on behalf of Superior, to receive and accept proposals for insurance in all states in which such companies conduct business. GGS Management has full authority and responsibility, as manager, to engage in certain activities relating to Superior's insurance business including, among other things, collecting premium payments and holding such funds in a fiduciary capacity, appointing adjusters, adjusting and settling claims, and fulfilling the obligations of Superior under applicable laws and regulations, including those to the Florida Department and other governmental agencies. Under the agreement, GGS Management has a duty to report claims to Superior in a timely manner, and to notify Superior in certain situations relating to the payment of claims. Furthermore, the agreement prohibits GGS Management from engaging in certain activities on behalf of Superior, including, among other things, binding Superior to reinsurance treaties or retrocession agreements or committing Superior to participate in insurance or reinsurance syndicates. The management agreement requires Superior to indemnify GGS Management with respect to (i) all claims for losses incurred by policyholders which are caused directly by Superior's error in processing and handling policies and (ii) any actions taken by Superior which result in loss or damage to GGS Management. Likewise, GGS Management is required to indemnify Superior for damages arising from actions taken on behalf of Superior as its agent under the agreement. Although the agreement provides for an initial five-year term followed by automatically renewable three-year terms, either party may terminate the agreement without cause upon sixty days' written notice to the other party, or under certain conditions defined in the agreement as constituting cause.

         The Pafco Management Agreement and the Superior Management Agreement are subject to periodic review by the Indiana Department and the Florida
Department, respectively, in order to determine whether the fees charged thereunder and other terms are fair and reasonable to policyholders. As part of the approval of the Formation Transaction and the Transfer, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior Management Agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department may in the future require a reduction in these management fees.

IGF Administration Agreement (Nonstandard Automobile)

         The Company and IGF have entered into an administration agreement (the "IGF Administration Agreement") with respect to nonstandard automobile insurance policies written by IGF and ceded to Pafco. The IGF Administration Agreement confers broad authority upon the Company, as manager, to conduct IGF's nonstandard automobile insurance business, subject to IGF's right to review and consult with the Company concerning underwriting, rates, claims issues, reserves and other matters pertaining to IGF's nonstandard automobile insurance operations. The agreement prohibits IGF from marketing nonstandard automobile insurance through any agents or brokers other than those appointed by the Company, but it does not limit IGF's ability to make other products available to its agency force, including crop insurance products. In consideration for its services under the agreement, the Company receives an administration fee in an amount equal to 30.5% of IGF's gross premiums written, from which the Company is obligated to pay applicable underwriting expenses and unallocated LAE. Other expenses are to be paid by the Company out of funds derived from IGF's operations. IGF is entitled to 1% of all investment income on funds deposited under this agreement to the account of IGF, and Pafco is entitled to 99% of such investment income, which is payable quarterly on a pro rata basis. Under the IGF Administration Agreement, the Company has agreed to indemnify IGF and its directors, officers and employees for (i) fines or penalties imposed on IGF by governmental authorities and (ii) claims and expenses arising from contractual liability or punitive damages, including damages arising under insurance contracts. The IGF Administration Agreement is for an indefinite term but is subject to termination by either party upon sixty (60) days' prior written notice, and immediately by IGF for "cause," which is generally defined to mean the failure of Pafco to comply with the Quota Share Reinsurance Agreement between IGF and Pafco and the failure of the Company to comply with applicable laws and regulations in administering the agreement.

IGF Administration Agreement (Crop)

         The Company and IGF have also entered into an administrative agreement (the "Administration Agreement") with respect to the management of IGF's crop insurance operations by the Company, pursuant to which the Company receives fees payable in quarterly installments of $150,000. This Administration Agreement requires the Company, through certain of its senior executives, to provide such executive management functions as may from time to time be required by IGF, including without limitation management services in the areas of accounting, investments, marketing, data processing and reinsurance. The initial term of the Administration Agreement commenced on January 1, 1990 and continued through December 31, 1991. The Administration Agreement may be extended year to year by written addendum executed by both parties as has been so extended through December 31, 1996.

Investment Banking Services

         Under the GGS Agreement, Goldman Sachs and any of its affiliates are given the right to perform all investment banking services for GGS Holdings for which an investment banking firm is retained after consummation of the Formation Transaction. These services include, for example, advice and consultation in connection with any sale of GGS Holdings, or service as the lead managing underwriter with respect to any public offering or secondary offering of securities of GGS Holdings.

Registration Rights Agreement between the Company and Goran

         Pursuant to the registration rights agreement which will be entered into between the Company and Goran (the "Goran Registration Rights Agreement"), Goran will have the right to have any or all of the shares of Common Stock held by it after the Offering included in a registration statement filed by the Company under the Securities Act, subject to certain limitations set forth in the Goran Registration Rights Agreement (a "Piggyback Registration"). In addition, subject to (i) the Underwriting Agreement among the Underwriters, the Company and Goran, which restricts the right of Goran to sell any Common Stock for 180 days after the completion of the Offering, and (ii) certain other conditions, Goran also will have the right to require the Company to file a Registration Statement under the Securities Act with respect to the Common Stock held by Goran (a "Demand Registration").

         Goran will be entitled to an unlimited number of Demand Registrations, provided that each Demand Registration is for a number of shares of Common Stock exceeding 10% of the number of shares of Common Stock outstanding at the time Goran requires the Demand Registration or Goran owns less than 10% of the number of shares of Common Stock outstanding at the time it requires a Demand Registration (unless the Company has been eligible to utilize a simplified form of registration statement), and an unlimited number of Piggyback Registrations. The registration rights will be assignable in whole or in part. Generally, the Company will be required to file a registration statement within 30 days of a request by Goran; however, the Company may defer compliance with any Demand Registration request for up to 120 days if, in the good faith judgment of its Board of Directors, the filing of a registration statement would be seriously detrimental to the Company and its shareholders.

         In general, Goran will bear all of the registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, "blue sky" fees and expenses and the expense of any special audits incident to or required by any Demand Registration. Goran will generally be responsible for its pro rata share of such expenses in excess of $100,000 in connection with any Piggyback Registration. Goran will also bear all fees and expenses of its counsel and all underwriting discounts and selling commissions applicable to its sales.

         The Company and Goran will agree to indemnify each other against certain liabilities, including liabilities under the Securities Act, in connection with the registration of Common Stock pursuant to the Goran Registration Rights Agreement.

Control by Goran; Potential Conflicts with Goran

         The Company is a wholly-owned subsidiary of Goran, and after completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Goran has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Goran is the majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Goran.

         G. Gordon Symons, Chairman of the Board of Goran, the Company and GGS Holdings and the father of Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, and members of the Symons family beneficially own in the aggregate 61.0% of the outstanding common stock of Goran. Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran, they will have the ability to elect the Board of Directors of the Company and otherwise to influence significantly the Company's business and operations. Further, directors and executive officers of SIG, including members of the Symons family, beneficially own in the aggregate approximately 62.1% of the outstanding shares of Goran. See "Securities Ownership of Management and Goran."

         Of the seven directors of the Company, five are current directors of Goran (three of whom are members of the Symons family and two of whom are independent directors of Goran), and two are outside directors. Directors and officers of the Company and Goran may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Goran and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."

         Goran's failure to maintain ownership of at least 50% of the Company's voting securities will expose Goran to a risk that it will be characterized as an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), unless Goran's remaining voting securities of the Company together with any other investment securities represent not more than 40% of the total assets of Goran on an unconsolidated basis. In such event, Goran would be required to comply with the registration and other requirements of the 1940 Act, which would be significantly burdensome for Goran. This constraint makes it unlikely that Goran would approve a stock issuance by the Company that reduces Goran's ownership below 50% and therefore would likely limit the amount of additional capital which can be raised by the Company through the issuance of voting securities. Among other consequences, such a limit could affect the Company's ability to raise funds for acquisition opportunities which may become available to the Company or to GGS Holdings. In addition, the stockholder agreement between the Company and the GS Funds (the "Stockholder Agreement") establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including the third separate occasion on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, and the loss of voting control (defined as being direct or indirect ownership of 40% of the outstanding voting stock if any other holder or group holds in excess of 10% of the outstanding voting stock, and otherwise 25% thereof) of the Company or Goran by Alan G. Symons or his family members or affiliates. In any event, the Company will be unable to raise equity capital by issuing additional shares of Common Stock unless Goran agrees to that issuance. In addition, if Goran or the Company ever sold significant amounts of shares of the Common Stock in the public market, those sales might have an adverse effect on the market price of the Common Stock.

         Currently, Goran does not market property and casualty insurance products which compete with products sold by the Company. Although there are no restrictions on the activities in which Goran may engage, management of the Company does not expect that Goran and the Company will compete with each other to any significant degree in the sale of property and casualty insurance products. There can be no assurance, however, that the Company will not encounter competition from Goran in the future or that actions by Goran or its affiliates will not inhibit the Company's growth strategy. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest."

         Conflicts of interest between the Company and Goran could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Goran. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest."

         Conflicts of interest similar to those which could arise between the Company and Goran could also arise between the Company and GGS Holdings. Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, also serve as the Chief Executive Officer and President, and Vice President, respectively, of GGS Holdings. Such individuals have entered into employment agreements with GGS Holdings requiring them to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Further, Alan G. Symons and certain other members of management of the Company are entitled, under certain circumstances, to receive options to purchase shares of common stock of GGS Holdings. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- GGS Holdings." In addition, in the event that the Company does not continue to own at least 50% of the outstanding voting securities of GGS Holdings and the voting securities of GGS Holdings owned by the Company represent over 40% of the total assets of the Company on an unconsolidated basis, the Company will be exposed to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. This consideration will limit the amount of additional capital which can be raised through the issuance by GGS Holdings of voting securities.

Computer Software Support and Licensing Agreements

         The Company is a party to a software support agreement and software licensing agreement with Tritech Financial Systems, Inc. ("Tritech"), which provides software and maintenance services for numerous companies in the insurance industry to facilitate compliance with applicable insurance laws and industry mandated requirements. Robert Symons, the brother of Alan G. Symons and Douglas H. Symons and son of G. Gordon Symons, is the President and controlling shareholder of Tritech. Pursuant to the support and licensing agreements, the Company paid $74,488 during the fiscal year ended December 31, 1995. Such amount represented less than 5% of Tritech's total annual revenues in 1995.

Parent Indebtedness

         The Parent Indebtedness consists of: (i) a demand note of the Company payable to Goran which bears interest at 10% per annum and had a balance of $2,232,000, including accrued interest of $396,000, at December 31, 1995; and
(ii) a demand note of the Company payable to Granite Re which bears interest at 10% per annum and had a balance of $3,764,000, including accrued interest of approximately $1,064,000, at December 31, 1995. In addition, in April, 1996, the Company issued another demand note payable to Goran which has a principal balance of $1,000,000 and bears interest at 10% per annum.

Interest of Management in Certain Transactions

         The following directors and Named Executive Officers of the Company were indebted to Goran in amounts exceeding $60,000 during the financial year ended December 31, 1995, on account of loans to purchase common shares of Goran and its affiliates, certain of which were made pursuant to the Share Option Plan (see "Management -- Executive Compensation -- Stock Option Plans -- Goran Share Option Plan"):

                                                Largest
                                              Loan Balance
      Name                Date of Loan        During 1995     Present Balance
      ----                ------------        -----------     ---------------
G. Gordon Symons          June 27, 1986        $148,000          $148,000
                          June 30, 1986         200,000           200,000

Alan G. Symons            June 27, 1986          9,974             9,974
                          June 30, 1986         50,599            40,172

         The foregoing loans are collateralized by pledges of the common shares of Goran acquired and are payable on demand and are interest free. In addition,
G. Gordon Symons has an unsecured loan payable to Goran in the amount of $70,000 not relating to the purchase of common shares of Goran. This loan was taken out on January 2, 1988, is payable on demand and is interest free.

         G. Gordon Symons also has a demand loan payable to the Company in the amount of $76,729 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate, of which $51,729 was used to purchase common shares of Goran and its affiliates. Douglas H. Symons has a demand loan payable to the Company in the amount of $74,000 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate. Alan G. Symons has a demand loan payable to the Company in the amount of $47,875 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate, of which $27,309 was used to purchase common shares of Goran and its affiliates. In addition, the Company holds a mortgage note of G. Gordon Symons collateralized by a second mortgage on his personal residence. This mortgage loan was originally incurred on October 3, 1988, has a current principal balance of $277,502, matures on May 8, 1999 and bears interest at 7% per annum.

         The Company also has a receivable in the amount of $116,000 at December 31, 1996 from Vector Solutions, Inc., a wholly-owned subsidiary of Goran ("Vector"). This receivable was advanced to Vector in 1995 to enable Vector to pay third party suppliers.

         On September 1, 1989, the following interrelated transactions occurred. First, Pafco loaned $1,700,000 (the "Pafco Loan") to Cliffstan Investments, Inc., a Nevada corporation that is affiliated with the Company ("Cliffstan"). In return, Cliffstan issued a promissory note in the amount of $1,700,000, bearing interest at 7.8% per annum, in favor of Pafco (the "Cliffstan Note"). The Cliffstan Note is collateralized by the unconditional guarantee of Gage North Holdings, Inc., an Ontario corporation ("Gage North"). The guarantee of Gage North is in turn collateralized by a mortgage on certain real property held by Gage North. Alan G. Symons has a 33% ownership interest in Gage North. Second, Cliffstan loaned the proceeds of the Pafco Loan to SIGL, who in return issued a promissory note in the amount of $1,700,000, bearing interest at a rate of 8.3% per annum, in favor if Cliffstan (the "SIGL Note"). Lastly, SIGL agreed to discharge the obligations of Cliffstan under the Cliffstan Note in return for Cliffstan discharging SIGL's obligations under the SIGL Note. On September 30, 1992, Pafco and Granite Re entered into a purchase agreement (the "Cliffstan Note Purchase Agreement") whereby Pafco assigned a beneficial interest in the Cliffstan Note, as amended to be payable on demand, to Granite Re and Granite Re agreed to pay Pafco: (i) one installment of $345,201, comprising the accrued interest on the Cliffstan Note, on September 30, 1992 and (ii) consecutive quarterly installments of $200,000 plus interest at a rate of 7.8% per annum beginning on December 31, 1992, until the full amount of the purchase price is repaid, at which time Granite Re is to take legal title to the Cliffstan Note. Pursuant to a guaranty dated April 22, 1994, Alan G. Symons guarantees the obligations of Granite Re to Pafco under the Cliffstan Note Purchase Agreement and the obligations of Cliffstan to Granite Re under the Cliffstan Note, up to $350,000 in the aggregate. Once the obligations of Granite Re to Pafco under the Cliffstan Note Purchase Agreement are less than $1,000,000, the guaranty of Alan
G. Symons is null and void. The guarantee of Alan G. Symons is collateralized by 200,000 shares of Goran common stock pledged by SIGL. The largest amount owing under the Cliffstan Note since the beginning of 1995 was $1,355,335. The amount due under the Cliffstan Note as of March 31, 1996 is $134,335.

                  SECURITIES OWNERSHIP OF MANAGEMENT AND GORAN

Ownership of the Company

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of the date of this Prospectus and after giving effect to the Offering, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

         As of the date hereof, none of the outstanding shares of Common Stock is owned by any director or executive officer of the Company.

                                                             Percentage of           Percentage of
                                                               Shares of               Shares of
                                          Number             Common Stock            Common Stock
                                             of           Beneficially Owned      Beneficially Owned
Name and Address      Title of Class       Shares        Prior to the Offering    After the Offering
- ----------------      --------------       ------        ---------------------    ------------------
Goran Capital Inc.    Common Stock,    7,000,000 (1)            100.0%                 70.0% (2)
181 University         no par value
   Avenue
Suite 1101
Toronto, Ontario
Canada  M5H 3M7

- ------------

(1)      Goran has sole voting and dispositive power over all of these shares.

(2) Goran would beneficially own 67.0% of the Company after the Offering if the Underwriters' over-allotment option is exercised in full.

Ownership of Goran

         The following table sets forth certain information regarding beneficial ownership of the capital stock of Goran, as of July 25, 1996 (unless otherwise indicated), by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of a class of capital stock of Goran, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated, based on information furnished by such owners, the beneficial owners of the capital stock listed below have sole voting and dispositive power with respect to such shares, subject to community property laws where applicable. Fractional shares are rounded to the nearest whole share.

         The ownership of Goran will not be affected by the Offering.

                                                                                                    Percentage of Shares
                                                       Nature                         Number of       of Common Stock
Name and Address              Title of Class        of Ownership                        Shares       Beneficially Owned
- ----------------              --------------        ------------                        ------       ------------------

Symons International           Common Shares     Directly Owned                      1,650,413 (1)          31.0%
Group, Ltd.
4720 Kingsway Drive
Indianapolis, Indiana 46205

G. Gordon Symons               Common Shares     Directly Owned                        855,167
3 Queens Cove, Atp B6                            Held of Record by SIGL              1,650,413 (1)
Fairylands                                       Subject to Exercisable Options        243,345
Pembroke, Bermuda  HM 05                                                             2,748,925              49.3%

Alan G. Symons                 Common Shares     Directly Owned                        509,366
4720 Kingsway Drive                              Subject to Exercisable Options         55,344
Indianapolis, Indiana 46205                                                            564,710              10.5%

Douglas H. Symons              Common Shares     Directly Owned                         87,083
4720 Kingsway Drive                              Subject to Exercisable Options         93,855
Indianapolis, Indiana 46205                                                            180,938               3.3%

John J. McKeating              Common Shares     Subject to Exercisable Options          2,000
2120 Guy Street
Montreal, Quebec
H3H218

Robert C. Whiting              Common Shares     Directly Owned                         41,000                  *
7 Hastings Road
Pembroke, Bermuda

James G. Torrance              Common Shares     Subject to Exercisable Options          2,000                  *
100 North Drive
Etobicoke, Ontario
Canada  M9A 4R2

David R. Doyle                 Common Shares     Directly Owned                          2,350                  *
1821 Park North Lane
Indianapolis, Indiana 46260

Dennis G. Daggett              Common Shares     Directly Owned                            257
2882 106th Street                                Subject to Exercisable Options         20,000
Des Moines, Iowa  50322                                                                 20,257                  *

Thomas F. Gowdy                Common Shares     Directly Owned                            568
2882 106th Street                                Subject to Exercisable Options         20,000
Des Moines, Iowa 50322                                                                  20,568                  *

Roger C. Sullivan, Jr.         Common Shares     N/A                                        -0-                 0%
280 Interstate Circle NW
Atlanta, Georgia  30339

All Directors and Executive    Common Shares     Directly Owned                      3,146,204
Officers as a group                              Subject to Exercisable Options        436,544
(13 persons)                                                                         3,582,748               62.1%

(1) These shares are also indicated as being beneficially owned by G. Gordon Symons, since he is the controlling shareholder of Symons International Group, Ltd.

*        Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK


Authorized Capital Stock

         The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 50,000,000 shares of preferred stock (the "Preferred Stock"). Immediately following the Offering, approximately 10,000,000 shares of Common Stock will be outstanding (10,450,000 shares assuming the Underwriters' over-allotment option is exercised). All of the shares of Common Stock that will be outstanding immediately following consummation of the Offering, including the shares of the Common Stock sold in the Offering, will be validly issued, fully paid and nonassessable.

Common Stock

         The holders of Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law and provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess exclusive voting power. The Articles of Incorporation of the Company (the "Articles") do not provide for cumulative voting in the election of directors. Holders of Common Stock shall have no preemptive, subscription, redemption or conversion rights. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Company's Board of Directors from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

         The Indiana Business Corporation Law (the "IBCL") and the Company's Articles authorize the Company's Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Company's Board of Directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, the preference or relation which such dividend, if any, will bear to the dividends payable on any other class or classes of any other series of capital stock, and the dividend rate of the series, (iv) the conditions and dates upon which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preference, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii)(a) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and (b) if so, the specification of such other class or series or such other security, the conversion or exchange price(s) or rate(s), any adjustments thereof, the date(s) as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, (x) the voting rights, if any, of the holders of the shares of the series, and (xi) any other relative rights, preferences and limitations of such series.

         Although the Company's Board of Directors has no present intention of doing so, it could issue a series of Preferred Stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Company's Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company's Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders may believe to be in their best interests or in which shareholders might receive a premium for their Common Stock over the then current market price of such Common Stock.

Anti-takeover Provisions

         The following discussion is a general summary of the material provisions of the Company's Articles, the Company's By-Laws (the "By-Laws") and certain other provisions which may be deemed to have an effect of delaying, deferring or preventing a change in control. The following description of certain of these provisions is general and not necessarily complete and is qualified by reference to the Articles and By-Laws.

Directors

         Certain provisions in the Articles and By-Laws will impede changes in majority control of the Board of Directors of the Company. The Articles and By-Laws provide that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Company's Board of Directors. The By-Laws also impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. The Articles provide that directors may be removed only by the affirmative vote of at least a majority of the shares eligible to vote generally in the election of directors.

Authorization of Preferred Stock

         The Board of Directors of the Company is authorized, without shareholder approval, to issue Preferred Stock in series and to fix the voting designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof. Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and could have full or superior voting rights. The holders of Preferred Stock will be entitled to vote as a separate class or a series under certain circumstances, regardless of any other voting rights which such holders may have. Accordingly, issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock or could have the effect of deterring or delaying an attempt to obtain control of the Company.

Provisions of Indiana Law

         Several provisions of the IBCL could affect the acquisition of shares of the Common Stock or otherwise the control over the Company. Chapter 43 of the IBCL prohibits certain business combinations, including but not limited to mergers, sales of assets, recapitalization and reverse stock splits, between corporations such as the Company (assuming that it has over 100 shareholders) and any interested shareholder, defined to include any direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the business combination or the purchase of the shares was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

         In addition, Chapter 42 of the IBCL (the "Control Share Acquisition Statute") contains provisions designed to assure that minority shareholders have a voice in determining their future relationship with an Indiana corporation (the definition of which would include the Company if the Company has over 100 shareholders) in the event that a person were to make a tender offer for, or otherwise acquire enough shares to increase such person's percentage holdings of such corporation's outstanding voting securities past any one or more of the following threshold levels: 20%, 33 1/3%, and 50%. Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal approves, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), the rights of the acquiror to vote the shares that take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote those shares.

         The IBCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The director is not personally liable for any action taken as a director, or any failure to take any action, unless the director has breached, or failed to perform the duties of the director's office in compliance with, the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.

         The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

         The foregoing provisions of the IBCL could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

Insurance Regulation Concerning Change of Control

         Many  state  insurance   regulatory  laws,   including   Indiana's  and
Florida's, intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company which owns an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed commercially domiciled) in that state. In addition, many state insurance regulatory laws contain provisions that require prenotification to state agencies of a change in control of a nondomestic admitted insurance company in that state. While such prenotification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the nondomestic admitted insurer if certain conditions exist, such as undue market concentration. Any future transactions constituting a change in control of the Company would generally require prior approval by the insurance departments of Indiana and Florida, as well as notification in those states which have preacquisition notification statutes or regulations. The need to comply with those requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's Common Stock, including transactions which could be advantageous to the shareholders of the Company. For a more comprehensive discussion of applicable Indiana and Florida regulations, see "Business --Regulation."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have 10,000,000 shares of Common Stock outstanding (10,450,000 if the Underwriters' over-allotment option is exercised in full). Of those shares, the 3,000,000 shares of Common Stock sold in the Offering (3,450,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act, except for any such shares of Common Stock which may be acquired by an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act), which shares will be subject to the resale limitations of Rule 144. The remaining 7,000,000 shares of outstanding Common Stock held by Goran are "restricted securities" within the meaning of Rule 144 and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as that to which Rule 144 relates.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned "restricted securities" for a period of at least two years from the later of the date on which such restricted securities were acquired from the Company or from an affiliate of the Company is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in the Common Stock reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Further, under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted shares were acquired from the Company or from an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         The Company, its directors and executive officers and Goran have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except for shares of Common Stock offered in connection with the Offering. See "Underwriting."

         Pursuant to the Goran Registration Rights Agreement, between the Company and Goran, Goran has certain rights to require the Company to effect the registration under the Securities Act of shares of Common Stock owned by Goran, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. See "Certain Relationships And Related Transactions -- Registration Rights Agreement between the Company and Goran."

         Prior to the Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144 because this will depend on the market price of the Common Stock, the individual circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock in the open market could adversely affect the market price of the Common Stock.

         The Company plans to make application to list the Common Stock on the Nasdaq National Market under the symbol "SIGC."

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement among the Company, Goran and each of the Underwriters named below (the "Underwriting Agreement"), the Underwriters named below have agreed, severally and not jointly, through Advest, Inc. and Mesirow Financial Services, Inc., the representatives of the Underwriters (the "Representatives"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                  Number
         Underwriter                                              of Shares
     Advest, Inc............................................
     Mesirow Financial, Inc.  ..............................

         Total..............................................      3,000,000

         The Underwriters are committed to purchase and pay for all of the shares of Common Stock offered hereby if any are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to approval of certain matters by their counsel and to various other conditions.

         The Underwriters have advised the Company that they propose to offer the shares of the Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of $0.__ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.____ per share to certain other dealers. After the public offering of the shares, the public offering price, concession and re-allowance to dealers may be changed by the Underwriters.

         The Company has granted to the Underwriters an option, exercisable during the 30-day period beginning on the date of the Prospectus, to purchase up to 450,000 additional shares of Common Stock, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of the Prospectus. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the table above, bears to the 3,000,000 shares of Common Stock. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

         The Company, Goran and the executive officers and directors of the Company have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock held by them (other than issuances by the Company pursuant to outstanding warrants or options) for a period of 180 days after the date of this Prospectus, without the written consent of the Representatives.

         The Company and Goran have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act subject to certain limitations.

         The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement.

         The  Representatives  have advised the Company that the Underwriters do
not  intend  to  confirm   sales  to  any  account  over  which  they   exercise
discretionary authority.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby and certain other legal matters in connection with the Offering are being passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.

                                     EXPERTS

         The consolidated financial statements and related schedules of the Company as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited and reported upon by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their reports thereon appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and related schedules of Superior as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited and reported upon by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their reports thereon appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                         GLOSSARY OF SELECTED INSURANCE
                            AND CERTAIN DEFINED TERMS

1940 Act.........................  The  Investment   Company  Act  of  1940,  as
                                   amended.

1994 Reform  Act.................  The  Federal  Crop  Insurance  Reform  Act of
                                   1994.

1996 Reform Act..................  The  Federal   Agriculture   Improvement  and
                                   Reform Act of 1996.

Acquisition......................  The  acquisition  by GGS Holdings of Superior
                                   Insurance Company, a Florida property and casualty insurer primarily engaged in the writing of nonstandard automobile insurance.

Actual Production
   History ("APH")...............  A plan  of  MPCI  which  provides  the  yield component and yield forecast of an insured by utilizing the insured's historic yield record. CRC plans use the policy terms and conditions of the APH as their basic provisions of coverage.

Actuarial analysis;
   actuarial models..............  Evaluation  of risks in order to  attempt  to assure that premiums and loss reserves adequately reflect expected future loss experience and claims payments; in evaluating risks, mathematical models are used to predict future loss experience and claims payments based on past loss ratios and loss development patterns and other relevant data and assumptions.

Admitted insurer.................  An  insurance  company  licensed  by a  state regulatory authority to transact insurance business in that state. An admitted insurer is subject to the rules and regulations of each state in which it is licensed governing virtually all aspects of its insurance operations and financial condition. A non-admitted insurer, also known as an excess and surplus lines insurer, is not licensed to transact insurance business in a given state but may be permitted to write certain business in that state in accordance with the provisions of excess and surplus lines insurance laws which generally involve less rate and operational regulation.

A.M. Best........................  A. M. Best Company, Inc., a rating agency and publisher for the insurance industry.

Assume...........................  To  accept  from  the   primary   insurer  or
                                   reinsurer  all or a portion of the  liability
                                   underwritten   by  such  primary  insurer  or
                                   reinsurer.

Buy-up Coverage..................  Multi-Peril  Crop Insurance  policy providing coverage in excess of that provided by CAT Coverage. Buy-up Coverage is offered only through private insurers.

Buy-up Expense
     Reimbursement Payment.......  An expense  reimbursement payment made by the
                                   FCIC to an MPCI insurer equal to a percentage of gross premiums written for each Buy-up Coverage policy written by such MPCI insurer.

Casualty insurance...............  Insurance  which is primarily  concerned with the losses caused by injuries to third persons (i.e., not the policyholder) and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of loss that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.

CAT Coverage.....................  The minimum  available  level of  Multi-Peril
                                   Crop Insurance, providing coverage for 50% of a farmer's historical yield for eligible crops at 60% of the price per bushel for such crop set by the FCIC. This coverage is offered through private insurers and USDA field offices.

CAT Coverage Fee.................  A minimum fixed administrative fee of $50 per policy for which farmers may purchase CAT Coverage. The CAT Coverage Fee takes the place of a premium.

CAT LAE Reimbursement
     Payment.....................  An LAE reimbursement payment made by the FCIC to an MPCI insurer equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy written by such MPCI insurer.

Cede; ceding company.............  When   an  insurance  company  reinsures  its
                                   risk  with  another  insurance  company,   it
                                   "cedes" business and is referred to as the "ceding company."

Code.............................  Internal  Revenue  Code of 1986, as amended.

Combined ratio...................  The sum of the expense ratio and the loss and
                                   LAE ratio determined in accordance with GAAP or SAP.

Commission.......................  The Securities and Exchange Commission.

Common Stock.....................  The shares of common stock,  no par value, of the Company.

Company (or SIG).................  Symons  International  Group, Inc. and
                                   its   Subsidiaries,    unless   the   context
                                   indicates otherwise.

Contribution.....................  The  contribution  by Pafco of IGF to IGF
                                   Holdings in exchange for all of the capital stock of IGF Holdings.

Crop Revenue Coverage (CRC)......  CRC  provides  the insured  with a guaranteed revenue stream by combining both yield and price variability protection and protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy.

Crop year.......................   For MPCI, a crop year commences on July 1 and
                                   ends on June 30. For crop hail insurance, the crop year is the calendar year.

Direct premiums written.........   Total   premiums   collected  in  respect  of
                                   policies issued by an insurer during a given period without any reduction for premiums ceded to reinsurer.

Direct writer...................   An  insurer or  reinsurer  that  markets  and
                                   sells insurance directly to its insured, either by use of telephone, mail or exclusive agents.

Distribution....................   The  distribution  by the Company to Goran of
                                   all  of  the  outstanding  capital  stock  of
                                   Symons International Group, Inc. (Florida), a
                                   Florida  based  surplus  lines   underwriting
                                   manager.

Dividend........................   The  payment  by IGF  Holdings  to Pafco of a
                                   dividend consisting of $7.5 million in cash and the IGF Note.

Excess and surplus
     lines insurance............   The  business  of  insuring  risks  for which
                                   insurance  is   unavailable   from   admitted
                                   insurers in whole or in part.  Such  business
                                   is  placed  by  the   broker  or  agent  with
                                   nonadmitted insurers in accordance with the excess and surplus lines provisions of state insurance laws.

Excess of loss reinsurance.......  A  form  of   reinsurance   whereby   the
                                   reinsurer,  subject  to  a  specified  limit,
                                   agrees to  indemnify  the ceding  company for
                                   the amount of each loss,  on a defined  class
                                   of   business,   that   exceeds  a  specified
                                   retention.

Exchange Act.....................  The  Securities  Exchange  Act  of  1934,  as
                                   amended.

Expense ratio....................  Under  statutory  accounting,  the  ratio  of underwriting expenses to net premiums written. Under GAAP accounting, the ratio of underwriting expenses to net premiums earned.

Federal Crop Insurance
     Corporation(FCIC)...........  A wholly-owned federal government corporation within the Farm Services Agency.

Florida Department...............  The Florida Department of Insurance.

FormationTransaction.............  The  formation  of GGS  Management  Holdings,
                                   Inc., a corporation 52% owned by the Company and 48% owned by the GS Funds.

Fortis...........................  Fortis,   Inc.,   the   parent   company   of
                                   Interfinancial, the former holding company for Superior.

Generally Accepted Accounting
     Principles(GAAP)............  Accounting   principles   as  set   forth  in
                                   opinions of the Accounting  Principles  Board
                                   of the American Institute of Certified Public
                                   Accountants   and/or  in  statements  of  the
                                   Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

GGSAgreement.....................  The  agreement by and among  Goran,  SIG, GGS
                                   Holdings and the GS Funds dated January 31, 1996 evidencing the Formation Transaction.

GGS Holdings.....................  GGS  Management  Holdings,  Inc.,  a  holding company for Pafco and Superior controlled by the Company.

GGS Management...................  GGS   Management,    Inc.,   a   wholly-owned
                                   subsidiary of GGS Holdings.

GGS Senior Credit Facility.......  A $48 million  senior bank facility  extended to GGS Management used to partially fund the purchase of Superior.

Goldman Sachs....................  Goldman, Sachs & Co.

Goran............................  Goran     Capital     Inc.,     a    Canadian
                                   federally-chartered   corporation   and   the
                                   current sole shareholder of the Company.

Granite Re......................   Granite    Reinsurance    Company   Ltd.,   a
                                   subsidiary of Goran.

Gross premiums written...........  Direct   premiums   written  plus
                                   premiums collected in respect of policies assumed, in whole or in part, from other insurance carriers.

GS Funds.........................  GS  Capital  Partners  II,  L.P.;  GS Capital
                                   Partners II Offshore, L.P.; Stone Street Funds L.P.; Bridge Street Funds L.P.; and Goldman Sachs & Co. Verwaltungs GmbH, all of which are investment funds affiliated with Goldman Sachs.

IBCL.............................  The Indiana Business Corporation Law.

IGF..............................  IGF    Insurance    Company,    an   indirect
                                   wholly-owned subsidiary of the Company.

IGFH Bank Debt...................  A promissory note in the principal  amount of
                                   $7.5 million issued by IGF Holdings.

IGF Holdings.....................  IGF Holdings, Inc., a wholly-owned subsidiary of the Company.

IGF Note.........................  A   subordinated   promissory   note  of  IGF
                                   Holdings   in   the   principal   amount   of
                                   approximately $3.5 million paid to Pafco by IGF Holdings as part of the Dividend.

IGF Revolver.....................  IGF's   revolving  line  of  credit  used  to
                                   finance premium payables on amounts not yet received from farmers.

Incurred but not
     reported (IBNR) claims......  Claims under policies that have been incurred but have not yet been reported to the Company by the insured.

Incurred but not reported (IBNR)
     reserves....................  IBNR  reserves  include LAE related to losses anticipated from IBNR claims and may also provide for future adverse loss development on reported claims.

IndianaCommissioner..............  The Indiana Commissioner of Insurance.

Indiana Department...............  The Indiana Department of Insurance.

Insurance Regulatory Information
     System (IRIS)...............  A system of ratio  analysis  developed by the
                                   NAIC primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies.

Insurers.........................  The   direct   and   indirect    consolidated
                                   insurance subsidiaries of the Company, which include IGF, Pafco and Superior.

Interfinancial...................  Interfinancial,    Inc.,    a    wholly-owned
                                   subsidiary of Fortis, Inc. and the former holding company for Superior.

IRS..............................  Internal Revenue Service.

Loss adjustment expenses
     (LAE).......................  Expenses   incurred  in  the   settlement  of
                                   claims,    including    outside    adjustment
                                   expenses,    legal    fees    and    internal
                                   administrative   costs  associated  with  the
                                   claims adjustment process, but not including general overhead expenses.

Loss and LAE ratio...............  The  ratio  of  losses  and LAE  incurred  to premiums earned.

Loss and LAE reserves............  Liabilities   established   by   insurers  to
                                   reflect the ultimate estimated cost of claim payments as of a given date.

MPCI Excess LAE Reimbursement
     Payment.....................  A small excess LAE reimbursement payment made by the FCIC to an MPCI insurer.

MPCI Imputed Premium.............  For  purposes  of  the  profit/loss   sharing
                                   arrangement with the federal government, the amount of premiums credited to the Company for all CAT Coverage it sells, as such amount is determined by formula.

MPCI Premium.....................  For  purposes  of  the  profit/loss   sharing
                                   arrangement with the federal government, the amount of premiums credited to the Company for all Buy-up Coverage paid by farmers, plus the amount of any related federal premium subsidies.

MPCI Retention...................  The aggregate amount of MPCI Premium and MPCI
                                   Imputed Premium on which the Company retains risk after allocating farms to the three federal reinsurance pools.

Multi-Peril Crop
     Insurance (MPCI)............  A  federally-regulated  and  subsidized  crop insurance program that insures a producer of crops with varying levels of protection against substantially all natural perils to growing crops.

NAIC.............................  The   National   Association   of   Insurance
                                   Commissioners.

Nasdaq National Market...........  The Nasdaq Stock Market's National Market.

NCIS.............................  National Crop Insurance  Services,  Inc., the
                                   actuarial data facility for the commercial crop insurance industry.

Net premiums earned..............  The   portion   of   net   premiums   written
                                   applicable to the expired period of policies and, accordingly, recognized as income during a given period.

Net written premiums.............  Total  premiums for  insurance  written (less any return premiums) during a given period, reduced by premiums ceded in respect of liability reinsured by other carriers.

Nonstandard automobile
     insurance...................  Personal lines automobile  insurance  written for those individuals presenting an above average risk profile (i.e., higher risk) in terms of payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle and other factors.

Offering.........................  The  offering  by the  Company  of  3,000,000
                                   shares   of   its   Common   Stock   by   the
                                   Underwriters.

Pafco............................  Pafco General Insurance  Company,  an Indiana
                                   property and casualty insurance company.

Parent Indebtedness..............  Indebtedness  of the  Company to Goran in the
                                   principal amount of $7.3 million.

Policiesin-force                   Policies written and recorded on the books of
                                   an insurance carrier which are unexpired as of a given date.

Policyholders' or
     Statutory Surplus...........  As determined  under SAP, the excess of total admitted assets over total liabilities.

Price Selection..................  The maximum per unit commodity  price by crop to be used in computing MPCI Premiums, which is set each year by the FCIC.

Quota share reinsurance..........  A form of  reinsurance in which the reinsurer shares a proportional part of both the original premiums and the losses of the reinsured.

Reinsurance......................  The  practice  whereby a company  called  the
                                   "reinsurer" assumes, for a share of the premium, all or part of a risk originally undertaken by another insurer called the "ceding" company or "cedent." Reinsurance may be affected by "treaty" reinsurance, where a standing agreement between the ceding and reinsuring companies automatically covers all risks of a defined category, amount and type, or by "facultative" reinsurance where reinsurance is negotiated and accepted on a risk-by-risk basis.

Representatives..................  Advest, Inc. and Mesirow Financial, Inc., the
                                   representatives of the Underwriters.

Retention........................  The amount of  liability,  premiums or losses which an insurance company keeps for its own account after application of reinsurance.

Risk-based capital (RBC)
     requirements................  Capital   requirements   for   property   and
                                   casualty insurance companies adopted by the NAIC to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.

Securities Act...................  The Securities Act of 1933, as amended.

SIG (or the Company).............  Symons International Group, Inc., a specialty insurer which underwrites and markets nonstandard private passenger automobile insurance and crop insurance.

SIGF.............................  Symons International Group, Inc. (Florida), a
                                   Florida  based  surplus  lines   underwriting
                                   manager and a subsidiary of Goran.

SIGL.............................  Symons  International Group, Ltd., a Canadian
                                   corporation and the controlling shareholder of Goran.

Standard automobile insurance....  Personal lines automobile  insurance  written for those individuals presenting an average risk profile in terms of loss history, driving record, type of vehicle driven and other factors.

Statutory Accounting
     Practices(SAP)..............  Accounting   practices   which   consist   of
                                   recording    transactions    and    preparing
                                   financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities. Statutory accounting emphasizes solvency rather than matching revenues and expenses during an accounting period.

Statutory surplus................  The  excess of  admitted  assets  over  total liabilities (including loss reserves), determined using data reported in accordance with SAP.

Stockholder Agreement............  The stockholder  agreement among the Company,
                                   Goran, GGS Holdings and the GS Funds, dated April 30, 1996.

Stoploss reinsurance.............  A form of  reinsurance,  similar to Excess of
                                   Loss Reinsurance, whereby the primary insurer caps its loss on a particular risk by purchasing reinsurance in excess of such cap.

Subsidiaries.....................  All of the direct and  indirect  consolidated subsidiaries of the Company.

Superior.........................  Superior   Insurance   Company,   a   Florida
                                   property  and  casualty   insurer   primarily
                                   engaged  in  the   writing   of   nonstandard
                                   automobile   insurance   and  its   principal
                                   subsidiaries,   Superior  American  Insurance
                                   Company,  a Florida  insurance  company,  and
                                   Superior  Guaranty   Insurance   Company,   a
                                   Florida insurance company.

Superior Purchase
     Agreement...................  Stock Purchase  Agreement,  dated January 31,
                                   1996, by and among Goran, the Company, Fortis and Interfinancial pursuant to which the Company purchased Superior.

Surplus..........................  The  same  as  "policyholders'  or  statutory surplus," defined above.

Tail.............................  The period of time that  elapses  between the incurrence and settlement of losses under a policy. A "short-tail" insurance product is one where losses are known comparatively quickly; ultimate losses under a "long-tail" insurance product are sometimes not known for years.

Transactions.....................  The Formation  Transaction  (defined herein), the Acquisition (defined herein) and other related transactions, including the Transfer (defined herein), the Dividend (defined
                                   herein)   and   the   Distribution   (defined
                                   herein).

Transfer.........................  The   transfer   by   Pafco  of  all  of  the
                                   outstanding  capital stock of IGF through the
                                   formation    of   IGF    Holdings   and   the
                                   contribution to IGF Holdings of all of the outstanding shares of capital stock of IGF and the distribution of IGF Holdings to the Company.

Treaty reinsurance...............  The   reinsurance  of  a  specified  type  or
                                   category  of risks  defined in a  reinsurance
                                   agreement  (a  "treaty")  between  a  primary
                                   insurer or other  reinsured  and a reinsurer.
                                   Typically, in treaty reinsurance, the primary
                                   insurer or  reinsured  is  obligated to offer
                                   and the  reinsurer  is  obligated to accept a
                                   specified   portion   of  all  such  type  or
                                   category of risks originally underwritten by the primary insurer or reinsured.

Underwriting.....................  The  insurer's  or  reinsurer's   process  of
                                   reviewing    applications    submitted    for
                                   insurance   coverage,   deciding  whether  to
                                   accept all or part of the coverage requested and determining the applicable premiums.

Underwriting expenses............  The  aggregate of policy  acquisition  costs, including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

Unearned premiums................  The  portion  of a premium  representing  the unexpired portion of the contract term as of a certain date.

USDA.............................  United States Department of Agriculture.

                          INDEX TO FINANCIAL STATEMENTS

Symons International Group, Inc. and Subsidiaries

                                                                           Page
Reports of Independent Accountants..................................         F-2
Consolidated Financial Statements:
     Consolidated Balance Sheets as of December 31,
     1994 and 1995 and March 31, 1996...............................         F-3

     Consolidated Statements of Operations for the Years Ended
     December 31, 1993, 1994 and 1995 and the Three Months
     Ended March 31, 1995 and 1996..................................         F-4

     Consolidated Statements of Stockholder's Equity for the
     Years Ended December 31, 1993, 1994 and 1995 and
     the Three Months Ended March 31, 1995 and 1996.................         F-5

     Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1993, 1994 and 1995 and the Three Months
     Ended March 31, 1995 and 1996..................................         F-6

Notes to Consolidated Financial Statements..........................  F-7 - F-29


Superior Insurance Company and Subsidiaries

Reports of  Independent Accountants     ............................        F-30

Consolidated Financial Statements:
     Consolidated Balance Sheets as of
     December 31, 1994 and 1995 and March 31, 1996..................        F-31

     Consolidated Statements of Operations for the Years Ended
     December 31, 1993, 1994 and 1995 and the Three Months
     Ended March 31, 1995 and 1996..................................        F-32

     Consolidated  Statements of Changes in  Stockholders'
     Equity for the Years
     Ended December 31, 1993, 1994 and 1995 and
     the Three Months Ended March 31, 1995 and 1996.................        F-33

     Consolidated Statements of Cash Flows for the
     Years Ended December 31, 1993, 1994 and 1995
     and the Three Months Ended March 31, 1995 and 1996.............        F-34

Notes to Consolidated Financial Statements.......................... F-35 - F-50

Report of Independent Accountants


Board of Directors and Stockholder of
Symons International Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1994, the Company adopted Financial Accounting Standards Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities.

As  discussed in Notes 1 and 8 to the  consolidated  financial  statements,  the
Company  adopted  Financial   Accounting  Standards  Board  Statement  No.  109,
Accounting for Income Taxes, during the year ended December 31, 1993.



                                                    /s/ Coopers & Lybrand L.L.P.

Indianapolis, Indiana
March 18, 1996, except for the second
 paragraph in Note 6, and Note 18,
 as to which the date is July 29, 1996

Symons International Group, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31, 1994 and 1995 and March 31, 1996
(in thousands, except share data)



                                                                              December 31,
                                                                        ----------------------     March 31,
                       ASSETS                                              1994         1995         1996
                                                                        ----------   ---------    -----------
                                                                                     (unaudited)
Assets:
      Investments:
           Available for sale:
                Fixed maturities, at market .........................   $   8,861    $  12,931    $  11,407
                Equity securities, at market ........................       5,424        4,231       11,617
           Short-term investments, at amortized cost, ...............         790         5283          935
           which approximates market
           Real estate, at cost .....................................         507          487          481
           Mortgage loans ...........................................       2,940        2,920        2,690
           Other ....................................................          50           50           50
      Investments in and advances to related parties ................       2,948        2,952        2,993
      Cash and cash equivalents .....................................          42         2311           --
      Receivables (net of allowance for doubtful
      accounts of $1,209, $927 and $962 in 1994,
                1995 and March 31, 1996, respectively) ..............      14,665        8,203       15,593
      Reinsurance recoverable on paid and unpaid
          losses, net ...............................................      12,886       54,136       59,571
      Prepaid reinsurance premiums ..................................       6,988        6,263       24,707
      Federal income taxes recoverable ..............................         192           --           --
      Deferred policy acquisition costs .............................       1,479        2,379        3,085
      Deferred income taxes .........................................       2,002        1,421        1,401
      Property and equipment ........................................       4,236        5,502        5,873
      Other .........................................................       2,618        1,447          410
                                                                        ---------    ---------    ---------
                Total assets ........................................   $  66,628    $ 110,516    $ 140,813
                                                                        =========    =========    =========
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
      Losses and loss adjustment expenses ...........................   $  29,269    $  59,421    $  50,009

      Unearned premiums .............................................      14,416       17,497       40,884
      Reinsurance payables ..........................................       4,073        6,206        22881

      Payables to affiliates ........................................       5,390        6,474       10,933

      Federal income tax payable ....................................          --          133          464
      Line of credit and notes payable ..............................       5,441        5,811          250
      Other .........................................................       3,768        5,439        4,354
                                                                        ---------    ---------    ---------
           Total liabilities
                                                                           62,357      100,981      129,775
                                                                        ---------    ---------    ---------
Minority interest in consolidated subsidiary ........................          16           --           --
                                                                        ---------    ---------    ---------
Commitments and contingencies
Stockholder's equity:
      Common stock, no par value, 100,000,000 .......................       1,000        1,000        1,000
              shares authorized, 7,000,000 issued and outstanding
      Additional paid-in capital ....................................       3,130        3,130        3,130
      Unrealized loss on investments, net of deferred
      tax benefit of $260 in 1994, $23 in 1995
                and $66 at March 31, 1996 ...........................        (504)         (45)        (128)
      Retained earnings .............................................         629        5,450        7,036
                                                                        ---------    ---------    ---------
           Total stockholder's equity ...............................       4,255        9,535       11,038

                                                                        ---------    ---------    ---------
           Total liabilities and stockholder's equity ...............   $  66,628    $ 110,516    $ 140,813
                                                                        =========    =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (in thousands, except per share data)


                                                                                                           Three
                                                                        Years ended                       months
                                                                        December 31,                  ended March 31,
                                                         -------------------------------------  -------------------------
                                                            1993          1994         1995        1995           1996
                                                         ---------    ----------   ---------    ---------      ----------
                                                                                                      (unaudited)
Gross premiums written ...............................   $  88,936    $ 103,134    $ 124,634    $  28,272      $  41,422
Less ceded premiums ..................................     (57,176)     (67,995)     (71,187)     (17,972)       (22,692)
                                                         ---------    ---------    ---------    ---------      ---------
           Net premiums written ......................      31,760       35,139       53,447       10,300         18,730
Change in unearned premiums ..........................        (332)      (3,013)      (3,806)      (1,651)        (4,945)
                                                         ---------    ---------    ---------    ---------      ---------
           Net premiums earned .......................      31,428       32,126       49,641        8,649         13,785
 Net investment income
                                                             1,489        1,241        1,173          319            558
Other income .........................................         886        1,622        2,174          592            977
Net realized capital loss ............................        (119)        (159)        (344)         (45)           (36)
                                                         ---------    ---------    ---------    ---------      ---------
           Total revenues
                                                            33,684       34,830       52,644        9,515         15,284
                                                         ---------    ---------    ---------    ---------      ---------
Expenses:
      Losses and loss adjustment
      expenses .......................................      25,080       26,470       35,971        5,648          8,963

      Policy acquisition and general and
      administrative expenses ........................       8,914        5,801        7,981        2,045          3,669

      Interest expense ...............................         996        1,184        1,248          272            249
                                                         ---------    ---------    ---------    ---------      ---------
           Total expenses ............................      34,990       33,455       45,200        7,965         12,881
                                                         ---------    ---------    ---------    ---------      ---------
           Income  (loss)  before  taxes,
           discontinued  operations,  cumulative
           effect of a change in accounting principle,
           and minority interest .....................      (1,306)       1,375        7,444        1,550          2,403
                                                         ---------    ---------    ---------    ---------      ---------
Income taxes:

      Current income tax expense .....................        (530)         462        2,275          577            754
      (benefit)

      Deferred income tax expense ....................         613       (1,180)         344          (77)            63
      (benefit)
                                                         ---------    ---------    ---------    ---------      ---------
           Total income taxes ........................          83         (718)       2,619          500            817
                                                         ---------    ---------    ---------    ---------      ---------
           Income  (loss)  from  continuing operations
           before discontinued
           operations, cumulative effect of
           a change in accounting principle,
           and minority interest .....................      (1,389)       2,093         4825        1,050          1,586

Income (loss) from discontinued ......................        (160)          10           (4)          19             --
operations, net of income taxes
                                                         ---------    ---------    ---------    ---------      ---------
           Net income (loss) before
           cumulative effect of a change in

                    accounting principle and
                    minority interest ................      (1,549)       2,103        4,821        1,069          1,586

Cumulative effect on prior years of ..................       1,175           --           --           --             --
accounting change
                                                         ---------    ---------    ---------    ---------      ---------
           Net income (loss) before minority .........        (374)       2,103        4,821        1,069          1,586
           interest
Minority interest ....................................          51           14           --           (3)            --
                                                         ---------    ---------    ---------    ---------      ---------
           Net income (loss) .........................   $    (323)   $   2,117    $   4,821    $   1,066      $   1,586
                                                         =========    =========    =========    =========      =========
Weighted average shares
outstanding ..........................................       7,000        7,000        7,000        7,000          7,000
                                                         =========    =========    =========    =========      =========
Per common share data:
      Income (loss) from continuing
      operations before discontinued
      operations, cumulative effect of a change in
      accounting principle ...........................   $   (0.20)   $    0.30    $    0.69    $    0.15      $    0.23

      Income (loss) from discontinued ................       (0.02)          --           --           --             --
      operations, net of income taxes

      Cumulative effect on prior years of ............        0.17           --           --           --             --
      accounting change                                  ---------    ---------    ---------    ---------      ---------


           Net income (loss) .........................   $   (0.05)   $    0.30    $    0.69    $    0.15      $    0.23
                                                         =========    =========    =========    =========      =========



The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Changes in Stockholder's Equity for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (in thousands)

                                                                        Unrealized
                                                         Additional       Loss         Retained        Total
                                              Common      Paid-in          on          Earnings     Stockholder's
                                              Stock       Capital      Investments    (Deficit)        Equity
                                              -----       -------      -----------    ---------        ------
Balance at January 1, 1993 .............      7,000      $  1,530      $   (172)      $ (1,165)      $  1,193

Additional paid-in capital .............         --         1,600            --             --          1,600
Change in unrealized loss on
equity securities, net of deferred taxes         --            --          (251)            --           (251)
Net loss ...............................         --            --            --           (323)          (323)
                                           --------      --------      --------       --------       --------
Balance at December 31, 1993 ...........      7,000         3,130          (423)        (1,488)         2,219

Unrealized gain on fixed
maturities, resulting from a change in
           accounting principle, net of          --            --           139             --            139
           deferred taxes

Change in unrealized loss on
  investments, net of deferred taxes ...         --            --          (220)            --           (220)
Net income .............................         --            --            --          2,117          2,117
                                           --------      --------      --------       --------       --------
Balance at December 31, 1994 ...........      7,000         3,130          (504)           629          4,255

Change in unrealized loss on
investments, net of deferred taxes

           (unaudited) .................         --            --           (75)            --            (75)
Net income (unaudited) .................         --            --            --          1,066          1,066
                                           --------      --------      --------       --------       --------

Balance at March 31, 1995 ..............      7,000      $  3,130      $   (579)      $  1,695       $  5,246
(unaudited)                                   =====      ========      ========       ========       ========


Balance at December 31, 1994 ...........      7,000      $  3,130      $   (504)      $    629       $  4,255
Change in unrealized loss on ...........         --            --           459             --            459
investments, net of deferred taxes


Net income .............................         --            --            --          4,821          4,821
                                           --------      --------      --------       --------       --------
Balance at December 31, 1995 ...........      7,000         3,130           (45)         5,450          9,535

Change in unrealized loss on
investments, net of deferred taxes

           (unaudited) .................         --            --           (83)            --            (83)

Net income (unaudited) .................         --            --            --          1,586          1,586
                                           --------      --------      --------       --------       --------



Balance at March 31, 1996 (unaudited) ..      7,000      $  3,130      $   (128)      $  7,036       $ 11,038
                                              =====      ========      ========       ========       ========


The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows for the years ended December 31, 1993,1994 and 1995 and the three months ended March 31, 1995 and 1996 (in thousands)




                                                                                                       Three months
                                                                     Years ended December 31,          ended March 31,
                                                              ----------------------------------  ---------------------
                                                                  1993       1994        1995         1995       1996
                                                              ---------   ----------  ----------  ---------   ---------
Cash flows from operating activities:

      Net income (loss) ...................................   $   (323)   $  2,117    $  4,821    $  1,066    $  1,586
      Adjustments to reconcile net income
      (loss) to net cash provided from
               (used in) operations:
           Minority interest ..............................        (51)        (14)         --          (3)         --
           Depreciation and amortization ..................        913         690         742         155         143
           Deferred income tax expense ....................       (562)     (1,180)        344         (77)         63
           (benefit)
           Net realized capital loss ......................        119         159         344          45          36
           Net changes in operating assets and liabilities:
               Receivables ................................     (6,965)     (9,057)      6,462      (4,968)     (7,390)

               Reinsurance recoverable on paid
               and unpaid losses, net .....................    (18,681)     25,130     (41,250)      3,331      (5,435)

               Prepaid reinsurance premiums ...............        (14)     (3,343)        725      (3,034)    (18,444)
               Federal income taxes .......................       (890)        759         325         592         331
                    recoverable (payable)
               Deferred policy acquisition costs ..........       (249)       (727)       (900)       (199)       (706)
               Other assets ...............................       (409)         98       1,019       2,296       1,037
               Losses and loss adjustment
                    expenses ..............................     15,527      (2,874)     30,152      (3,509)     (9,412)
               Unearned premiums ..........................        346       6,356       3,081       4,683      23,387
              Reinsurance payables ........................     (7,464)      1,982       2,133       2,797      16,675
               Other liabilities ..........................     (2,788)     (1,398)      1,656         865      (1,085)
                                                              --------    --------    --------    --------    --------
                    Net cash provided from (used
                    in) operations ........................     (7,561)     (3,302)     (9,654)      4,040         786
                                                              --------    --------    --------    --------    --------
Cash flow provided from (used in) investing activities:
      Net (purchases) sales of short-term
           investments ....................................      2,194        (308)     (4,493)     (1,038)      4,348
      Purchases of fixed maturities .......................     (7,855)     (7,587)    (12,517)     (1,753)     (5,069)
      Proceeds from sales, calls and
           maturities of fixed maturities .................     11,702       8,460       8,603       2,321       6,457
      Proceeds from sales of equity
           securities .....................................     18,393      10,510      29,599       7,237       2,370
      Purchase of equity securities .......................    (17,729)    (10,122)    (28,173)     (8,642)     (9,768)
      Proceeds from the sale of real ......................         --       1,166          --          --          --
           estate
      Purchase of real estate .............................       (730)         (1)         --          --          --
      Purchases of mortgage loans .........................         --         (50)       (100)         --          --
      Proceeds from repayment of ..........................         --          60         120          30         230
          mortgage loans
      Purchase of property and equipment ..................       (509)       (655)     (1,874)       (537)       (522)
                                                              --------    --------    --------    --------    --------
                    Net cash provided from (used
                    in) investing activities ..............      5,466       1,473      (8,835)     (2,382)     (1,954)
                                                              --------    --------    --------    --------    --------
Cash flow provided from (used in) financing activities:

      Proceeds from additional paid-in ....................      1,600          --          --          --          --
      capital
      Proceeds from line of credit and
      notes payable .......................................      4,000      26,900       1,620          --         250
      Payments on line of credit and notes
      payable .............................................     (5,800)    (26,459)     (1,250)     (1,797)     (5,811)
      Repayments from related parties .....................      1,188         711          44          93       4,418
      Loans from related parties ..........................        344         425       1,036         189          --
                                                              --------    --------    --------    --------    --------
                    Net cash provided from (used
                    in) financing activities ..............      1,332       1,577       1,450      (1,515)     (1,143)
                                                              --------    --------    --------    --------    --------
                    Increase (decrease) in cash and
                    cash equivalents ......................       (763)       (252)        143       2,269      (2,311)
Cash and cash equivalents, beginning of year ..............      1,057         294          42          42       2,311
                                                              --------    --------    --------    --------    --------

Cash and cash equivalents, end of year ....................   $    294    $     42    $  2,311    $    185    $     --
                                                              ========    ========    ========    ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

Symons   International  Group,  Inc.  and  Subsidiaries
Notes  to  Consolidated Financial Statements


     1.Nature of Operations and Significant Accounting Policies:

Symons International Group, Inc. (the "Company") is a wholly owned subsidiary of Goran Capital, Inc. ("Goran"), a Canadian insurance holding company. The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. Nonstandard automobile represents approximately 51% of the Company's volume. The Company's products are marketed through independent agents and brokers, within a 31 state area, primarily in the Midwest and Southern United States.

The following is a description of the significant accounting policies and practices employed:

a. Principles of Consolidation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly owned subsidiaries as follows:

     o    Pafco  General  Insurance  Company   ("PGIC")--an   insurance  company
          domiciled in Indiana;

     o IGF Insurance Company ("IGF")--an insurance company domiciled in Indiana;

     o    Pafco  Premium  Finance  Company--an   Indiana-based  premium  finance
          company;

     o    Hail Plus Corp.--an Iowa-based premium finance company; and

     o    Symons   International   Group,  Inc.  of  Ft.   Lauderdale,   Florida
          ("SIG-FL")--a managing general insurance agency.

     In 1995, PGIC acquired the remaining 1.2%, or 28,335 shares, of voting interest IGF common stock for $56,670.

b. Basis of Presentation: The accompanying financial statements have been prepared in conformity with generally accepted accounting principles
     ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:

     o Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.

     o Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.

     o The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

          o Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholder's equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.

          o The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

          o    Deferred income taxes are not recognized on a statutory basis.

          o Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Indiana, principally statutory solvency.

     Net income and capital and surplus for PGIC and IGF reported on the statutory accounting basis is as follows (dollars in thousands):



                                                               December 31,
                                        ----------------------------------------------------------
                                              1993                1994                 1995
                                        ----------------     ---------------     -----------------
Capital and surplus:

      PGIC                               $     8,132          $    7,848          $  11,875

      IGF                                      2,789               4,512              9,219


                                                              Years Ended December 31,
                                        ----------------------------------------------------------
                                              1993                1994                 1995
                                        ----------------     ---------------     -----------------

Net income (loss):

      PGIC                                $   1,943             $    (571)         $   (553)

      IGF                                    (3,020)                1,511             6,574


c. Use of Estimates: The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

d. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

     e.   Investments: Investments are presented on the following bases:

          o Fixed maturities and equity securities--at market value--all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholder's equity, net of deferred tax, and accordingly, have no effect on net income.

          o    Real estate--at cost, less allowances for depreciation.

          o Mortgage loans--at outstanding principal balance. Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.

     f. Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

     g. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.

     h. Property and Equipment: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over
          31.5 years and the declining balance method for other property and equipment over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

     i. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's losses and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability.
          Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $795,000 and $948,000, at December 31, 1994 and 1995, respectively.

     j. Income Taxes: During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 for the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 8.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     k. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

     l. Accounting Changes: On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115,
          Accounting for Certain Investments in Debt and Equity Securities, ("Statement 115"). In accordance with Statement 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was an increase to stockholder's equity of approximately $139,000, net of deferred taxes of approximately $73,000, of net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.

     m. Recently Issued Accounting Pronouncements: In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 31, 1995. The Company intends to adopt SFAS No. 121 in 1996. Based upon management's review and analysis, adoption of SFAS No. 121 is not expected to have a material impact on the Company's results

       In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair-value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995.

       On May 1, 1996, GGS Management Holdings, Inc., a recently formed subsidiary of the Company, adopted a stock option plan. The purpose of the plan is to provide an incentive to the officers and employees based on the success of the Company's business enterprises. The Company has not yet quantified the impact on the adoption of SFAS No. 123.

     n. Vulnerability from Concentration: At December 31, 1995, the Company did not have a material concentration of financial instruments in an industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition.

     o. Earnings Per Share: The Company's net income per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split.

     p. Unaudited Interim Financial Statements: The consolidated financial statements for the three months ended March 31, 1995 and March 31, 1996 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. These statements are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial information set forth herein. The operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

2. Investments:

Investments are summarized as follows (dollars in thousands):


                                                   Cost or                         Estimated
                 December 31, 1994                Amortized       Unrealized         Market
                                                    Cost        Gain       Loss      Value
                                                    ----        ----       ----      -----
Fixed maturities:

      U.S. Treasury securities and obligations of
      U.S. government corporations and agencies .   $ 6,956   $    12    $  (169)   $ 6,799

      Obligations of states and political .......       311        --         --        311
      subdivisions

      Corporate securities ......................     1,779        --        (28)     1,751
                                                    -------   -------    -------    -------
          Total fixed maturities ................     9,046        12       (197)     8,861
                                                    -------   -------    -------    -------
Equity securities:

      Preferred stocks ..........................     1,502        --        (11)     1,491
      Common stocks .............................     4,501       234       (802)     3,933
                                                    -------   -------    -------    -------
                                                      6,003       234       (813)     5,424
                                                    -------   -------    -------    -------
Short-term investments ..........................       790        --         --        790

Real estate .....................................       507        --         --        507

Mortgage loan ...................................     2,940        --         --      2,940

Other loans .....................................        50        --         --         50
                                                    -------   -------    -------    -------
          Total investments .....................   $19,336   $   246    $(1,010)   $18,572
                                                    =======   =======    =======    =======



                                      December 31, 1995



Fixed maturities:
      U.S. Treasury securities and obligations of
      U.S. government corporations and agencies .   $10,978   $    63    $    (1)   $11,040

      Obligations of states and political .......     1,470        57         (1)     1,526
      subdivisions

      Corporate securities ......................       364         1         --        365
                                                    -------   -------    -------    -------
          Total fixed maturities ................    12,812       121         (2)    12,931
                                                    -------   -------    -------    -------
Equity securities:

      Preferred stocks ..........................       100         1         (4)        97
      Common stocks .............................     4,318       108       (292)     4,134
                                                    -------   -------    -------    -------
                                                      4,418       109       (296)     4,231
                                                    -------   -------    -------    -------
Short-term investments ..........................     5,283        --         --      5,283

Real estate .....................................       487        --         --        487

Mortgage loans ..................................     2,920        --         --      2,920

Other loans .....................................        50        --         --         50
                                                    -------   -------    -------    -------
          Total investments .....................   $25,970   $   230    $  (298)   $25,902
                                                    =======   =======    =======    =======

At December 31, 1995 67.67% (remainder were not rated) of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc., and 64.97% were rated at least AA by those agencies. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

The amortized cost and estimated market value of fixed maturities by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (dollars in thousands):


                                                                          December 31,
                                                  -----------------------------------------------------------
                                                             1994                             1995
                                                  ---------------------------     ---------------------------
                                                   Amortized        Estimated      Amortized       Estimated
                                                      Cost         Fair Value        Cost          Fair Value
Maturity:

     Due in one year or less ..............         $ 1,569         $ 1,573         $ 4,609         $ 4,610
     Due after one year through five years            4,181           4,074           4,988           5,051
     Due after five years through ten years           1,807           1,724           3,215           3,270
     Due after ten years ..................           1,489           1,490              --              --
                                                    -------         -------         -------         -------
          Total ...........................         $ 9,046         $ 8,861         $12,812         $12,931
                                                    =======         =======         =======         =======

Gains and losses realized on sales of investments in fixed maturities are as follows (dollars in thousands):





                            Years ended December 31,
                          ----------------------------
                           1993        1994      1995
                          ------     -----------------
Proceeds from sales       $6,630     $4,083     $7,903
Gross gains realized         132        119        106
Gross losses realized         91         29        291


Real estate is reported net of accumulated depreciation of approximately $131,000 and $143,000 for December 31, 1994 and 1995, respectively.

Investments in a single issuer greater than 10% of shareholder's equity at December 31, 1995 is as follows (dollars in thousands):



                                                                December 31, 1995
                                  ---------------------------------------------------------------------------
                                      Fixed           Equity          Mortgage      Short-term        Total
                                    Maturities       Securities        Loans        Investments    Investments
                                    ----------       ----------        -----        -----------    -----------
     Description

United States Treasury
Notes........................         $ 3,126         $    --         $    --         $    --         $ 3,126

Federal Home Loan Bank ......           4,116              --              --              --           4,116

Federal National Mortgage
Association..................           3,018              --              --              --           3,018

Federal Government
Obligation Fd 395 ...........              --           1,556              --              --           1,556

United States Treasury Bill..              --              --              --           2,666           2,666

Dreyfus Treasury
  Cash Management............              --              --              --           1,242           1,242

Comfort Inn .................              --              --           2,820              --           2,820
                                      -------         -------         -------         -------         -------
                                      $10,260         $ 1,556         $ 2,820         $ 3,908         $18,544
                                      =======         =======         =======         =======         =======

An analysis of net investment income follows (dollars in thousands):





                                             Year Ended December 31,
                                    ------------------------------------
                                       1993         1994          1995
                                    ---------    ---------    ----------
Fixed maturities ..............     $   745      $   470      $   534

Equity securities .............         362          677          256

Cash and short-term
     investments...............          78           99          194

Real estate ...................         558          273           52

Mortgage loans ................           2          132          231

Other .........................         322           96          270
                                    -------      -------      -------
   Total investment income.....       2,067        1,747        1,537

Investment expenses ...........        (578)        (506)        (364)
                                    -------      -------      -------
      Net investment income ...     $ 1,489      $ 1,241      $ 1,173
                                    =======      =======      =======

     In  1992,  PGIC  acquired  a  hotel  property  through  a deed  in  lieu of foreclosure on a mortgage it held in the amount of approximately $2,985,000. In 1993, the property was renovated and changed to a Comfort Inn. In June 1994, the property was sold for net proceeds of approximately $4,166,000, resulting in a gain on sale of approximately $147,000. Upon the sale, PGIC issued an 8% mortgage loan due in the year 2001 in the amount of approximately $3,000,000. It calls for monthly principal payments of approximately $10,000 plus interest. All payments on the mortgage were current at December 31, 1995.

     In 1995 a note with a balance outstanding of approximately $40,000 at December 31, 1994 was repaid in full. The note was guaranteed by a foreign corporation, which is 50% owned by a related party. The loan bore interest at 10% per annum and was repayable at approximately $10,000 per month plus interest. Investments with a market value of approximately $6,180,000 and $6,410,000 (amortized cost of approximately $6,245,000 and $6,296,000) as of December 31, 1994 and 1995, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss reserves on assumed business.

     Fixed maturities and short-term investments with a market value of approximately $1,636,000 (amortized cost of approximately $1,619,000) as of December 31, 1995 were pledged as collateral on the unused letter of credit of approximately $1,500,000 issued to a ceding reinsurer.


3. Deferred Policy Acquisition Costs:

Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):

                                            December 31,
                             ------------------------------------
                                 1993          1994         1995
                             -----------    ---------    --------
Balance, beginning of year     $   503      $   752      $ 1,479
Costs deferred during year       9,211        5,579        8,050
Amortization during year .      (8,962)      (4,852)      (7,150)
                               -------      -------      -------
Balance, end of year .....     $   752      $ 1,479      $ 2,379
                               =======      =======      =======

    4.Property and Equipment:
Property and equipment at are summarized as follows (dollars in thousands):

                                                   December 31,
                                  ----------------------------------------------
                                    1994        1995       Accumulated     1995
                                    Net         Cost       Depreciation    Net
                                  --------    --------     ---------     -------
Land .........................     $   226     $   226      $    --      $   226
Buildings ....................       3,180       4,006         (797)       3,209
Office furniture and equipment         229       1,256         (646)         610
Automobiles ..................           2           5           (4)           1
Computer equipment ...........         599       2,235         (779)       1,456
                                   -------     -------      -------      -------
                                   $ 4,236     $ 7,728      $(2,226)     $ 5,502
                                   =======     =======      =======      =======


Accumulated depreciation at December 31, 1994 was approximately $1,589,000. Depreciation expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 were approximately $294,000, $374,000, and
$637,000, respectively.


5. Other Assets:

Included in other assets in the accompanying Consolidated Balance Sheets are intangible assets composed of goodwill of approximately $150,000 at December 31, 1994. Goodwill was amortized on a straight-line basis over a two- to five-year period. Amortization of intangible assets were approximately $439,000, $178,000, and $150,000 in 1993, 1994 and 1995, respectively.


6. Line of Credit and Notes Payable:

Line of credit and notes payable consists of the following (dollars in thousands):

                                                                 December 31,
                                                       --------------------------------
                                                           1994               1995
                                                       --------------    --------------
Term loan note, bank, due in quarterly
     installments of $500 commencing
     June 30, 1993, plus interest at
     prime plus 2% 10.5% at December 31, 1994),
     maturing June 30, 1995.                            $   1,000            $    --

Revolving  line of  credit,  not to exceed
     $6,000,  due May 15,  1996.
     Interest  payable  monthly at prime
     plus 0.5% (9% and 9.5% at  December
     31, 1995 and 1994,  respectively).
     See below for collateralization and
     restrictive covenants.                                  4,191             5,811

Promissory note, maturing July 1, 1996,
     at prime plus 1% (9.5% at December 31, 1994).             250                --
                                                       -----------           -------
                                                       $     5,441           $ 5,811
                                                       ===========           =======

At December 31, 1995, IGF maintained a revolving bank line of credit in the amount of $6,000,000. At December 31, 1995, the outstanding balance was approximately $5,811,000. Interest on this line of credit was at the bank's prime rate (8.5% at December 31, 1995) plus 0.5% adjusted daily. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation ("FCIC") annual settlement and FCIC premium tax recoverable, and a first lien on the real estate owned by IGF. The line requires IGF to maintain its primary banking relationship with the issuing bank, limits dividend payments and capital purchases and requires the maintenance of certain financial ratios. At December 31, 1995, IGF was in compliance with or had obtained waivers for all covenants associated with the line.

In May 1996, IGF renewed its line of credit with the same bank expiring in June 1997. The new facility is in the amount of $7,000,000 and bears an interest rate of .25% above the New York prime rate. The weighted average interest rate on the line of credit was 6.0%, 8.1%, and 9.7% during December 31, 1993, 1994 and 1995, respectively.


7. Unpaid Losses and Loss Adjustment Expenses:

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):

                                                Years Ended December 31,
                                          --------------------------------
                                            1993        1994        1995
                                          -------     -------    ---------
Balance at January 1 ................     $30,924     $54,143     $29,269

Less reinsurance recoverables .......      11,643      36,891      12,542
                                          -------     -------     -------
           Net balance at January 1 .      19,281      17,252      16,727
                                          -------     -------     -------
Incurred related to:

      Current year ..................      23,931      26,268      35,184

      Prior years ...................       1,149         202         787
                                          -------     -------     -------
           Total incurred ...........      25,080      26,470      35,971
                                          -------     -------     -------
Paid related to:

      Current year ..................      14,877      16,647      21,057

      Prior years ...................      12,232      10,348      10,018
                                          -------     -------     -------
           Total paid ...............      27,109      26,995      31,075
                                          -------     -------     -------
           Net balance at December 31      17,252      16,727      21,623
Plus reinsurance recoverables .......      36,891      12,542      37,798
                                          -------     -------     -------
Balance at December 31 ..............     $54,143     $29,269     $59,421
                                          =======     =======     =======

The foregoing reconciliation shows that deficiencies of approximately $1,149,000, $202,000, and $787,000 in the December 31, 1992, 1993, and 1994
liability for losses and loss adjustment expenses, respectively, emerged in the following year. These deficiencies resulted from higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

Liabilities for loss and loss adjustment expenses have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, a liability has been established to cover additional exposure on both known and unasserted claims. These liabilities are reviewed and updated continually.


8. Income Taxes:

The Company files a consolidated federal income tax return with its subsidiaries. An intercompany tax sharing agreement between the Company and its subsidiaries provides that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 34% to income before income taxes and the income tax provision is as follows (dollars in thousands):



                                                         Years Ended
                                                         December 31,
                                            ----------------------------------
                                               1993         1994        1995
                                               ----         ----        ----
Computed income taxes at statutory rate     $  (444)     $   468      $ 2,531

Dividends received deduction ..........         (25)         (30)         (54)

Tax-exempt interest ...................         (37)         (36)         (32)

Change in valuation allowance .........         696      (1,492)        (237)

Other .................................        (107)         372          411
                                            -------      -------      -------
      Income taxes ....................     $    83      $  (718)     $ 2,619
                                            =======      =======      =======

State income taxes for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 are not significant. Therefore, state income taxes have been recorded in general and administrative expenses and not as part of income taxes.

As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was approximately $1,175,000 and is reflected in the Consolidated Statement of Operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.

The net deferred tax asset is comprised of the following (dollars in thousands):

                                                           December 31,
                                                     ---------------------
                                                        1994        1995
                                                     ---------    --------
Deferred tax assets:

      Unpaid losses and loss adjustment expenses     $   750      $   422

      Unearned premiums                                  505          764

      Allowance for doubtful accounts                    411          315

      Unrealized losses on investments                   260           23

      Net operating loss carryforwards                   595          457

      Other                                              374          411
                                                     -------      -------
                                                       2,895        2,392

Valuation allowance                                      260           23
                                                     -------      -------
          Net deferred tax asset                       2,635        2,369
                                                     -------      -------
Deferred tax liabilities:

      Deferred policy acquisition costs                 (503)        (809)

      Other                                             (130)        (139)
                                                     -------      -------
                                                        (633)        (948)
                                                     -------      -------
          Net deferred tax asset                     $ 2,002      $ 1,421
                                                     =======      =======

The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. At December 31, 1994 and 1995, approximately $260,000 and $23,000 respectively, of deferred tax assets relating to net unrealized capital losses on fixed maturity and equity securities available for sale were available to be recorded in shareholder's equity before considering a valuation allowance. For federal income tax purposes, capital losses may be used only to offset capital gains in the current year or during a three-year carryback and five-year carryforward period. Due to these restrictions, and the uncertainty at that time of future capital gains, these deferred tax assets were fully offset in 1994 and 1995 by a valuation allowance of approximately $260,000 and $23,000, respectively. No additional valuation allowance was established as of December 31, 1994 or 1995 on the remaining deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets. During 1994, as a result of the Company's improved operations, the valuation allowance related to the net operating loss carryforwards was reduced. Management considers primarily the scheduled reversal of deferred tax liabilities and carryback provisions in making this assessment.

As of December 31, 1995, the Company has unused net operating loss carryovers available as follows (dollars in thousands):


                                                           Amount
                                                       ---------------



 Years ending not later than December 31:
       2000                                             $        1,217
       2002                                                        126
                                                       ---------------
           Total                                        $        1,343
                                                        ==============

Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.


9. Reinsurance:

The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on substantial individual risks. Such reinsurance includes quota share, excess of loss, stop-loss and other forms of reinsurance on essentially all property and casualty lines of insurance. In addition, the Company assumes reinsurance on certain risks. The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.

Approximately 77% of amounts recoverable from reinsurers are with the FCIC, a branch of the federal government. Another 12% of uncollateralized recoverable amounts are with a company which maintains an A.M. Best rating of A+. Company management believes amounts recoverable from reinsurers are collectible.

Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were approximately $36,891,000, $12,542,000, and $37,798,000, as of December 31, 1993, 1994 and 1995, respectively. These amounts are reported gross of the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows (dollars in thousands):



                           December 31, 1993       Direct      Assumed       Ceded          Net
                                                 ---------    --------     ---------     --------
Premiums written                                 $ 88,847     $     89     $(57,176)     $ 31,760

Premiums earned                                    88,506           84      (57,162)       31,428

Incurred losses and loss adjustment               106,871        4,728      (86,519)       25,080
expenses

Commission expenses (income)                       15,787          149      (17,195)       (1,259)

                           December 31, 1994

Premiums written                                 $102,178     $    956     $(67,995)     $ 35,139

Premiums earned                                    96,053        1,308      (65,235)       32,126

Incurred losses and loss adjustment                57,951        1,588      (33,069)       26,470
expenses

Commission expenses (income)                       19,619           48      (24,174)       (4,507)

                           December 31, 1995



Premiums written                                 $123,381     $  1,253     $(71,187)     $ 53,447

Premiums earned                                   116,860        1,256      (68,475)       49,641

Incurred losses and loss adjustment               125,382        2,839      (92,250)       35,971
expenses

Commission expenses (income)                       17,177          174      (27,092)       (9,741)


10. Related-party Transactions:

The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Symons International Group, Ltd. ("SIG Ltd."), Goran's parent, Granite Insurance Company ("Granite"), and Granite Reinsurance Company, Ltd. ("Granite Re"), Goran's subsidiaries.

The following balances were outstanding (dollars in thousands):

                                                                  December 31,
                                                              ------------------
                                                                1994       1995
                                                              ------     ------



Investments in and advances to related parties:

      Nonredeemable, nonvoting preferred stock of Granite     $  702     $  702

      Secured notes receivable from related parties            1,395      1,355

      Unsecured mortgage loan from director and officer          278        278

      Due from directors and officers                            212        199

      Other receivables from related parties                     361        418
                                                              ------     ------

                                                              $2,948     $2,952
                                                              ======     ======

Payable to affiliates:

      Loan and related interest payable to Goran              $2,024     $2,232

      Loan and related interest payable to Granite Re          3,218      3,733

      Other payables to Goran                                    146        500

      Other payables to related parties                            2          9
                                                              ------     ------
                                                              $5,390     $6,474
                                                              ======     ======

The following transactions occurred with related parties (dollars in thousands):



                                                       Years Ended
                                                       December 31,
                                             ------------------------------
                                              1993        1994        1995
                                             ------      ------      ------



Management fees charged by Goran             $  300      $  494      $  414

Reinsurance under various treaties, net:

      Ceded premiums earned                     (23)        (73)      5,235

      Ceded losses and loss
          adjustment expenses incurred           44          --       2,612

      Ceded commissions                          --          --       1,142

Consulting fees charged by
     various related parties                     50          75          26

Interest charged by Goran                       188         188         208

Dividend income from Granite Re                  70          18          --

Interest charged by Granite Re                  283         312         346


Included in Secured notes receivable from related parties is a note for approximately $1,700,000 to a third-party corporation ("TPC") carrying a principal balance with capitalized interest of approximately $1,355,000 at December 31, 1995 and 1994. The loan is collateralized by a guarantee and a collateral mortgage from a corporation, one-third of which is owned by an individual who is related to the majority shareholder of SIG Ltd. The TPC loaned the approximately $1,700,000 to SIG Ltd. The renewed promissory note is payable on demand and bears interest at 7.8% per annum. The guarantee is collateralized by 200,000 common shares of Goran common stock. Also included in Secured notes receivable from related parties is a loan receivable held by PGIC in the amount of approximately $40,000 as of December 31, 1994.

The unsecured mortgage loan to the Chairman and CEO of the Company was amended in 1995 to extend the payment terms. The loan is due and payable on May 8, 1999 and bears interest at 7% per annum. Interest payments on the loan are due monthly.

Amounts due from directors and officers of the Company bear interest at 6.11% per annum, payable semiannually. Subsequent to year end, the rate was changed to the 180-day treasury bill rate. Loan principal is payable on demand.

The loan payable, including accrued interest, to Goran of approximately $2,024,000 and $2,232,000, at December 31, 1994 and 1995, respectively, bears interest at 10% per annum. The loan plus accrued interest is payable on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $188,000 and $396,000, respectively.

During 1992, Granite Re loaned the Company approximately $2,500,000. An additional approximately $200,000 was loaned to Granite Re in 1995. The loan bears interest at 10% per annum and is due on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $718,000 and $1,064,000, respectively.


11. Effects of Statutory Accounting Practices and Dividend Restrictions:

At December 31, 1994 and 1995, PGIC's statutory capital and surplus was approximately $7,848,000 and $11,875,000, respectively, and IGF's statutory capital and surplus was approximately $4,512,000 and $9,219,000, respectively. The minimum regulatory requirement for capital and surplus is approximately
$1,250,000. The Indiana statute allows 10% of surplus as regards policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. Statutory requirements place limitations on the amount of funds which can be remitted to the Company from PGIC and to PGIC from IGF.

Subsequent to Board of Directors and regulatory approval, IGF declared and paid in December 1995 an extraordinary dividend to PGIC in the amount of $2 million on the 2,494,000 shares of convertible preferred stock owned by PGIC. In December 1995, upon Board of Directors of PGIC and regulatory approval, PGIC declared and paid to the Company a $1.5 million extraordinary dividend on the common stock owned by the Company.

12.Regulatory Matters:

PGIC and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance ("IDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance
Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

IGF received written approval through June 30, 1996 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1995, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit (loss) results of the FCIC business, net of reinsurance, of approximately $(1,515,000), $3,257,000, and $9,653,000, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1993, 1994, and 1995, respectively, in the accompanying Consolidated Statements of Operations.

During the year, IGF and PGIC entered into a reinsurance agreement in which IGF ceded approximately $17,696,000 of multi-peril crop business to PGIC, who in turn ceded it to the FCIC. As a matter of course, intercompany reinsurance agreements are filed with the IDOI for their approval. IDOI approval has not yet been received with respect to this agreement; however, management believes it will be received in due course.

The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC, Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by PGIC, IGF or regulators. PGIC'S Ratio was 163% at December 31, 1995, respectively, which is at the "company action level" as defined by the NAIC RBC model law. At this level, PGIC must submit a corrective action plan. After the spin-off of IGF (see Note 18), PGIC's Ratio will be 342%, well above the minimum of 200%. As of December 31, 1995, IGF had a Ratio that was in excess of the minimum RBC requirements.

13. Leases:

The Company has certain commitments under long-term operating leases, principally for equipment. Rental expense under these commitments were approximately $186,000, $248,000, and $297,000 for 1993, 1994 and 1995,
respectively. Future minimum lease payments required under these noncancelable operating leases are as follows (dollars in thousands):

                  1996              $        181

                  1997                        89

                  1998                        26

                  1999                         8

                  2000                         8
                                   --------------



                        Total       $        312
                                   --------------



14.Contingencies:

The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the subsidiaries. These actions were considered by the Company in establishing its loss reserves. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

IGF is responsible for the administration of a run-off book of business. FCIC has requested that IGF take responsibility for the claim liabilities under its administration of these policies, and IGF has requested reimbursement of certain expenses from the FCIC with respect to this run-off activity. It is the Company's opinion, and that of its legal counsel, that there is no material liability on the part of the Company for claim liabilities of other companies under IGF's administration.

The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognized its obligations for guaranty fund assessments when it received notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

15. Supplemental Cash Flow Information:
Cash paid for interest and income taxes are summarized as follows (dollars in thousands):

                                         December 31,
                                ----------------------------
                                 1993       1994       1995
                                ------     ------     ------



Cash paid for interest          $1,217     $  685     $  553

Cash paid for income taxes,
   net of refunds                  372        166      1,953


During 1994, IGF exchanged 700,000 shares of Granite Reinsurance Company, Ltd. stock for 9,800 shares of Granite Insurance Company stock, recording no gain or loss. In addition, PGIC exchanged an investment in real estate for a mortgage loan of approximately $3,000,000 plus cash of approximately $1,166,000.


16. Disclosures About Fair Values of Financial Instruments:

     The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of the Company's financial instruments. Considerable judgment is required to develop these fair values and, accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

     a. Fixed Maturity and Equity Securities: Fair values for fixed maturity and equity securities are based on market values obtained from the NAIC Securities Valuation Office. Such values approximate quoted market prices from published information.

     b. Mortgage Loan: The estimated fair value of the mortgage loan on real estate on the Comfort Inn property was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's market price or the fair value of the collateral if the loan is collateral dependent.

     c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying balance sheets approximates their fair value.

     d. Short-term and Long-term Debt: Fair values for long-term debt issues are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. In 1994, the rates on long-term debt ranged from 9% to 9.5%, which approximates the current rate for similar types of borrowing arrangements. For short-term debt, the carrying value approximates fair value.

     e. Advances to Related Parties and Payables to Affiliates: It is not practicable to determine the fair value of the advances to related parties or the payables to affiliates as of December 31, 1995, because these are related party obligations and no comparable fair value measurement is available.

17. Segment Information:


The Company has two business segments: Nonstandard automobile and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile coverages through a network of independent general agencies. These products are sold throughout the Midwest by PGIC in eight states and IGF in two states. Effective in the first quarter of 1996, all nonstandard automobile business will be retained in PGIC (see Note 18). The Crop segment writes Multi-peril crop insurance ("MPCI") and crop hail insurance in 31 states through independent agencies with its primary concentration in the Midwest. Activity which is not included in the major business segments is shown as "Corporate and Other."

"Corporate and Other" includes operations not directly related to the business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt and unallocated overhead expenses).

The revenue and pre-tax income by segment are as follows (dollars in thousands):


                                                                                    Years Ended December 31,
                                                                            ------------------------------------
                                                                              1993          1994          1995
                                                                            --------      --------      --------
Revenue:
      Nonstandard automobile                                                $ 28,733      $ 27,784      $ 36,363
      Crop                                                                     4,742         4,873        12,830
      Corporate and other                                                        209         2,173         3,451
                                                                            --------      --------      --------
          Total revenue                                                     $ 33,684      $ 34,830      $ 52,644
                                                                            ========      ========      ========
Income (loss) before income taxes, discontinued
     operations, cumulative effect of a change in accounting
     principle, and minority interest:

      Nonstandard automobile                                                $  5,726      $    772      $ (1,989)
      Crop                                                                    (3,735)        2,152        11,040
      Corporate and other                                                     (3,297)       (1,549)       (1,607)
                                                                            --------      --------      --------
          Total income (loss) from continuing  operations before taxes, discontinued operations, cumulative effect of a change in
                    accounting principle, and minority interest             $ (1,306)     $  1,375      $  7,444
                                                                            ========      ========      ========

18. Subsequent Events (Unaudited):

On May 1, 1996, the Company entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGS Management Holdings, Inc. ("GGSH") to be owned 52% by the Company and 48% owned by investment funds associated with Goldman, Sachs & Co. ("Goldman Funds"). In accordance with the Agreement, the Company contributed certain fixed assets and PGIC with a combined book value, determined in accordance with generally accepted accounting principles, of at least $15,300,000, to GGSH. If the contribution of the Company is less than $15,300,000, Goran will be required to contribute the amount of the deficiency in cash to GGSH. If the contribution of the Company to GGSH is more than $15,300,000, the Company will be permitted to pay a dividend in the amount of the excess of $15,300,000 with priority given to certain assets up to the amount of the excess. Goldman Funds contributed approximately $21,200,000 to
GGSH,  in  accordance   with  the  Agreement.

In connection with the above transactions, GGSH acquired all of the outstanding shares of common stock of Superior Insurance Company and its wholly owned subsidiaries, Superior American Insurance Company and Superior Guaranty Insurance Company, insurance companies domiciled in Florida, (collectively referred to as "Superior") for cash of approximately $66,390,650. In conjunction with the acquisition, the Company's funding was through a senior bank facility of approximately $48,000,000 and a cash contribution from Goldman Funds of approximately $21,200,000. PGIC also transferred all of the outstanding shares of IGF capital stock to the Company's newly formed subsidiary, IGF Holdings, Inc. Although the Company believes the plan of reorganization or spin off did not result in gain or loss, no assurance can be given that the Internal Revenue Service will not challenge the transaction.

The contribution of PGIC common stock to GGS Holdings is being accounted for in a manner similar to a pooling-of-interests. Accordingly, no gain or loss shall be recognized in connection with this transaction. The purchase of Superior shall be accounted for in accordance with the purchase method of accounting. In April 1996, the Board of Directors declared an $11,000,000 distribution to Pafco in the form of cash of $7,500,000 and a note payable of $3,500,000. The sale of IGF will increase PGIC's statutory surplus by approximately $1,756,000.

Effective January 1, 1996, the Company transferred SIG-FL to Goran at its net book value. At December 31, 1995, the net book value of SIG-FL was approximately $2,000. The Company received approximately $2,000 consideration. Accordingly, no gain or loss was recognized in 1996 on the transaction.

In July 1996, the Company expects to file an initial draft of Form S-1 Registration Statement with the Securities and Exchange Commission in anticipation of an initial public offering ("IPO") of common stock. The Company intends to sell up to 3,000,000 shares of newly issued common stock to the general public. A maximum of 30% (not assuming any of the underwriters' overallotment is exercised) of the total outstanding common shares will be sold. After completion of the IPO, it is expected that Goran will own 70% of the total common stock outstanding. It is uncertain at this time what the total net sale proceeds to the Company will be from the IPO.

On July 29, 1996, the Board of Directors approved an increase in the authorized common stock of the Company from 1,000 shares to 100,000,000 shares. The common stock remains at no par value. On July 29, 1996, the Board approved a 7,000-for-1 stock split of the Company's issued and outstanding shares. All share and per share amounts have been restated to retroactively reflect the stock split. On July 29, 1996, the Board of Directors authorized the issuance of 50,000,000 shares of Preferred Stock. No Shares of Preferred Stock have been issued.

On April 29, 1996, PGIC and IGF entered into a 100% quota share reinsurance agreement, whereby all of IGF's nonstandard automobile business from 1996 and forward will be ceded to PGIC effective January 1, 1996.

On April 29, 1996, PGIC retroactively ceded all of its commercial business relating to 1995 and previous years to Granite Re, with an effective date of January 1, 1996. Amounts ceded for outstanding losses and loss adjustment expenses and unearned premiums were approximately $3,519,000 and $2,380,000, respectively. On this date, PGIC also entered into a 100% quota share reinsurance agreement with Granite Re, whereby all of PGIC's commercial business from 1996 and forward will be ceded to Granite Re effective January 1, 1996.

For purposes of disclosing the pro forma effect of the Company's ownership interest in GGSH, the Company has reflected GGSH as a consolidated entity of the Company. There can be no assurance, however, that the Company will consolidate GGSH into the historical consolidated financial statements of the Company in future periods, as the Company has not yet determined the impact of this transaction.

Assuming that the above  transactions took place (excluding the IPO) at December
31,  1995,  the  pro  forma  effect  on  selected   accounts  on  the  Company's
consolidated balance sheet is as follows (dollars in thousands):

                                                         December 31,
                                                           1995
                                                  ----------------------
                                                        (unaudited)
         Total invested assets and cash            $      155,758
         Total assets                                     320,774
         Total liabilities                                309,736
         Total stockholders' equity                        11,038


Assuming that these transactions took place (excluding the IPO) at January 1, 1995 or at January 1, 1996, the pro forma effect of these transactions on the Company's consolidated statement of operations is as follows:

                                               December 31,         March 31,
                                                   1995              1996
                                          -------------------  -----------------
                                                         (unaudited)
         Revenues                          $     160,179            $   47,322
         Net income                                5,640                 2,295
         Net income per common share                0.81                  0.33


The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

Report of Independent Accountants


Board of Directors and Stockholders of
Superior Insurance Company, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1993.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board's Statement No. 109 Accounting for Income Taxes during the year ended December 31, 1993.


                                                  /s/ Coopers & Lybrand L.L.P.

Atlanta, Georgia
June 14, 1996

Superior Insurance Company, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 1994 and 1995 and March 31, 1996
(in thousands, except share data)




                                                                               December 31,           March 31,
                                                                   --------------------------------
                                ASSETS                                 1994             1995             1996
                                                                   --------------   --------------   ----------
Assets:                                                                                               (unaudited)
      Investments:
            Available for sale:
                Fixed maturities, at market                            $93,860          $99,556         $101,013

                Equity securities, at market                             7,140            8,070            8,639

            Short-term investments, at amortized cost,                   5,538            8,462           10,852
            which approximates market

            Other investment, at cost                                      808              274              274

      Cash and cash equivalents                                             11            1,430              108

      Receivables (net of allowance for doubtful
      accounts of $310 and
            $500 at December 31, 1994 and 1995,
            respectively, and $500 (unaudited) at                       31,425           30,209           31,543

            March 31, 1996)

      Reinsurance recoverable on unpaid losses                           1,099              987              987

      Federal income tax receivable                                       3521                -                -

      Accrued investment income                                          1,888            1,602            1,979

      Deferred policy acquisition costs                                  9,004            7,574            7,853

      Deferred income taxes                                              3,785               44            1,309

      Property and equipment                                               357              697              654

      Other assets                                                       3,428            1,225            1,165
                                                                      --------         --------         --------
            Total assets                                              $161,864          $160,130          $166,376
                                                                      --------         --------         --------
             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

      Losses and loss adjustment expenses                              $54,577          $47,112          $45,700

      Unearned premiums                                                 44,593           41,048           44,516

      Draft payables                                                     6,509            6,070            6,680

      Accrued expenses                                                   4,307            4,107            5,542

      Federal income tax payable                                             -              177            1,185
                                                                      --------         --------         --------
                      Total liabilities
                                                                       109,986           98,514          103,623
                                                                      --------         --------         --------
Stockholders' equity:

      Common stock, $100 par value, 30,000                               3,000            3,000            3,000
      shares authorized, issued and outstanding
      outstanding

      Additional paid-in capital                                        37,025           37,025           37,025

      Unrealized (loss) gain on investments, net of deferred tax (benefit) expense of

            $(412) in 1994, $2,605 in 1995 and $1,702                     (765)           4,838            3,161
            (unaudited) at March 31, 1996

      Retained earnings                                                 12,618           16,753           19,567
                                                                      --------         --------         --------
                      Total stockholders' equity                        51,878           61,616           62,753
                                                                      --------         --------         --------
                      Total liabilities and stockholders' equity      $161,864         $160,130         $166,376
                                                                      --------         --------         --------

The accompanying notes are an integral part of the consolidated financial statements.

Superior Insurance Company, Inc. and Subsidiaries
Consolidated Statements of Operations
for the years ended December 31, 1993, 1994 and 1995
and the three months ended March 31, 1995
and 1996
(in thousands)

                                                                     Years ended                Three months ended
                                                                                              ----------------------
                                                                     December 31,                      March 31,
                                                      ------------------------------------    ----------------------
                                                          1993         1994          1995        1995          1996
                                                      ----------    ----------       ----        ----          ----
Gross premiums written                                  $115,660     $112,906      $94,756      $21,954      $32,289

Less ceded premiums                                         (366)        (391)        (686)           -         (163)
                                                       ---------    ---------    ---------    ---------    ---------
                      Net premiums written               115,294      112,515       94,070       21,954       32,126

Change in unearned premiums                                2,842          322        3,544        3,712       (3,467)
                                                       ---------    ---------    ---------    ---------    ---------
                      Net premiums earned                118,136      112,837       97,614       25,666       28,659
Net investment income                                      8,170        7,024        7,093        1,826        1,807

Other income                                               5,879        3,344        4,171        1,285        1,473

Net realized capital gain (loss)                           3,559         (200)        1954          103           29
                                                       ---------    ---------    ---------    ---------    ---------
                      Total revenues                     135,744      123,005      110,832       28,880       31,968
                                                       ---------    ---------    ---------    ---------    ---------
Expenses:

      Losses and loss adjustment
      expenses                                            85,902       92,378       72,343       19,364       19,511

      Policy acquisition and general and
      administrative expenses                             36,292       38,902       32,705        8,864        8,188
                                                       ---------    ---------    ---------    ---------    ---------

                      Total expenses                     122,194      131,280      105,048       28,228       27,699
                                                       ---------    ---------    ---------    ---------    ---------
                      Income (loss) before income
                        taxes and cumulative
                        effect of change in               13,550       (8,275)       5,784          652        4,269
                        accounting principle           ---------    ---------    ---------    ---------    ---------

Income taxes:

      Current income tax expense                           3,207       (2,770)         925         (596)       1,817
      (benefit)

      Deferred income tax expense (benefit)                  774       (1,030)         724          689         (362)
                                                       ---------    ---------    ---------    ---------    ---------

                      Total income taxes                   3,981       (3,800)       1,649           93        1,455
                                                       ---------    ---------    ---------    ---------    ---------
                     Income (loss) before
                      cumulative effect of a
                          change in accounting             9,569       (4,475)       4,135          559        2,814
                          principle

                      Cumulative effect of a               1,389            -            -            -            -
                      change in accounting principle
                                                       ---------    ---------    ---------    ---------    ---------

                      Net income (loss)                  $10,958      $(4,475)      $4,135         $559       $2,814
                                                       =========      =======    =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

Superior Insurance Company, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (in thousands)

                                                                                    Unrealized
                                                                    Additional       (Loss)                          Total
                                                       Common        Paid-in           on          Retained       Stockholders'
                                                       Stock         Capital       Investment      Earnings          Equity
                                                       -----         -------       ----------      --------          ------
Balance at January 1, 1993                              1,500        $37,025           $655         $29,635         $68,815

      Change in unrealized (loss)
      gain on investments,
           net of deferred taxes                            -              -          3,983               -           3,983

      Cash dividends paid                                   -              -              -         (10,000)        (10,000)

      Common stock dividends                            1,500              -              -          (1,500)              -
      paid

      Net income                                            -              -              -          10,958          10,958
                                                     --------       --------       --------        --------        --------
Balance at December 31, 1993                            3,000         37,025          4,638          29,093          73,756

      Change in unrealized (loss)
      gain on investments,
           net of deferred taxes                            -              -         (5,403)              -          (5,403)

      Cash dividends paid                                   -              -              -         (12,000)        (12,000)
      Net loss                                              -              -              -          (4,475)         (4,475)
                                                     --------       --------       --------        --------        --------
Balance at December 31, 1994                            3,000         37,025           (765)         12,618          51,878
       Change in unrealized (loss)
      gain on investments,
           net of deferred taxes                            -              -          2,166               -           2,166
           (unaudited)
      Net income (unaudited)                                -              -              -             559             559
                                                     --------       --------       --------        --------        --------
Balance at March 31, 1995 (unaudited)                   3,000         $3,025         $1,401         $13,177         $54,603
                                                        =====         ======         ======         =======         =======





Balance at December 31, 1994                            3,000        $37,025          $(765)        $12,618         $51,878
      Change in unrealized (loss)
      gain on investments,
           net of deferred taxes                            -              -          5,603               -           5,603

      Net income                                            -              -              -           4,135           4,135
                                                     --------       --------       --------        --------        --------
Balance at December 31, 1995                            3,000         37,025          4,838          16,753          61,616
                                                     --------       --------       --------        --------        --------

      Change in unrealized (loss)
      gain on investments
           net of deferred taxes                            -              -         (1,677)              -          (1,677)
           (unaudited)

      Net income (unaudited)                                -              -              -           2,814           2,814
                                                     --------       --------       --------        --------        --------

Balance at March 31, 1996                               3,000        $37,025         $3,161         $19,567         $62,753
   (unaudited)                                         ======        =======         ======         =======         =======


The accompanying notes are an integral part of these consolidated financial statements.

Superior Insurance Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (in thousands)



                                                                             Years ended                  Three months ended
                                                                             December 31,                       March 31,
                                                                    -----------------------------          -----------------
                                                                    1993       1994          1995          1995        1996
                                                                    ----       ----          ----          ----        ----
                                                                                                              (unaudited)
Cash flows from operating activities:
  Net income (loss)                                              $10,958      $(4,475)      $4,135         $559       $2,814

  Adjustments to reconcile net income
  to net cash provided from
        (used in) operations:

            Net amortization on fixed maturities                     909          499          205           46           67

            Depreciation of property and                             128          185          214           40           64
            equipment

            Deferred income tax expense                             (615)         724          689            -
            (benefit)                                             (1,030)

            Net (gain) loss on sale of fixed                      (3,546)         210       (1,940)         (67)         (29)
            assets and investments

            Net changes in operating assets and liabilities:

                  Receivables                                     (4,052)      (1,303)       1,216        4,547       (1,334)

                  Reinsurance recoverable on                         (12)           -           49           18            -
                  unpaid losses

                  Accrued investment income                          504          524          286           48         (377)

                  Federal income taxes receivable                    (23)       3,698         (597)         646       (4,075)
                  (payable)

                  Deferred policy acquisition costs                  248          (78)       1,430          814         (279)

                  Other assets                                        89       (2,382)       2,203        4,528           60

                  Losses and loss adjustment
                  expenses                                        (4,260)         985       (7,402)      (3,323)      (1,412)

                  Unearned premiums                               (2,842)        (322)      (3,545)      (3,712)       3,468

                  Drafts payable
                                                                  (2,091)      (1,897)        (439)        (196)         610

                  Accrued expenses                                     -        4,307         (200)        (994)       1,435
                                                               ---------    ---------    ---------    ---------    ---------

                      Net cash provided from (used
                      in) operations                              (4,605)      (8,852)         634        1,793        5,733
                                                               ---------    ---------    ---------    ---------    ---------
Cash flow from investing activities:

      Net (purchases) sales of short-term                          5,322        1,845       (2,924)       1,360       (2,390)
      investments

      Proceeds from sales, calls and
      maturities of fixed maturities                               9,866       77,224       58,725       17,621       17,131

      Purchases of fixed maturities
                                                                 (76,991)     (64,678)     (56,222)     (21,223)     (21,460)

      Proceeds from sales of equity
      securities                                                  91,397      136,121       87,319       21,003       22,768

      Purchase of equity securities
                                                                 (92,605)    (133,482)     (86,663)     (21,187)     (23,083)

      Proceeds from the sale of other                                  -            -        1,105          953            -
      investments

      Proceeds from sales of property and                             30           33            -            -            -
      equipment

      Purchases of property and equipment                           (388)       (198)         (555)        (107)         (21)
                                                               ---------    ---------    ---------    ---------    ---------
                          Net cash provided from (used
                          in) investing activities                18,631       16,865          785       (1,580)      (7,055)
                                                               ---------    ---------    ---------    ---------    ---------
Cash flow from financing activities:

      Payment of dividends                                             -            -            -      (10,000)     (12,000)
                                                               ---------    ---------    ---------    ---------    ---------
                          Net cash (used in) financing                 -            -            -      (10,000)     (12,000)
                          activities
                                                               ---------    ---------    ---------    ---------    ---------
                          Increase (decrease) in cash              4,026       (3,987)       1,419          213       (1,322)
                          and cash equivalents

Cash and cash equivalents, beginning                                 (28)       3,998           11           11        1,430
of year
                                                               ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents, end of year                            $3,998          $11       $1,430         $224         $108
                                                               ---------    ---------    ---------    ---------    ---------
Supplemental cash flow information:

      Cash paid for income taxes, net of refunds                  $3,230       $1,305      $(2,773)          $0         $809
                                                               =========    =========    =========    =========     ========



The accompanying notes are an integral part of these consolidated financial statements.

Superior Insurance Company, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands)


 1.    Nature of Operations and Significant Accounting Policies:

     Superior Insurance Company, Inc. ("Superior" or the "Company") was a wholly-owned subsidiary of Interfinancial Inc. (the "Parent"). Interfinancial Inc. is a wholly-owned subsidiary of Fortis, Inc. Fortis, Inc. is equally owned by Fortis AMEV, The Netherlands ("AMEV") and Fortis AG, Brussels, Belgium. As further discussed in Note 14 the Company was sold by the Parent to GGS Holdings on May 1, 1996.

     The Company writes primarily private passenger automobile insurance coverage. Approximately one-half of the Company's business is written in the State of Florida. As such, a significant portion of agents' balances and uncollected premiums is due from Florida policyholders.

     The following is a description of the significant accounting policies and practices employed:

Principles of Consolidation

The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly owned subsidiaries as follows:
Superior American Insurance Company ("Superior American") and Superior Guaranty Insurance Company ("Superior Guaranty").

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:

     o Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.

     o Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.

     o The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

(Dollars in thousands)


    1. Nature of Operations and Significant Accounting Policies, continued:

     o Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholder's equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.

     o The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

     o    Deferred income taxes are not recognized on a statutory basis.

     o Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Florida, principally statutory solvency.

A reconciliation of statutory net income and capital and surplus to GAAP net income and stockholders' equity for Superior Insurance Company is as follows:


                                       1993                        1994                        1995
                          -------------------------     -------------------------   ---------------------
                             Capital                      Capital          Net        Capital
                               and            Net           and          Income         and           Net
                             Surplus        Income        Surplus        (Loss)       Surplus       Income
                             -------        ------        -------        ------       -------       ------
Statutory balance            $56,656       $10,597       $43,577          $201       $49,277        $5,639

Non-admitted assets              130             -           225             -           472             -

Investments market             5,571             -        (1,988)            -         5,279             -
value adjustment

Deferred acquisition           8,926          (248)        9,004            78         7,574        (1,430)
costs

Losses and loss                2,677            59        (1,600)       (4,822)            -           600
adjustment expense

Deferred income tax             (154)          615         3,785         1,030            44          (724)

Rent rebate                        -             -          (333)         (333)         (277)           55

Pension and other                (50)           49          (548)         (479)         (667)         (120)
postretirement benefits

Other                              -          (114)         (244)         (150)          (86)          115
                            --------      --------      --------      --------      --------      --------

GAAP balance                 $73,756       $10,958       $51,878       $(4,475)      $61,616        $4,135
                             =======       =======       =======       =======       =======        ======


Premiums

Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

Investments

During 1993, the Company adopted Financial Accounting Standards Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, invest- ments are presented on the following bases: o Fixed maturities and equity securities - at market value - all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholder's equity.

     o    Short-term investments - at amortized cost, which approximates market

     o    Other investment - at cost

       Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Other than temporary market value declines are recognized in the period in which they are determined. Other changes in market values of debt and equity securities are reflected as unrealized gain or loss directly in stockholders' equity, net of deferred tax, and, accordingly, have no effect on net income. Interest and dividend income are recognized as earned.

       Cash and Cash Equivalents

       For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

       Deferred Policy Acquisition Costs

       Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.

       Property and Equipment

       Property and equipment are recorded at cost. All additions to property and equipment made in 1995 are depreciated based on the straight-line method over their estimated useful lives. Additions made prior to 1995 are depreciated using the declining balance method over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

Notes to Consolidated Financial Statements, Continued (Dollars in thousands)



1.     Nature of Operations and Significant Accounting Policies, continued:

       Losses and Loss Adjustment Expenses

       The liability for losses and loss adjustment expenses includes estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred, but not reported. This liability has not been discounted. The Company's losses and loss adjustment expense liability includes an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate the liability. The liability is established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the liability is adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated liability are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The liability for losses and loss adjustment expenses is reported net of the receivables for salvage and subrogation of approximately $1,622 and $2,242 at December 31, 1995 and 1994, respectively.

       Income Taxes

       During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates result in immediate adjustments to deferred taxes. (See Note 6.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

       Reinsurance

       Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

       Other Income

       Other income consists of finance and service fees paid by policyholders in relation to installment billings.

(Dollars in thousands)



 1.    Nature of Operations and Significant Accounting Policies, continued:

       Recently Issued Accounting Pronouncements:

       In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 31, 1995. The Company intends to adopt SFAS No. 121 in 1996. Based upon management's review and analysis, adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations in 1996.

       Vulnerability from Concentration

       At December 31, 1995, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service,
       (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition, except for the market and geographic concentration described in the following paragraph.

       The Company writes nonstandard automobile insurance primarily in California and Florida. As a result, the Company is always at risk that there could be significant losses arising in certain geographic areas. The Company protects itself from such events by purchasing catastrophe insurance.

       Use of Estimates

       The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

2.     Investments: Investments are summarized as follows:

                                                                          Unrealized                Estimated
                                                 Amortized         ------------------------           Market
December 31, 1994                                  Cost            Gain                Loss            Value
- -----------------                                  ----            ----                ----            -----

Fixed maturities:
     U.S. Treasury securities and
       obligations  of U.S.
       government corporations and           $    25,312             $31              $(767)         $24,576

     Obligations of states and
     political subdivisions                       30,567             380               (680)          30,267

     Corporate securities                         39,969             292             (1,244)          39,017
                                               ---------       ---------          ---------        ---------

           Total fixed maturities                 95,848             703             (2,691)          93,860
                                               ---------       ---------          ---------        ---------
Equity securities:

     Preferred stocks                                713              32                  -              745

     Common stocks                                 5,616           1,201               (422)           6,395
                                               ---------       ---------          ---------        ---------

                                                   6,329           1,233               (422)           7,140

Short-term investments                             5,538               -                  -            5,538

Other investments                                    808               -                  -              808
                                               ---------       ---------          ---------        ---------
           Total investments                    $108,523          $1,936            $(3,113)        $107,346
                                               =========       =========          =========        =========



                                                                          Unrealized                Estimated
                                                 Amortized         ------------------------           Market
December 31, 1995                                  Cost            Gain                Loss            Value
- -----------------                                  ----            ----                ----            -----
Fixed maturities:

     U.S. Treasury securities and
     obligations  of U.S.
           government corporations and           $28,612          $1,057          $         -          $29,669
           agencies

     Obligations of states and
     political subdivisions                       24,595           1,251                  (15)          25,831

     Corporate securities
                                                  41,070           2,988                   (2)          44,056
                                                 -------          ------                -----         --------

           Total fixed maturities                  5,296             (17)              94,277           99,556
                                                 -------          ------                -----         --------
 Equity securities:

     Preferred stocks                                713              25                    -              738

     Common stocks                                 5,193           2,370                 (231)           7,332
                                                 -------          ------                -----         --------
                                                   5,906           2,395                 (231)           8,070


Short-term investments                             8,462               -                    -            8,462

Other investments                                    274               -                    -              274
                                                 -------          ------                -----         --------
           Total investments                    $108,919          $7,691                $(248)        $116,362
                                                 =======          ======                =====         ========

       The amortized cost and estimated market value of fixed maturities at December 31, 1995 and 1994, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:

                                                      1994                             1995
                                           --------------------------       ---------------------------
                                           Amortized       Estimated         Amortized        Estimated
                                             Cost         Fair  Value          Cost          Fair Value
                                           ---------      -----------        ---------       ----------
Maturity:

Due in one year or less                     $5,514         $5,521            $2,508            $2,510

Due after one year through five
years                                       20,403         20,086            31,166            32,164

Due after five years through ten
years                                       33,522         32,550            33,012            35,338

Due after ten years
                                            36,409         35,703            27,591            29,544
                                           -------        -------           -------          --------
      Total                                $95,848        $93,860           $94,277          $ 99,556
                                           =======        =======           =======          ========



Gains and losses realized on sales of investments are as follows:

                                                 1993       1994       1995
                                               ------     ------     ------
Gross gains realized on fixed matur$           $3,040       $779     $1,442

Gross losses realized on fixed maturities          95      1,270        322

Gross gains realized on equity securities         637        694        507

Gross losses realized on equity securities         28        457        256



An analysis of net investment income for the years ended December 31, 1993, 1994, and 1995 follows:

                                            1993       1994       1995
                                          ------     ------     ------
Fixed maturities                          $7,939     $6,691     $6,630

Equity securities                            461        538        603

Short-term investments                       141        106         68
                                          ------     ------     ------
      Total investment income              8,541      7,335      7,301


Investment expenses                          371        311        208
                                          ------     ------     ------
Net investment income                     $8,170     $7,024     $7,093
                                          ------     ------     ------

Investments with an approximate market value of $17,384 and $2,366 (amortized cost of $16,907 and $2,362) as of December 31, 1995 and 1994, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss liabilities on assumed business.

(Dollars in thousands)

 2.    Investments, continued:

       In May 1990, Superior entered into a limited partnership agreement with AMEV Venture Management ("AVM"), an AMEV affiliate. The Limited Partnership, AMEV Venture III, is an investment pool which is managed by AVM as a general partner. The purpose of the pool is to make speculative investments in small business, with the partners sharing in the profits/losses resulting from the pool. Superior committed to an investment of $2,000,000 which is approximately 8% of the total pool. This investment is carried at cost and included in, "other investment." As of May, 1996, the Company had disposed of its remaining interest in this investment.

 3.    Deferred Policy Acquisition Costs:

       Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows:

                                   1993          1994          1995
                                 ------        ------        ------
Balance, beginning of year       $9,174        $8,926        $9,004

Costs deferred during year
                                 23,561        23,029        17,606

Amortization during year
                                (23,809)      (22,951)      (19,036)
                                 ------        ------        ------

Balance, end of year             $8,926        $9,004        $7,574
                                 ======        ======        ======


 4.    Property and Equipment:

       Property and equipment at December 31 are summarized as follows:

                                                           1995
                                            ----------------------------------
                                1994                    Accumulated
                                 Net         Cost       Depreciation       Net
                                 ---         ----       ------------       ---
Office furniture and             $62        $1,099          $723          $376
equipment

Automobiles                        -            20            20             -

Computer equipment               295         1,086           765           321

Leasehold improvements             -             6             6             -
                              ------        ------        ------        ------

                                $357        $2,211        $1,514          $697
                                ====        ======        ======          ====


Accumulated depreciation at December 31, 1994 was $1,370. Depreciation expense related to property and equipment for the years ended December 31, 1995, 1994 and 1993 was $214, $185 and $128, respectively.

(Dollars in thousands)


5.     Unpaid Losses and Loss Adjustment Expenses:

       Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                1993        1994       1995
                                            --------    --------   --------
Balance at January 1                         $57,164     $52,610    $54,577
Less reinsurance recoverables                    361          68      1,099
                                            --------    --------   --------
               Net balance at January 1       56,803      52,542     53,478
                                            --------    --------   --------
Incurred related to:
      Current year                            92,619      91,064     77,266
      Prior years                             (6,717)      1,314     (4,923)
                                            --------    --------   --------

               Total incurred                 85,902      92,378     72,343
                                            --------    --------   --------

Paid related to:
      Current year                            57,929      56,505     48,272
      Prior years                             32,234      34,937     31,424
                                            --------    --------   --------

               Total paid                     90,163      91,442     79,696
                                            --------    --------   --------

               Net balance at December 31     52,542      53,478     46,125


Plus reinsurance recoverables                     68       1,099        987
                                            --------    --------   --------

Balance at December 31                       $52,610     $54,577    $47,112
                                            --------    --------   --------


       The foregoing reconciliation shows that redundancies of $4,923 and $6,717 in the December 31, 1994 and 1992 liabilities, respectively, emerged in the following year. These redundancies resulted from lower than anticipated losses resulting from a change in settlement costs relating to those estimates. The reconciliation shows that a deficiency of $1,314 in the December 31, 1993 liability emerged in the following year. This deficiency resulted from higher than anticipated losses resulting primarily from a change in the settlement cost of loss reported in 1990.

       The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and loss adjustment expenses. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

(Dollars in thousands)



 5.    Unpaid Losses and loss Adjustment Expenses, continued:

       Case liabilities (and costs of related litigation) have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported liabilities have been established to cover additional exposure on both known and unasserted claims. Those liabilities are reviewed and updated continually.

6.     Income Taxes:

       For the year ended December 31, 1995, the Company will file a consolidated federal income tax return with its former subsidiaries owned by Fortis, Inc. An intercompany tax sharing agreement between the Company and its subsidiaries provided that income taxes will be allocated based upon the percentage that each subsidiary's separate return tax liability bears to the total amount of tax liability calculated for all members of the group in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service. A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows:


                                                 1993       1994       1995
                                              -------    -------    -------
 Computed income taxes at statutory rate        $4,743    $(2,896)    $2,024

Dividends received deduction                     (118)       (69)       (53)

Tax-exempt interest                            (1,136)      (866)      (538)

Proration                                         188        140         89

Other                                             304       (109)       127
                                              -------    -------    -------

Income tax expense (benefit)                   $3,981    $(3,800)    $1,649
                                              -------    -------    -------

As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was a benefit of $1,389 and is reflected in the consolidated statement of operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.

(Dollars in thousands)



6.     Income Taxes, continued:

The net deferred tax asset at December 31, 1995 and 1994 is comprised of the following:


                                                           1994           1995
                                                         ------         ------
Deferred tax assets:

      Unpaid losses and loss adjustment expenses         $1,848         $1,454

      Unearned premiums                                   3,122          2,873

      Allowance for doubtful accounts                       109            175

      Unrealized losses on investments                      412              -

      Salvage and subrogation                               694            541

      Other                                                 751            257
                                                         ------         ------
                Net deferred tax asset                    6,936          5,300
                                                         ------         ------

Deferred tax liabilities:                                     -

      Deferred policy acquisition costs                   3,151          2,651

      Unrealized gain on investments                          -          2,605
                                                         ------         ------
                                                          3,151          5,256
                                                         ------         ------
                 Net deferred tax asset                  $3,785            $44
                                                         ======            ===


       The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance was established as of December 31, 1995 or 1994 on the deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets.

       Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.

(Dollars in thousands)



7.     Retirement and Other Employee Benefits:

       As part of the sale of the Company, as described in Note 14, the Company withdrew from all of the plans mentioned below and paid Fortis $557 to assume the related liabilities.

       Superior participated in a non-contributory defined benefit pension plan ("the Pension Plan") administered by Fortis, Inc., covering substantially all employees who were at least 21 years of age and who had one year of service with Superior. The Pension Plan provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The benefits were based on years of service and the employee's compensation during such years of service. The Company's funding policy was to contribute annually at least the amount required to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The net periodic pension cost allocated to Superior under the Pension Plan for 1993, 1994 and 1995 was $206, $186 and $119, respectively. In 1993, pension expense includes a one-time accrual for implementation of SFAS 106 of $81.

       Superior also participated in a contributory profit sharing plan ("the Profit Sharing Plan") sponsored by Fortis, Inc. This Profit Sharing Plan covered all employees with one year of service to the Company and provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The amount expensed for the Profit Sharing Plan for 1993, 1994 and 1995 was $252, $381 and $146, respectively.

       In addition to retirement benefits, the Company participated in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, were available to employees who retired on or after January 1, 1993, at age 55 or older, with 15 or more years of service. Life insurance, on a retiree pay all basis, was available to those who retired on or after January 1, 1993. Both the retiree medical and retiree life programs were implemented in 1993. The Company made contributions to these plans as claims were incurred; no claims were incurred during 1993, 1994 or 1995. In 1993, the NAIC issued new rules that required the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid.

       As required, Superior complied with the new rules beginning in 1995 and elected to record these costs on a prospective basis. The effect of this accounting change on the financial statements of the Company was not material.

(Dollars in thousands)



8. Reinsurance:

The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers. Superior has a casualty excess of loss treaty which covers losses in excess of $100,000 up to a maximum of
$4,000,000. Superior maintains both auto and property catastrophe excess reinsurance. Superior's first automobile casualty excess contains limits of $200,000 excess of $100,000, its second casualty excess contains limits of
$700,000 excess of $300,000 and its third casualty excess has a limit of $4 million excess of $1 million. Further, Superior's first layer of property catastrophe excess reinsurance covers 95% of $500,000 with an annual limit of $1 million and its second layer or property catastrophe excess reinsurance covers 95% of $2 million excess of $1 million with an annual limit of $4 million. The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements. In 1993, 1994 and 1995, 100% of amounts recoverable from reinsurers are with Prudential Re, which maintains an A.M. Best rating of
A. Company management believes amounts recoverable from reinsurers are collectible. Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were $1,099 and $987 as of December 31, 1994 and 1995, respectively. Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows:

                                     Direct    Assumed      Ceded      Net
                                     ------    -------      -----      ---
1993
      Premiums written             $88,877    $26,783       $366     115,294

      Premiums earned               87,618     31,183        665     118,136

      Incurred losses and loss
      adjustment expenses           64,228     21,896        222      85,902

      Commission expenses           13,700      4,570                18,270



1994
      Premiums written             $92,540    $20,366       $391    $112,515

      Premiums earned               89,755     23,437        355     112,837

      Incurred losses and loss
      adjustment expenses           73,181     20,244      1,047      92,378

      Commission expenses           14,165      3,192                 17,357



1995
      Premiums written             $84,840     $9,916       $686     $94,070

      Premiums earned               84,641     13,592        619      97,614

      Incurred losses and loss
      adjustment expenses           63,462      8,777       (104)     72,343

      Commission expenses           12,314      1,324                 13,638

  9.     Related-Party Transactions:

The Company and its subsidiaries have entered into transactions with various related parties including transactions with its affiliated companies and Fortis, Inc. The following transactions occurred with related parties in the years ended December 31, 1993, 1994, and 1995:

                                                    1993       1994       1995
                                                  ------     ------     ------
Management fees charged by Fortis                   $832       $842       $729

Reinsurance with affiliated companies, net:

      Assumed premiums earned                      8,321      9,092      7,786

      Assumed losses and loss adjustment
      expenses incurred                            8,480      6,266      5,847

      Assumed commissions                          1,337      1,755      1,112



10.    Effects of Statutory Accounting Practices and Dividend Restrictions:

       Under state of Florida insurance regulations, the maximum amount of dividends Superior, Superior American and Superior Guaranty can pay to their stockholders without prior approval of the Insurance Commissioner of the State of Florida is limited. The maximum amount of dividends which Superior can pay to its stockholders during 1996 is approximately $4,900. The maximum amount of dividends which Superior American can pay to its stockholder during 1996 is approximately $320. The maximum amount of dividends which Superior Guaranty can pay to its stockholder during 1996 is approximately $277.

11.    Regulatory Matters:

       Superior, Superior American and Superior Guaranty, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance ("FDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Superior, Superior American and Superior Guaranty utilize no significant permitted practices.

(Dollars in thousands)


11.    Regulatory Matters, continued:

The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC.
Generally, a Ratio in excess of 200% of authorized control level RBC (the "company action level") requires no corrective actions by Superior, Superior American, Superior Guaranty, or regulators. As of December 31, 1995, all three company's RBC level were in excess of the company action level.

12.    Leases:

       The Company has certain commitments under long-term operating leases for its home and sales offices. Rental expense under these commitments was $800, $483 and $1,012 for 1993, 1994 and 1995, respectively. Future minimum lease payments required under these noncancelable operating leases are as follows:



       1996                                        $  948
       1997                                           921
       1998                                           440
       1999                                           350
       2000 and thereafter                             58
                                                   ------
                  Total                            $2,717
                                                   ======

(Dollars in thousands)

13.    Contingencies:

       The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the Company and its subsidiaries.
       These actions were considered by the Company in establishing its loss liabilities. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

       The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

14.    Subsequent Event (unaudited):

       On May 1, 1996, the Symons International Group Incorporated entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGS Management Holdings, Inc. ("GGS Holdings") to be owned 52% by Symons and 48% by investment funds associated with Goldman, Sachs & Co.

       In connection with the above transaction, GGS Holdings acquired all of the outstanding shares of common stock of the Company and its wholly owned subsidiaries, Superior American and Superior Guaranty, for cash of $65,057.

       The purchase of the Company shall be accounted for in accordance with the purchase method of accounting.

[LEFT COLUMN OF BACK COVER]
================================================================================
No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof.

                             ----------------------

                                TABLE OF CONTENTS
                                                                  Page
Available Information                                               2
Organizational Structure of SIG and
   Its Principal Subsidiaries                                       3
Prospectus Summary                                                  4
Risk Factors                                                        9
The Company                                                        18
Use of Proceeds                                                    20
Dividend Policy                                                    20
Dilution                                                           21
Capitalization                                                     22
Unaudited Pro Forma Consolidated
   Financial Statements                                            23
Selected Consolidated Historical Financial
   Data of Symons International Group, Inc.                        30
Management's Discussion and
    Analysis of Financial
   Condition and Results
   of Operations of the Company                                    32
Selected Consolidated Historical Financial
   Data of Superior Insurance Company                              43
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations of Superior                                          44
Business                                                           48
Management                                                         73
Certain Relationships and
   Related Transactions                                            81
Securities Ownership of
   Management and Goran                                            89
Description of Capital Stock                                       91
Shares Eligible for Future Sale                                    93
Underwriting                                                       94
Legal Matters                                                      95
Experts                                                            95
Glossary of Selected Insurance
    and Certain Defined Terms                                      96
Index to Financial Statements                                      F-1

                             ----------------------

Until , 1996, all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

[RIGHT COLUMN, BACK COVER]
================================================================================
                                3,000,000 Shares







                              SYMONS INTERNATIONAL
                                   GROUP, INC.





                                  Common Stock





                                   ----------
                                   PROSPECTUS
                                   ----------








                                  Advest, Inc.

                             Mesirow Financial, Inc.









                                     , 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution (1).
              Blue Sky Legal Services and Registration Fees        $
              Nasdaq Listing Fee
              NASD Fee                                                 4,640
              Securities and Exchange Commission Registration Fee     14,276
              Legal Services and Disbursements - Issuer's counsel
              Auditing and Accounting Services
              Transfer Agent Fee
              Printing and engraving costs
              Postage
              Other expenses
                  TOTAL (2)                                        $

(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

(2) All the above items, except the SEC Registration Fee, Nasdaq Listing Fee and NASD Fee, are estimated.


Item 14.      Indemnification of Directors and Officers.

     Chapter 37 of the Indiana Business Corporation Law, as amended (the "ICBL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against liabilities and expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. The idemnification rights provided by the Registrant's articles of incorporation and by-laws provide the maximum indemnification protection available under law to the directors and officers of the Registrant. Directors, officers employees or agents of the Registrant who also are directors, officers, employees or agents of Goran receive similar indemnification protection under Goran's by-laws. In addition, Goran carries directors and officers insurance policies.

     Pursuant to the provisions of the Underwriting Agreement among the Registrant, Goran and the Underwriters, the Underwriters severally agree to indemnify the Registrant, its directors, its officers who signed the Registration Statement and its controlling persons against any and all loss, liability, claim, damage or expense, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement and prospectus (or any amendment thereto), including filings made under Rule 430A and Rule 434 of the Securities Act of 1933, if applicable, or any preliminary prospectus (or any amendment and supplement thereto) (collectively, the "Documents") in reliance upon and in conformity with written information furnished to the Registrant by such Underwriter through Advest, Inc. or Mesirow Financial, Inc. expressly for use in the Documents.

Item 15.      Recent Sales of Unregistered Securities.

     The Registrant was incorporated on March 30, 1987. The Registrant is a wholly-owned, direct subsidiary of Goran Capital Inc. ("Goran") and will remain so until consummation of the Offering. The original issuance of 1,000 shares of Common Stock to Goran upon the Registrant's incorporation did not involve any public offering and was exempt from registration under section 4(2) of the Securities Act of 1933, as amended ("Securities Act").

     Effective immediately upon the filing of the Restated Articles of Incorporation of the Registrant with the Secretary of State of the State of Indiana on July ___, 1996, the Board of Directors of the Registrant declared a 7,000-to-1 stock split whereby each outstanding share of Common Stock will be converted into 7,000 shares of Common Stock, such stock split to be payable to Goran as the Registrant's sole shareholder immediately prior to consummation of the Offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.

(b) The following financial statement schedules of the Registrant are included in the Registration Statement beginning on page S-5:

         Schedule I  -- Summary  of  Investments  - Other  than  Investments  in
                        Related Parties

         Schedule II -- Condensed Financial Information of Registrant

         Schedule IV -- Reinsurance

         Schedule V  -- Valuation and Qualifying Accounts

         Schedule VI -- Supplemental  Information  Concerning  Property-Casualty
                        Insurance Operations

Item 17.      Undertakings.

         (1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3)  The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 29, 1996.

                                          SYMONS INTERNATIONAL GROUP, INC.





                                          By  /s/ Alan G. Symons
                                              Alan G. Symons,
                                              Chief Executive Officer


     Each person whose signature appears below hereby severally constitutes and appoints Alan G. Symons and Douglas H. Symons, and each of them, as attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                        Title                      Date
- --------------------------------------------------------------------------------
(1)  Principal
     Executive Officer:


     /s/ Alan G. Symons           Chief Executive Officer  )
     Alan G. Symons                                         )
                                                            )
                                                            )
                                                            )
(2)  Principal Financial                                    )
     and Accounting Officer:                                )
                                                            )
                                                            )
     /s/ Gary P. Hutchcraft        Vice President           )
     Gary P. Hutchcraft            Chief Financial Officer  )
                                                            )
                                                            )
                                                            )
(3)  The Board of Directors:                                )   July 29, 1996
                                                            )
                                                            )
     /s/ G. Gordon Symons          Director                 )
     G. Gordon Symons                                       )
                                                            )
                                                            )
     /s/ Alan G. Symons            Director                 )
     Alan G. Symons                                         )
                                                            )

                                                            )
     /s/ Douglas H. Symons         Director                 )
     Douglas H. Symons                                      )
                                                            )
                                                            )
     /s/ John J. McKeating         Director                 )
     John J. McKeating                                      )
                                                            )   July 29 1996
                                                            )
                                   Director                 )
     Robert C. Whiting                                      )
                                                            )
                                                            )
     /s/ James G. Torrance         Director                 )
     James G. Torrance                                      )
                                                            )
                                                            )
     /s/ David R. Doyle            Director                 )
     David R. Doyle                                         )
                                                            )
                                                            )

SYMONS INTERNATIONAL GROUP, INC. - CONSOLIDATED
SCHEDULE I
SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES As at December 31, 1995
(in thousands)

                                                                            Estimated
                                                                             Market          Amount on
Type of Investment                                          Cost              Value        Balance Sheet
- ------------------                                          ----              -----        -------------
Fixed maturities:
   Bonds:
     Government and government agencies..............      $10,978           $11,040           $11,040
     States and municipalities.......................        1,142             1,198             1,198
     Public utilities................................          328               328               328
     All other corporate bonds.......................          364               365               365
   Redeemable preferred stock........................          ---               ---               ---
       Total fixed maturities........................       12,812            12,931            12,931

Equity securities:
   Common stocks.....................................        4,318             4,134             4,134
   Preferred stocks..................................          100                97                97
       Total equity securities.......................        4,418             4,231             4,231

   Mortgage loans on real estate.....................        2,920             2,920             2,920
   Real Estate.......................................          487               487               487
   Other long-term investments.......................           50                50                50
   Short-term investments............................        5,283             5,283             5,283
       Total investments.............................      $25,970           $25,970           $25,902
                                                           =======           =======           =======

SYMONS INTERNATIONAL GROUP, INC. - CONSOLIDATED
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
As at December 31, 1995
(in thousands)

                                                      1994            1995
                                                    -------         -------
ASSETS
Assets:
Investments in and advances to related parties       $13,306         $18,589
Cash and cash equivalents                                  0               0
Deferred income taxes                                      0              52
Property and equipment                                   194             337
Other                                                    274              57
                                                     -------         -------
Intangible Assets                                         88               0
   Total Assets                                       13,862          19,035
                                                     =======         =======

LIABILITIES AND STOCKHOLDERS EQUITY

Liabilities:
Payables to affiliates                                $7,870          $8,671
Federal income tax payable                               176               0
Line of credit and notes payable                       1,250               0
Other                                                    311             829
                                                     -------         -------
Total Liabilities                                      9,607           9,500
                                                     -------         -------
Stockholder's equity:
Common Stock, no par, 7,000,000 shares
   authorized, issued and outstanding                  1,000           1,000
Additional paid-in capital                             3,130           3,130
Unrealized loss on investments(net of
   deferred taxes of
   -$260 in 1994, and $23 in 1995)                     (504)            (45)
Retained Earnings                                        629           5,450
                                                     -------         -------
Total Stockholders equity                              4,255           9,535
                                                     -------         -------
Total liabilities and stockholders equity            $13,862         $19,035
                                                     =======         =======

SYMONS INTERNATIONAL GROUP, INC. - CONSOLIDATED
SCHEDULE II (Continued)
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
For the years ended December 31, 1993, 1994 and 1995
(in thousands)


                                                1993     1994      1995
                                              -------  --------  --------
Net investment income                             20        37     1,522
Net realized investment gains/(losses)          (189)       (8)        0
Other income / (expenses)                      9,062     8,533     7,574
                                              ------    ------    ------
         Total revenue                         8,893     8,562     9,096
                                              ------    ------    ------
Expenses:
Policy acquisition and general and
     administrative expenses                   7,935     7,528     7,891
Interest expense                                 763       874       621
                                              ------    ------    ------
         Total expenses                        8,698     8,402     8,512
                                              ------    ------    ------
Income before taxes & minority interest          195       160       584

Provision for income taxes
   Current                                       220       176       293
   Prior Yr                                       76       (70)        0
                                              ------    ------    ------
Provision for income taxes                       296       106       293
                                              ------    ------    ------
Net income before equity in net
   income of subsidiaries                       (101)       54       291

Equity in net income of subsidiaries            (222)    2,063     4,530

Net income for the period                       (323)    2,117     4,821
                                              ======    ======    ======

SYMONS INTERNATIONAL GROUP, INC. - CONSOLIDATED
SCHEDULE II (Continued)
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
For the years ended December 31, 1993, 1994 and 1995
(in thousands)


                                                        1993     1994      1995
                                                        ----     ----      ----
NET INCOME                                             (323)    2,117     4,821

CASH FLOWS FROM OPERATING ACTIVITIES:
ADJUSTMENTS TO RECONCILE NET CASH PROVIDED
   (USED IN) OPERATIONS:
     EQUITY IN NET INCOME OF SUBSIDIARIES               222    (2,063)   (4,530)
     DEPRECIATION OF PROPERTY & EQUIPMENT                83        91        37
     NET REALIZED CAPITAL LOSS                            0         8       (52)
     AMORTIZATION OF INTANGIBLE ASSETS                  252       169        88
NET CHANGES IN OPERATING ASSETS AND LIABILITIES:
     FEDERAL INCOME TAXES RECOVERABLE (PAYABLE)        (122)      206      (176)
     OTHER ASSETS                                      (120)      (70)      216
     OTHER LIABILITIES                                  214    (1,060)      518
                                                     ------    ------    ------
NET CASH PROVIDED FROM (USED IN) OPERATIONS             206      (602)      922

CASH FLOW PROVIDED (USED IN) INVESTING ACTIVITIES:
PURCHASE OF PROPERTY AND EQUIPMENT                      (27)      (58)     (179)

NET CASH PROVIDED (USED IN) INVESTING ACTIVITIES        (27)      (58)     (179)
                                                     ------    ------    ------
CASH FLOWS PROVIDED FROM (USED IN)
   FINANCING ACTIVITIES:
REPAYMENT OF LOANS                                   (2,000)   (1,750)   (1,250)
 CONTRIBUTED CAPITAL                                  1,600         0         0
LOANS FROM RELATED PARTIES                              200     2,410       507
                                                     ------    ------    ------
NET CASH PROVIDED (USED IN) FINANCING ACTIVITIES       (200)      660      (743)
                                                     ------    ------    ------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS        (21)        0         0
                                                     ------    ------    ------
CASH AND CASH EQUIVALENTS - beginning of year            21         0         0
                                                     ------    ------    ------
CASH AND CASH EQUIVALENTS - end of year                   0         0         0
                                                     ======    ======    ======

SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES
SCHEDULE IV -- REINSURANCE
For the Years Ended December 31, 1995, 1994 and 1993
(in thousands)

                                                                                                       Percentage
                                                          Assumed             Ceded                     of Amount
                                            Direct      from Other          to Other          Net        Assumed
                                            Amount       Companies          Companies       Amount       to Net
Property and liability
   insurance premiums:

Year ended December 31, 1995............   $123,381         $1,253         $71,187          $53,447         2.3%

Year ended December 31, 1994............    102,178            956          67,995           35,139         2.7%

Year ended December 31, 1993............     88,847             89          57,176           31,760         0.3%

SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES
SCHEDULE V -- VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 1995, 1994 and 1993
(in thousands)


                                                            Additions
                                               ---------------------------------
                             Balance at         Charged to             Charged to    Deductions         Balance
                             Beginning          Costs and              Other         from               at End
Description                  of Period          Expenses               Accounts      Reserves           of Period
- -----------                  ---------           --------              --------      --------           ---------
Year Ended
December 31, 1993

Allowance for
   doubtful accounts             $345           $1,397                    -           $563    (1)         $1,179

Year Ended
December 31, 1994

Allowance for
   doubtful accounts            1,179             (86)                    -           (116)   (1)          1,209

Year Ended
December 31, 1995

Allowance for
   doubtful accounts            1,209           2,523                     -          2,805    (1)           927

- ----------
(1)   Uncollectible accounts written off, net of recoveries.


                                      S-10

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES
                SCHEDULE VI - SUPPLEMENTAL INFORMATION CONCERNING
                    PROPERTY - CASUALTY INSURANCE OPERATIONS
              For the Years Ended December 31, 1995, 1994 and 1993
                                 (in thousands)



                                               Reserves                                                  Losses and Loss
                                Deferred      for Losses                                               Adjustment Expenses
                                 Policy        and Loss                                    Net         Incurred Related to
                               Acquisition    Adjustment      Unearned     Earned      Investment      Current       Prior
                                  Costs        Expenses       Premiums    Premiums       Income         Years        Years
Year Ended
   December 31, 1995.........    $2,379         $59,421        $17,497     $49,641       $1,173        $36,184         $787
Year Ended
   December 31, 1994.........     1,479          29,269         14,416      32,126        1,241         26,268          202
Year Ended
   December 31, 1993.........                                               31,428        1,489         23,931        1,149



                                  Amortization          Paid
                                   of Deferred         Losses
                                     Policy           and Loss
                                   Acquisition       Adjustment     Premiums
                                      Costs           Expenses       Written
Year Ended
   December 31, 1995.........        $7,150           $31,075       $124,634
Year Ended
   December 31, 1994.........         4,852            26,995        103,134
Year Ended
   December 31, 1993.........         8,962            27,109         88,936

Note: All amounts in the above table are net of the effects of reinsurance and related commission income, except for net investment income regarding which reinsurance is not applicable, premiums written, liabilities for losses and loss adjustment expenses, and unearned premiums which are stated on a gross basis.

                                  EXHIBIT INDEX

Exhibit No.                 Description                                     Page
1.1       Form of Underwriting Agreement, dated _____, 1996,                 **
          among the Registrant, Goran Capital Inc., Advest, Inc.
          and Mesirow Financial, Inc.

3.1       Registrant's Restated Articles of Incorporation.                 ----

3.2       Registrant's Restated Code of Bylaws.                            ----

4.1       Article V - "Number, Terms and Voting Rights of Shares"
          of  the  Registrant's   Restated  Articles  of  Incorporation,
          incorporated by reference to the Registrant's Articles of Incorporation filed hereunder as Exhibit 3.1.

4.2       Article I - "Shareholders" and Article VI -
          "Stock Certificates, Transfer of Shares, Stock Records" of the Registrant's Restated Code of Bylaws, incorporated by reference to the Registrant's Restated
          Code of Bylaws filed hereunder as Exhibit 3.2

5         Opinion of Barnes & Thornburg re legality of the securities         **
          being registered.

10.1      Stock Purchase Agreement among Goran Capital Inc.,                   *
          Registrant, Fortis, Inc. and Interfinancial, Inc.
          dated January 31, 1996.

10.2      Stock Purchase Agreement among GGS Management                        *
          Holdings, Inc., GS Capital Partners II, L.P.,
          Goran Capital Inc. and Registrant
          dated January 31, 1996.

10.3      Stockholder Agreement among GGS Management Holdings, Inc.,           *
          GS Capital Partners II, L.P., Registrant and Goran Capital
          Inc. dated April 30, 1996.

10.4      Registration Rights Agreement among GGS Management                   *
          Holdings, Inc., GS Capital Partners II, L.P., Goran
          Capital Inc. and Registrant dated April 30, 1996.

10.5      Management Agreement among Superior Insurance Company,            ----
          Superior American Insurance Company, Superior Guaranty
          Insurance Company and GGS Management, Inc. dated
          April 30, 1996.

10.6      Management Agreement between Pafco General Insurance              ----
          Company and Registrant dated May 1, 1987, as assigned to GGS Management, Inc. effective April 30, 1996.

10.7      Administration  Agreement  between IGF  Insurance                 ----
          Company and Registrant dated February 26, 1990, as amended.

10.8      Agreement  between IGF  Insurance                                 ----
          Company and Registrant dated November 1, 1990.

10.9      Subordinated Promissory Note of IGF Holdings, Inc.                  **
          dated April 29, 1996.

10.10(1)  Promissory Note of IGF Holdings, Inc.                               **
          dated April 29, 1996.

10.10(2)  Commercial Guaranty of Symons International Group, Ltd. dated       **
          April 29, 1996.

10.10(3)  Intercreditor and Subordination Agreement between                   **
          IGF Holdings, Inc. and Union Federal Savings Bank of
          Indianapolis dated April 29, 1996.

10.10(4)  Pledge Agreement between IGF Holdings, Inc.                         **
          and Union Federal Savings Bank of Indianapolis dated April 29, 1996.

10.10(5)  Pledge Agreement between IGF Holdings, Inc. and Pafco General       **
          Insurance Company dated April 29, 1996.

10.11(1)  Credit Agreement between GGS Management, Inc.,                       *
          various Lenders and The Chase Manhattan Bank (National
          Association), as Administrative Agent, dated April 30, 1996.

10.11(2)  Pledge Agreement between GGS Management Holdings, Inc.              **
          and Chase Manhattan Bank., N.A. dated April 30, 1996.

10.11(3)  Pledge Agreement between GGS Management, Inc. and Chase             **
          Manhattan Bank., N.A. dated April 30, 1996.

10.12(1)  Promissory Note of Registrant to Goran Capital Inc.                 **

10.12(2)  Promissory Note of Registrant to Granite                            **
          Reinsurance Company Ltd.

10.13     Registration Rights Agreement between Goran
          Capital, Inc. and Registrant dated ____________.                    **


10.14(1)  License, Improvement and Support Agreement                          **
          between Tritech Financial Systems, Inc. and Registrant dated August 30, 1995.

10.14(2)  License of Computer Software between Tritech Financial              **
          Systems, Inc. and Registrant dated August 30, 1995.

10.15(1)  Agreement among Cliffstan Investments, Inc.,                        **
          Pafco General Insurance Company and Gage North
          Holdings, Inc. dated September 1, 1989.

10.15(2)  Purchase of Promissory Note and Assignment of                       **
          Security Agreement between Pafco General Insurance
          Company and Granite Reinsurance
          Company, Ltd., dated September 30, 1992.

10.15(3)  Guarantee of Alan G. Symons dated April 22, 1994.                   **

10.15 (4) Share Pledge Agreement between Symons                               **
          International Group, Ltd., and Pafco General
          Insurance Company dated April 22, 1994.

10.16(1)  Employment Agreement between GGS Management Holdings, Inc.          **
          and Alan G. Symons dated _________.

10.16(2)  Employment Agreement between GGS Management Holdings, Inc.          **
          and Douglas H. Symons dated __________.

10.17(1)  Employment Agreement between IGF Insurance Company and              **
          Dennis G. Daggett effective February 1, 1996.

10.17(2)  Employment Agreement between IGF Insurance Company and              **
          Thomas F. Gowdy effective February 1, 1996.

10.18     Employment Agreement between Superior Insurance Company             **
          and Roger C. Sullivan, Jr. dated ________.

10.19     Employment Agreement between Goran Capital, Inc. and                **
          Gary P. Hutchcraft dated ___________.

10.20     Goran Capital, Inc. Stock Option Plan.                              **

10.21     GGS Management Holdings, Inc. 1996 Stock Option Plan.               **

10.22     Registrant's Stock Option Incentive Plan.                           **

10.23     Registrant's Director Option Plan.                                  **

10.24     Registrant's Retirement Savings Plan.                               **

10.25     Insurance Service Agreement between Mutual Service Casualty         **
          Company and IGF Insurance Company dated May 20, 1996

10.26     Amended and Restated Trust Indenture between Goran                  **
          Capital Inc. and Montreal Trust Company of Canada dated
          December 29, 1992.

10.27     Reinsurance Agreements by and between                               **
          Registrant and Affiliates.

21        Subsidiaries of the Registrant.                                   ----

23.1      Consent of Coopers & Lybrand L.L.P.                               ----

23.2      Consent of Barnes & Thornburg (contained in Exhibit 5).

24 Power of Attorney (included on page S-3 of the Registration Statement).

27        Financial Data Schedules (to be filed electronically).              **

28        Information from Reports Furnished to State                         **
          Insurance Regulatory Authorities.

- ----------
* Incorporated by reference as an Exhibit to the Current Report on Form 8-K of Goran Capital Inc. originally filed as of May 14, 1996 and amended as of July 15, 1996.

**       To be filed by amendment.